                                                     Registration No. 333-76444

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                         MARSHALL & ILSLEY CORPORATION
            (exact name of Registrant as specified in its charter)

                               -----------------

            Wisconsin                         6021                 39-0968604
  (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization) Classification Code Number)  Identification No.)

                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                (414) 765-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 J.B. Wigdale
                             Chairman of the Board
                         Marshall & Ilsley Corporation
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                (414) 765-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                         Copies of communications to:

               Randall J. Erickson            Lynn M. Gardin
               Godfrey & Kahn, S.C.      Fredrikson & Byron, P.A.
              780 North Water Street    1100 International Centre
            Milwaukee, Wisconsin 53202    900 Second Ave. South
                  (414) 273-3500       Minneapolis, Minnesota 55402
                                              (612) 347-7000

                               -----------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



                 Subject To Completion, Dated January 18, 2002


Proxy Statement/Prospectus


               Proxy Statement for Richfield State Agency, Inc.
                                Special Meeting

                               -----------------

                  Prospectus of Marshall & Ilsley Corporation

                               -----------------

   The boards of directors of Marshall & Ilsley Corporation and Richfield State Agency, Inc. have agreed that Richfield State Agency will merge with and into Marshall & Ilsley, with Marshall & Ilsley being the surviving corporation. If the merger is completed, each share of Richfield State Agency common stock will be converted into shares of Marshall & Ilsley common stock, although Richfield State Agency shareholders may elect to receive cash for their shares, up to an aggregate amount of $20 million. We will determine the exact exchange ratio with a formula based on the average trading price of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to the merger. The exchange ratio is intended to provide a value of approximately $1,865 per share of Richfield State Agency common stock. Cash will be paid in lieu of issuing fractional shares.


   Based on the $62.61 average price per share of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to January 16, 2002, the exchange ratio would equal 29.798 shares of Marshall & Ilsley common stock for each share of your Richfield State Agency common stock.



   The merger cannot be completed unless the shareholders of Richfield State Agency approve the merger and the agreement and plan of merger, including the form of plan of merger constituting a part thereof. Richfield State Agency has scheduled a special meeting on February 22, 2002 for you to vote on these matters. The approval of Marshall & Ilsley's shareholders is not required.


   The board of directors of Richfield State Agency unanimously recommends that the holders of Richfield State Agency common stock vote "FOR" approval of the merger and the agreement and plan of merger, including the form of plan of merger constituting a part thereof.


   Whether or not you plan to attend the special meeting on February 22, 2002, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Your vote is very important.


   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI." Richfield State Agency common stock is not registered on a national securities exchange or quoted on the Nasdaq Stock Market.

                               -----------------

    For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 14.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

                               -----------------

   The shares of Marshall & Ilsley common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

                               -----------------


   The date of this proxy statement / prospectus is January 18, 2002 and is being first mailed to Richfield State Agency shareholders on or about January 22, 2002.


   This document incorporates by reference important business information and financial information about Marshall & Ilsley that is not included in or delivered with this document. See "Where You Can Find More Information" on page 55 of the document for a list of documents that Marshall & Ilsley has incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to:

                        Shareholder/Investor Relations
                         Marshall & Ilsley Corporation
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                (414) 765-7817


  To obtain documents in time for the special meeting, your request should be received by February 15, 2002.

                         Richfield State Agency, Inc.
                           6625 Lyndale Avenue South
                        Richfield, Minnesota 55423-2389

                               -----------------

                   Notice of Special Meeting of Shareholders

                        To be held on February 22, 2002


                               -----------------

To the Shareholders of Richfield State Agency, Inc.:


   Please take notice that the board of directors of Richfield State Agency, Inc. has called a special meeting of shareholders. The special meeting will be held on Friday, February 22, 2002 at 10:00 a.m., Minneapolis time, at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota.


   The purposes of the meeting are the following:

      1. To vote on a proposal to approve the agreement and plan of merger dated November 18, 2001 by and between Marshall & Ilsley Corporation and Richfield State Agency, Inc., including the form of plan of merger constituting a part thereof, and the merger of Richfield State Agency, Inc. with and into Marshall & Ilsley Corporation contemplated by that agreement; and

      2. To transact any other business that may properly come before the meeting and any adjournment or postponement thereof.


   Only Richfield State Agency shareholders of record on January 14, 2002 will be entitled to vote at the special meeting or any adjournments or postponements thereof.


   By approving proposal one, Richfield State Agency shareholders are approving the agreement and plan of merger, the form of plan of merger, and the transactions contemplated by that agreement and plan of merger, including the merger of Richfield State Agency with and into Marshall & Ilsley.

   As described on pages 26 through 28 of this document under the caption "The Merger--Dissenters' Rights," under Minnesota law, Richfield State Agency shareholders may assert dissenters' rights in connection with the merger and receive in cash the fair value of their shares of Richfield State Agency common stock. A copy of the Minnesota dissenters' rights statute is included in this document as Appendix C.

   A proxy card for the special meeting is enclosed herewith. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger, the agreement and plan of merger, and the form of plan of merger. If you fail to return your proxy card, the effect will be the same as a vote against the merger, the agreement and plan of merger, and the form of plan of merger. You may still vote in person at the meeting even if you have previously returned your proxy card, so long as you revoke your proxy.

                                          By order of the board of directors:

                                          RICHFIELD STATE AGENCY, INC.

                                                   /S/  MARVEL THORNE
                                          By: _______________________________
                                                       Marvel Thorne,
                                                         Secretary

January 18, 2002

                               TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
SUMMARY..........................................................................................   4
   The Companies.................................................................................   4
   The Merger....................................................................................   4
   Merger Consideration..........................................................................   4
   Holders of Richfield State Agency Common Stock will Receive Marshall & Ilsley Common Stock in
     the Merger..................................................................................   4
   Electing to Receive Cash in Exchange for Shares of Richfield State Agency Common Stock........   5
   No Fractional Shares will be Issued...........................................................   5
   Material Federal Income Tax Consequences of the Merger........................................   5
   Reasons for the Merger........................................................................   5
   Recommendation to Richfield State Agency Shareholders.........................................   6
   The Special Meeting...........................................................................   6
   Vote Required.................................................................................   6
   Action by Marshall & Ilsley Shareholders Not Required.........................................   6
   Regulatory Approvals..........................................................................   6
   Dissenters' Rights Available..................................................................   6
   Share Information and Market Prices for Marshall & Ilsley Common Stock........................   8
   Price Range of Common Stock and Dividends.....................................................   9
   Comparison of Unaudited Per Share Data........................................................  10
   Selected Historical Financial Data of Marshall & Ilsley.......................................  12
   Selected Historical Financial Data of Richfield State Agency..................................  13
RISK FACTORS.....................................................................................  14
FORWARD-LOOKING STATEMENTS.......................................................................  16
SPECIAL MEETING OF RICHFIELD STATE AGENCY SHAREHOLDERS...........................................  16
   Purpose of the Meeting........................................................................  16
   Record Date...................................................................................  17
   Required Vote.................................................................................  17
   Proxies.......................................................................................  17
   Solicitation of Proxies.......................................................................  17
THE MERGER.......................................................................................  18
   Structure of the Merger.......................................................................  18
   Background of the Merger......................................................................  18
   Management and Operations after the Merger....................................................  18
   Merger Consideration..........................................................................  18
   No Fractional Shares..........................................................................  19
   Effective Time of the Merger..................................................................  19
   Exchange of Certificates......................................................................  19
   Interests of Certain Persons..................................................................  20
   Recommendation of the Richfield State Agency Board of Directors and Reasons for the Merger....  21
   Marshall & Ilsley's Reasons for the Merger....................................................  21
   Material Federal Income Tax Consequences......................................................  22
   Regulatory Approvals..........................................................................  24
   Accounting Treatment..........................................................................  25
   Resales of Marshall & Ilsley Common Stock.....................................................  25
   Dissenters' Rights............................................................................  26
TERMS OF THE MERGER AGREEMENT....................................................................  29
   Representations and Warranties................................................................  29
   Conduct of Business Pending the Merger........................................................  30
   No Solicitation of Transactions...............................................................  31

                                                              Page
                                                              ----
                Employee Benefit Matters.....................  32
                Conditions to Completion of the Merger.......  33
                Termination of the Merger Agreement..........  34
                Waiver and Amendment of the Merger Agreement.  34
                Shareholder Voting Agreement.................  34
             MARSHALL & ILSLEY CORPORATION...................  36
                Description of Business......................  36
                Recent Developments..........................  37
                Additional Information.......................  37
             RICHFIELD STATE AGENCY, INC.....................  37
                Description of Business......................  37
             COMPARATIVE RIGHTS OF SHAREHOLDERS..............  38
             SHAREHOLDER PROPOSALS...........................  55
             LEGAL MATTERS...................................  55
             EXPERTS.........................................  55
             WHERE YOU CAN FIND MORE INFORMATION.............  55

APPENDICES:

Appendix A  Agreement and Plan of Merger

Appendix B  Plan of Merger

Appendix C  Minnesota Dissenters' Rights Statute

Appendix D  Richfield State Agency, Inc. and Subsidiaries Financial Statements and Management's
            Discussion and Analysis of Financial Condition and Results of Operations

           QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q. What is the purpose of this document?

A. This document serves as both a proxy statement of Richfield State Agency and prospectus of Marshall & Ilsley for the issuance of its common stock in the merger. As a proxy statement, this document is being provided to you by Richfield State Agency because Richfield State Agency's board of directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of Richfield State Agency with and into Marshall & Ilsley. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the form of plan of merger constituting a part thereof, a copy of which is included in this document as Appendix B.
   As a prospectus, this document is being provided to you by Marshall & Ilsley because Marshall & Ilsley is offering shares of its common stock in exchange for your shares of Richfield State Agency common stock in connection with the merger.

Q. Why do Richfield State Agency and Marshall & Ilsley want to merge?

A. The Richfield State Agency board of directors believes the merger is consistent with Richfield State Agency's goal of achieving superior shareholder returns and will create a more competitive company better able to serve its customers. The Marshall & Ilsley board of directors believes the merger will enable Marshall & Ilsley to expand its operations in the Minneapolis, Minnesota area and strengthen its banking franchise through Richfield State Agency's strong commercial and retail banking presence in the Minneapolis area.

Q. What is the total consideration that Marshall & Ilsley will pay in connection with the merger?

A. The total consideration for the merger will be $157,000,000, subject to adjustment as follows:

   . the merger consideration will be increased by $60,000 for each month or portion thereof, beginning March 2, 2002 and until the day prior to the effective time of the merger, and

   . the merger consideration will be increased by a maximum amount of $700,000 for reductions, if any, prior to the effective time of the merger in the prepayment premium on a promissory note previously issued by Richfield State Agency.

Q. What will I receive for my Richfield State Agency shares of common stock?

A. You will receive shares of Marshall & Ilsley common stock with a total value of approximately $1,865 for each share of Richfield State Agency common stock you own at the effective time of the merger, which is subject to increase if the total merger consideration is increased as described above. The exact number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of Richfield State Agency common stock will be determined at the time of the merger based on the average trading price of Marshall & Ilsley common stock during a measurement period of 20 trading days up to and including the third trading day before the merger. Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you.

   You may elect to receive cash in exchange for some or all of your shares of Richfield State Agency common stock. If you make such an election, then the cash amount you will receive for each share of your Richfield State Agency common stock will be an amount equal to approximately $1,865, subject to adjustment for any increases in the total merger consideration described above. If you make such an election and if the amount of cash that holders of shares of Richfield State Agency common stock elect to receive in exchange for their shares exceeds a total of $20,000,000, the amount of cash that you will receive for each share will be subject to a pro rata reduction, and you will receive a number of shares of Marshall & Ilsley common stock with a value equal to the amount of that reduction.

   Each previously issued and outstanding share of Marshall & Ilsley common stock will remain issued and outstanding and will not be converted or exchanged in the merger.

Q. How do I elect to receive cash for my shares?


A. A form of election has been included with this proxy statement/prospectus. You may elect to receive cash for your shares of Richfield State Agency common stock by completing and signing the enclosed form of election and submitting it as instructed by the election deadline which is 5:00 p.m., Minneapolis time, on Thursday, February 21, 2002. If you have made an election to receive cash for your shares, you may at any time change or withdraw your election by written notice as instructed prior to the election deadline. If you do not submit a properly completed and signed form of election prior to the election deadline, then your shares will be converted into the right to receive Marshall & Ilsley common stock at the effective time.


Q. When do you expect the merger to be completed?

A. We hope to complete the merger as soon as possible after Richfield State Agency's special meeting of shareholders, assuming the required shareholder approval is obtained, together with federal regulatory approval and the satisfaction of other closing conditions.

Q. When and where will the special meeting take place?


A. Richfield State Agency's special meeting of shareholders will be held at 10:00 a.m., Minneapolis time, on Friday, February 22, 2002, at the offices of Fredrikson & Byron P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota.


Q. Who must approve the proposal at the special meeting?


A. Holders of a majority of the outstanding shares of Richfield State Agency common stock as of the close of business on January 14, 2002 must approve the merger and the merger agreement.


   Approval of the proposed merger by Marshall & Ilsley's shareholders is not required.

Q. What do I need to do now?

A. After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at the special meeting of shareholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

   Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q. How will my shares be voted if I return a blank proxy card?

A. If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q. What will be the effect if I do not vote?

A. If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of Richfield State Agency encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q. Can I vote my shares in person?

A. Yes, if you own your shares registered in your own name. You may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q. Can I change my mind and revoke my proxy?

A. Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by:

   . signing another proxy with a later date and filing it with an officer of Richfield State Agency, or

   . filing written notice of the revocation of your proxy with an officer of Richfield State Agency.

Q. Should I send in my stock certificates now?

A. No--please do not send in your certificates at this time. Once the merger is completed we will send you written instructions for exchanging your Richfield State Agency common stock certificates.

Q. Who can answer my questions about the merger?

A. If you have more questions about the merger, please contact Steve Kirchner, President of Richfield State Agency, at (612) 798-3342.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents we refer to. For more information about Marshall & Ilsley and Richfield State Agency, see "Where You Can Find More Information" on page 55.

The Companies

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7000

   Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company. Marshall & Ilsley's principal assets are the stock of its bank and nonbank subsidiaries. As of September 30, 2001, Marshall & Ilsley had consolidated total assets of approximately $27.3 billion and consolidated total deposits of approximately $16.7 billion, making it the largest bank holding company headquartered in Wisconsin.

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI."

Richfield State Agency, Inc.
6625 Lyndale Avenue South
Richfield, Minnesota 55423-2389
(612) 798-3342

   Richfield State Agency, Inc. is a registered bank holding company incorporated under Minnesota law. Richfield State Agency's assets primarily consist of the stock of its subsidiaries, which include Richfield Bank and Trust Co., a commercial bank, a brokerage firm, and other unrelated assets comprised primarily of real estate. Richfield State Agency and its subsidiaries are located in the Minneapolis, Minnesota metropolitan area. As of September 30, 2001, Richfield State Agency had consolidated total assets of $750,787,000 and consolidated total deposits of $543,778,000.

The Merger

   At the effective time of the merger, Richfield State Agency will merge with and into Marshall & Ilsley. Marshall & Ilsley will issue shares of its common stock and/or cash to the shareholders of Richfield State Agency in exchange for their shares of Richfield State Agency common stock. Richfield State Agency will cease to exist as a separate corporation. Marshall & Ilsley will be the surviving corporation.

Merger Consideration

   The total consideration for the merger will be $157,000,000, subject to adjustment as follows:

 . the merger consideration will be increased by $60,000 for each month or portion thereof, beginning March 2, 2002 and until the day prior to the effective time of the merger; and

 . the merger consideration will be increased by a maximum amount of $700,000 for reductions, if any, prior to the effective time of the merger in the prepayment premium on a promissory note previously issued by Richfield State Agency.

Holders of Richfield State Agency Common Stock will Receive Marshall & Ilsley Common Stock in the Merger


   If the merger is completed, you will receive Marshall & Ilsley common stock with a total value of approximately $1,865 for each share of Richfield State Agency common stock that you own as of the effective time of the merger. We will determine the exact number of shares of Marshall & Ilsley common stock you will receive in exchange for your shares of Richfield State Agency common stock at the time of the merger based on the average trading price of Marshall & Ilsley common stock during a measurement period of 20 trading days up to and including the third trading day before the merger. Based on a $62.61 average trading price of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to January 16, 2002, you would receive 29.798 shares of Marshall & Ilsley common stock for each share of Richfield State Agency common stock you own at the effective time of the merger.


   You may elect to receive cash in exchange for some or all of your shares of Richfield State Agency common stock. If you make such an election, then the cash amount you will receive for each share of your Richfield State Agency common stock will be an amount equal to approximately $1,865, subject to adjustment for any increases in the total merger consideration described above. If you make such an election and if the amount of cash that holders of shares of Richfield State Agency common stock elect to receive in exchange for their shares exceeds a total of $20,000,000, the amount of cash that you will receive for each share will be subject to a pro rata reduction, and you will receive a number of shares of Marshall & Ilsley common stock with a value equal to the amount of that reduction.

   Each share of Marshall & Ilsley common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

Electing to Receive Cash in Exchange for Shares of Richfield State Agency Common Stock


   A form of election has been included with this proxy statement/prospectus. You may elect to receive cash for some or all of your shares of Richfield State Agency common stock by by completing and signing the form of election and returning it as instructed in the form of election by the election deadline, which is 5:00 p.m., Minneapolis time, on Thursday, February 21, 2002. If you have made an election to receive cash for your shares, you may at any time change or withdraw your election by written notice prior to the election deadline. If you do not submit a properly completed and signed form of election prior to the election deadline, then your shares shall be converted into the right to receive Marshall & Ilsley common stock at the effective time.


No Fractional Shares will be Issued

   Marshall & Ilsley will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Marshall & Ilsley common stock owed to you in exchange for your shares of Richfield State Agency common stock.

Material Federal Income Tax Consequences of the Merger

   The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you elect to receive for your shares or that you receive in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail beginning on page 22.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

   The Richfield State Agency board believes that in the rapidly changing environment of the banking industry, merging with Marshall & Ilsley is consistent with Richfield State Agency's long-term goal of enhancing shareholder value. In addition, Richfield State Agency's board believes that the customers served by Richfield State Agency will benefit from the merger.

   Marshall & Ilsley believes that the merger with Richfield State Agency presents Marshall & Ilsley with a unique opportunity to expand its operations in the Minneapolis, Minnesota area. In addition, Marshall & Ilsley believes that the merger will provide growth opportunities and will be accretive to the earnings per share of the combined company.

   You can find a more detailed discussion of the background to the merger agreement and Richfield State Agency's and Marshall & Ilsley's reasons for the merger in this document under "The Merger--Background of the Merger" on page 18, "--Recommendation of the Richfield State Agency Board of Directors and Reasons for the Merger" beginning on page 21, and "--Marshall & Ilsley's Reasons for the Merger" beginning on page 21.

Recommendation to Richfield State Agency Shareholders

   The Richfield State Agency board of directors believes that the merger is in the best interests of Richfield State Agency and its shareholders and unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

The Special Meeting


   A special meeting of the Richfield State Agency shareholders will be held at 10:00 a.m., Minneapolis time, on Friday, February 22, 2002, at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota. Holders of Richfield State Agency common stock as of the close of business on January 14, 2002 are entitled to vote at the Richfield State Agency special meeting and will be asked to consider and vote upon:


 . approval of the merger and the merger agreement; and

 . any other matters properly presented at the Richfield State Agency special meeting.

   As of the date of this document, the Richfield State Agency board did not know of any other matters that will be presented at the Richfield State Agency special meeting.

Vote Required


   At the special meeting of shareholders, the merger and the merger agreement must be approved by the affirmative vote of at least a majority of the shares of Richfield State Agency common stock outstanding at the close of business on January 14, 2002. As of that date, there were 84,154 shares outstanding of Richfield State Agency common stock. Each share of Richfield State Agency common stock is entitled to one vote.


   As of January 3, 2002, Richfield State Agency's directors, executive officers and their affiliates held, in the aggregate, approximately 13,442 shares, or 16 percent, of the outstanding Richfield State Agency common stock.

   Marshall & Ilsley has entered into an agreement with five Richfield State Agency shareholders who own in the aggregate approximately 53 percent of the outstanding Richfield State Agency common stock. Each of these shareholders has agreed, among other things, to vote his, her or its shares in favor of the merger and the merger agreement.

   Approval of the merger and the merger agreement will also authorize the Richfield State Agency board to exercise its discretion on whether to proceed with the merger in the event Richfield State Agency has the right to terminate the merger agreement. This determination may be made without notice to, or the resolicitation of proxies from, the Richfield State Agency shareholders.

Action by Marshall & Ilsley Shareholders Not Required

   Approval of the merger by Marshall & Ilsley's shareholders is not required. Accordingly, Marshall & Ilsley has not called a special meeting of its shareholders.

Regulatory Approvals

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Commissioner of Commerce of the State of Minnesota. Marshall & Ilsley has filed an application with the Federal Reserve Board and the Minnesota Department of Commerce for approval of the merger. In addition, the merger is subject to the approval of, or notice to, other regulatory authorities.

   As of the date of this document, we have not received the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Dissenters' Rights Available

   Richfield State Agency shareholders who properly dissent from the merger are entitled to receive the fair value of their shares of Richfield State Agency common stock in cash. To exercise your dissenters' rights, you must follow the procedures outlined in Appendix C, including, without limitation:

 . prior to the vote at the special meeting, delivering to Richfield State
  Agency written notice of your intention to demand the fair value of your Richfield State Agency shares; and

 . not voting to approve the merger and the merger agreement.

   If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger and the merger agreement and you will lose your dissenters' rights. Also, you may lose your dissenters' rights if you fail to comply with other required procedures contained in Appendix C.

   The procedures you are required to follow to exercise your dissenters' rights are set out in greater detail on pages 26 through 28 and in Appendix C.

Share Information and Market Prices for Marshall & Ilsley Common Stock

   Marshall & Ilsley common stock is traded on the New York Stock Exchange under the symbol "MI".

   The following table lists the closing price of Marshall & Ilsley common stock and the equivalent value of a share of Richfield State Agency common stock giving effect to the merger on:

   . November 16, 2001, the last trading day before we announced the merger; and


   . January 16, 2002, the last practical day to obtain share price information before the date of this proxy statement/prospectus.


   There is no public trading market for the Richfield State Agency common stock.


                                                           Equivalent Per
                                       Richfield State     Share Value of
                     Marshall & Ilsley     Agency      Richfield State Agency
                       Common Stock     Common Stock        Common Stock
                     ----------------- --------------- ----------------------
   November 16, 2001      $59.76             N/A             $1,894.80
   January 16, 2002.      $60.34             N/A             $1,798.01



   The "equivalent per share value of Richfield State Agency common stock" on each of these two days represents the closing price of a share of Marshall & Ilsley common stock on that day multiplied by the relevant exchange ratio. The exact exchange ratio will be determined pursuant to a formula based on the average trading price of Marshall & Ilsley common stock during the 20 trading days up to and including the third trading day prior to the effective time of the merger. The exchange ratio is intended to provide a value of approximately $1,865 per share of Richfield State Agency common stock. For each of these two days, we calculated the exchange ratio by dividing $1,865 by the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the 20 trading days ending on and including the third trading day preceding such date. As of November 16, 2001, such average trading price of Marshall & Ilsley common stock was $58.84 and as of January 16, 2002, such average trading price of Marshall & Ilsley common stock was $62.61.


   The market price of Marshall & Ilsley common stock may change at any time. Consequently, the value of the Marshall & Ilsley common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Price Range of Common Stock and Dividends

  Marshall & Ilsley--Share Prices and Dividends

   Marshall & Ilsley common stock is listed on the New York Stock Exchange and traded under the symbol "MI." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Marshall & Ilsley common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Marshall & Ilsley common stock.


                                     Price Range of Dividends
                                      Common Stock  Declared
                                     -------------- ---------
                                      High    Low
                                     ------  ------
                  1999
                     First Quarter.. $59.25  $55.38  $0.220
                     Second Quarter.  71.94   54.75   0.240
                     Third Quarter..  69.75   55.88   0.240
                     Fourth Quarter.  69.31   57.81   0.240
                  2000
                     First Quarter.. $60.44  $43.88  $0.240
                     Second Quarter.  55.31   41.52   0.265
                     Third Quarter..  51.63   43.56   0.265
                     Fourth Quarter.  51.49   38.63   0.265
                  2001
                     First Quarter.. $55.20  $48.04  $0.265
                     Second Quarter.  54.35   48.91   0.290
                     Third Quarter..  59.56   50.99   0.290
                     Fourth Quarter.  64.12   52.66   0.290


  Richfield State Agency--Share Prices and Dividends

   There is no established public trading market for Richfield State Agency common stock. Transfers of Richfield State Agency common stock have been made previously through private transactions within families and related estates. The last sale of Richfield State Agency stock of which Richfield State Agency is aware occurred in February of 1999 at a price of $1,127 per share. During calendar years 1999, 2000 and 2001, Richfield State Agency paid annual dividends of $10 per share payable in February or March of each year.


   The timing and amount of future dividends paid by Marshall & Ilsley and Richfield State Agency are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company's board of directors. Various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Marshall & Ilsley and Richfield State Agency. The merger agreement restricts the cash dividends that may be paid on Richfield State Agency common stock pending consummation of the merger. Richfield State Agency has agreed not to declare or pay any dividends with respect to its common stock, except for cash dividends that do not exceed $7 million in the aggregate, an additional cash dividend of $1,306,302, and tax distributions. See "The Terms of the Merger Agreement--Conduct of Business Pending the Merger."

Comparison of Unaudited Per Share Data

   The following table shows information about our net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger. This information is referred to below as "pro forma" information. In presenting the pro forma information, we assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.


   We used the exchange ratio of 30.29 in computing the pro forma combined and equivalent pro forma combined per share data. This exchange ratio is intended to provide a value of $1,865 per share of Richfield State Agency common stock, subject to adjustment for any increases in the total merger consideration described above. We calculated the exchange ratio by dividing $1,865 by the average of the average high and low sale price per share of Marshall and Ilsley common stock on the NYSE for the 20 trading days ending on and including the third trading day preceding December 14, 2001. As of January 16, 2002, such average trading price of Marshall & Ilsley common stock was $62.61.


   We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented.

   You should read the information in the following table together with the historical financial information that Marshall & Ilsley has included in its prior filings with the United States Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See "Where You Can Find More Information" on page 55.

                                                      Nine Months
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         2001          2000
                                                     ------------- ------------
Marshall & Ilsley Common Stock
Income before cumulative effect of changes in
  accounting principles per basic common share
   Historical.......................................    $ 2.17        $ 3.01
   Pro forma combined(1)............................      2.22          3.02
Income before cumulative effect of changes in
  accounting principles per diluted common share
   Historical.......................................      2.11          2.91
   Pro forma combined(1)............................      2.16          2.92
Dividends per basic common share
   Historical.......................................     0.845         1.035
   Pro forma combined(2)............................     0.845         1.035
Book value per basic common share
   Historical.......................................    $23.60        $21.19
   Pro forma combined...............................     24.46         22.12

                                                      Nine Months
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         2001          2000
                                                     ------------- ------------
Richfield State Agency Common Stock
Net income per basic common share
   Historical(3)....................................    $124.01      $100.17
   Equivalent pro forma combined(4).................      67.24        91.48
Net income per diluted common share
   Historical(3)....................................     124.01       100.17
   Equivalent pro forma combined(4).................      65.43        88.45
Dividends per basic common share
   Historical.......................................      10.00        10.00
   Equivalent pro forma combined(4).................      25.60        31.35
Book value per basic common share
   Historical.......................................    $883.87      $775.39
   Equivalent pro forma combined(4).................     740.89       670.01

--------
(1) The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.
(2) Pro forma dividends per share represent historical dividends paid by Marshall & Ilsley.
(3) No federal income tax expense has been recognized in Richfield State Agency's consolidated net income due to certain elections made under sections of federal income tax law.
(4) Represents Marshall & Ilsley's pro forma results multiplied by the exchange ratio of 30.29.

Selected Historical Financial Data of Marshall & Ilsley

   The table below presents selected Marshall & Ilsley historical financial data for the five years ended December 31, 2000, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the nine months ended September 30, 2001 and September 30, 2000, which are derived from its previously filed unaudited consolidated financial statements for those quarters.

   You should read the following table together with the historical financial information that Marshall & Ilsley has presented in its prior SEC filings. Marshall & Ilsley has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 55.

                                  As of and for the Nine
                                Months Ended September 30,     As of and for the Twelve Months Ended December 31,
                                       (Unaudited)         -----------------------------------------------------------
                                    2001          2000        2000        1999        1998        1997        1996
                                 -----------  -----------  ----------- ----------- ----------- ----------- -----------
                                                        (in thousands, except per share data)
Income Statement:
  Interest Income.............. $ 1,307,132   $ 1,290,479  $ 1,747,982 $ 1,496,584 $ 1,434,044 $ 1,220,333 $ 1,045,821
  Net Interest Income..........     605,491       498,241      673,006     705,281     676,070     594,547     535,841
  Provision for Loan and Lease
   Losses......................      34,006        21,373       30,352      25,419      27,090      17,633      15,634
  Other Income.................     740,501       684,204      978,918     878,545     794,500     634,111     538,333
  Other Expense................     973,109       815,826    1,083,978   1,030,468     954,822     822,853     716,647
  Income Before Accounting
   Changes & Special Charges...     295,502       271,919      361,636     354,511     317,591     256,685     221,910
  Income Before Accounting
   Changes.....................     229,600       233,071      317,402     354,511     301,323     256,685     206,635
Per Share:
  Basic:
   Income Before Accounting
    Changes & Special
    Charges.................... $      2.81   $      2.58  $      3.44 $      3.32 $      2.94 $      2.62 $      2.28
   Income Before Accounting
    Changes....................        2.17          2.21         3.01        3.32        2.79        2.62        2.12
  Fully Diluted:...............
   Income Before Accounting
    Changes & Special
    Charges....................        2.72          2.49         3.32        3.14        2.76        2.43        2.12
   Income Before Accounting
    Changes....................        2.11          2.14         2.91        3.14        2.61        2.43        1.98
  Common Dividends Declared....       0.845         0.770        1.035       0.940       0.860       0.785       0.720
Average Balance Sheet Data:
  Net Loans and Leases......... $17,696,663   $16,800,558  $16,884,443 $14,680,725 $13,186,841 $10,805,088 $ 9,362,630
  Total Assets.................  26,145,556    24,903,367   25,041,777  22,700,963  20,790,173  17,001,414  14,645,687
  Total Deposits...............  17,285,759    17,270,898   17,497,783  16,156,902  14,757,215  12,239,795  10,897,512
  Long-term Borrowings.........   1,797,883     1,185,304    1,178,805   1,009,132   1,046,321     787,819     823,397
  Shareholders' Equity.........   2,392,164     2,116,331    2,148,074   2,172,117   2,133,037   1,556,366   1,374,858

Selected Historical Financial Data of Richfield State Agency

   The table below presents selected Richfield State Agency historical financial data for the five years ended December 31, 2000, which are derived from its audited consolidated financial statements for those years, and historical financial data for the quarters ended September 30, 2000 and September 30, 2001, which are derived from its unaudited consolidated financial statements for those quarters. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes of Richfield State Agency included in Appendix D to this document. Appendix D is incorporated by reference into this document.

                             As of and for the
                             Nine Months Ended
                               September 30    As of and for the Twelve Months Ended December 31,
                                (Unaudited)    --------------------------------------------------
                               2001     2000      2000      1999      1998      1997      1996
                             -------- --------  --------  --------  --------  --------  --------
                                            (in thousands, except per share data)
Income Statement:
  Interest Income........... $ 37,815 $ 37,886 $ 51,211   $ 39,488  $ 37,688  $ 35,004  $ 32,107
  Net Interest Income.......   20,681   19,211   26,174     23,457    22,281    20,572    19,408
  Provision For Loan Losses.    1,221    1,123    1,483        834     1,079       800       960
  All Other Income..........   12,415    7,831   10,635     11,322     8,840     8,988     8,246
  All Other Expense.........   21,083   17,854   25,754     23,376    19,441    18,787    17,354
  Net Earnings..............   10,568    7,284    8,583      9,632     9,323     6,544     5,946
Per Share:
  Net Earnings.............. $    124 $     85 $    100   $    112  $    109  $     77  $     70
  Cash Dividends............       10       10       10         10        16        11        10
Balance Sheet Items:
  Loans..................... $460,132 $480,042 $500,345   $407,329  $360,647  $323,725  $297,862
  Total Assets..............  750,787  713,094  753,718    636,522   549,855   499,616   461,651
  Total Deposits............  543,778  534,682  561,474    479,981   448,035   410,297   384,799
  Long-Term Debt............   24,053    3,596   35,236      9,690     6,463     8,103     9,025
  Stockholders' Equity......   74,381   61,866   66,436     54,041    57,594    49,878    43,189

                                 RISK FACTORS

   In making your determination as to how to vote on the merger, you should consider the following factors:

Risks Relating to the Merger

  You will not know the exact number of Marshall & Ilsley shares you will receive until the time of the merger.

   If you receive shares of Marshall & Ilsley common stock in exchange for your shares of Richfield State Agency common stock, we will calculate the number of shares of Marshall & Ilsley common stock you will receive in exchange for each of your shares of Richfield State Agency common stock based on a formula provided in the merger agreement. The number of Marshall & Ilsley shares you will receive will depend, in part, on the average trading price of Marshall & Ilsley's common stock during the 20 trading days up to and including the third trading day prior to the effective time of the merger. The exact number of Marshall & Ilsley shares you will receive for each of your shares of Richfield State Agency common stock will depend on the result of dividing approximately $1,865 by the average trading price of Marshall & Ilsley common stock before the merger. As a result, you must decide whether to approve the merger without knowing the exact number of Marshall & Ilsley shares you will receive.

   For a complete description of how we will determine the number of Marshall & Ilsley shares you will receive in the merger, see "The Merger--Merger Consideration."

  The number of Marshall & Ilsley shares you receive will depend on the average trading price of Marshall & Ilsley common stock during the measurement period prior to the merger.

   If you receive shares of Marshall & Ilsley common stock in exchange for your shares of Richfield State Agency common stock, changes in the market price of Marshall & Ilsley common stock before the merger will affect the exact number of Marshall & Ilsley shares you will receive in exchange for your shares of Richfield State Agency common stock. The exchange ratio is intended to provide a value of approximately $1,865 per share of Richfield State Agency common stock, subject to adjustment for any increases in the total merger consideration. We cannot predict the price at which Marshall & Ilsley common stock will trade before the merger. Any number of factors could cause the market price of Marshall & Ilsley common stock to change, including changes in general market and economic conditions, changes in Marshall & Ilsley's business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond our control.

  The value of the Marshall & Ilsley common stock you receive may be substantially lower than anticipated.

   The average trading price used to calculate the exchange ratio is likely to be different from the closing price per share of Marshall & Ilsley common stock at the effective time of the merger. As a result, if you elect to receive shares of Marshall & Ilsley common stock in exchange for your shares of Richfield State Agency common stock, the value of the Marshall & Ilsley common stock you will be entitled to receive for each of your shares of Richfield State Agency common stock may be substantially lower than $1,865.

  Richfield State Agency Shareholders will be diluted by the merger.


   The merger will dilute the ownership position of the present shareholders of Richfield State Agency. Based on the number of shares of Richfield State Agency common stock outstanding on the record dates of the special meeting and an average trading price of $62.61 per share of Marshall & Ilsley common stock on January 16, 2002, Marshall & Ilsley will issue to Richfield State Agency shareholders approximately 2,507,621 shares of Marshall & Ilsley common stock in the merger (assuming no cash elections are made). As a result, Richfield State Agency shareholders will hold approximately 2.3 percent of the Marshall & Ilsley common stock outstanding immediately after the completion of the merger based on the number of shares of Marshall & Ilsley common stock outstanding as of September 30, 2001.

  Omitted Industry Financial Information.

   Richfield State Agency has excluded certain financial disclosures required of bank holding companies under rules promulgated by the Securities and Exchange Commission from the Management's Discussion and Analysis of Financial Condition and Results of Operations of Richfield State Agency attached to this Proxy Statement/Prospectus as Appendix D. The omitted industry financial information relates to, among other things, certain disclosures as to Richfield State Agency's investments and deposits. Marshall & Ilsley and Richfield State Agency have determined since Richfield State Agency has not been required to make such disclosures in the past to its shareholders, it has not compiled and would be unable to create such financial information from existing financial records without incurring considerable expense, effort and delay. Marshall & Ilsley and Richfield State Agency have determined the omission of certain bank holding company financial disclosures is not material to the shareholders of Richfield State Agency.

Post Merger Risks

  Share Price Fluctuation.

   The share price of Marshall & Ilsley Common Stock on the New York Stock Exchange is by its nature subject to the general price fluctuations in the market for publicly traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Marshall & Ilsley.

  Marshall & Ilsley's future acquisitions will dilute your ownership of Marshall & Ilsley and may cause Marshall & Ilsley to become more susceptible to adverse economic events.

   Marshall & Ilsley has acquired other businesses with its common stock in the past and intends to acquire or make investments in complementary businesses with its common stock in the future. Future business acquisitions could be material to Marshall & Ilsley. Marshall & Ilsley may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Marshall & Ilsley. Acquisitions also could require Marshall & Ilsley to use substantial cash or other liquid assets or to incur debt. In those events, Marshall & Ilsley could become more susceptible to economic downturns and competitive pressures.

  If Marshall & Ilsley does not adjust to rapid changes in the financial services industry, then its financial performance may suffer.

   Marshall & Ilsley's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Marshall & Ilsley's ability to expand its scope of available financial services as required to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Marshall & Ilsley's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies that seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

  Difficulties in combining the operations of acquired entities, including Richfield State Agency, with Marshall & Ilsley's own operations may prevent Marshall & Ilsley from achieving the expected benefits from its acquisitions.

   Marshall & Ilsley may not be able to achieve fully the strategic objectives and operating efficiencies in its various acquisitions, including Richfield State Agency. Inherent uncertainties exist in integrating the operations of an acquired company into Marshall & Ilsley. In addition, the markets and industries in which Marshall & Ilsley operates are highly competitive. Marshall & Ilsley also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Marshall & Ilsley not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

  Changes in interest rates could reduce Marshall & Ilsley's income and cash flows.

   Marshall & Ilsley's income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Marshall & Ilsley's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Marshall & Ilsley.

  Future governmental regulation and legislation could limit Marshall & Ilsley's future growth.

   Marshall & Ilsley and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Marshall & Ilsley and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. Any changes to these laws may negatively affect Marshall & Ilsley's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Marshall & Ilsley, these changes could be materially adverse to Marshall & Ilsley's shareholders.

  The long-term economic effects of recent terrorist attacks on the United States and an economic slowdown could negatively affect Marshall & Ilsley's financial condition.

   On September 11, 2001, New York City and Washington, D.C. suffered serious terrorist attacks. The long-term economic impact of these acts has yet to be determined, and the ultimate cost associated with these attacks and related incidents may place significant burdens on the United States economy as a whole. In addition, an overall economic slowdown could negatively impact the purchasing and decision making activities of the financial institution customers of Marshall & Ilsley's data processing subsidiary, Metavante Corporation. If these acts or additional terrorist attacks or other factors cause an overall economic decline, the financial condition and operating results of Marshall & Ilsley could be materially adversely affected.

                          FORWARD-LOOKING STATEMENTS

   This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Marshall & Ilsley and Richfield State Agency which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Marshall & Ilsley and Richfield State Agency, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Marshall & Ilsley after the merger are included in the SEC filings incorporated by reference into this document. See "Where You Can Find More Information" on page 55.

            SPECIAL MEETING OF RICHFIELD STATE AGENCY SHAREHOLDERS


   This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Richfield State Agency of proxies to be used at the Richfield State Agency special meeting of shareholders to be held at 10:00 a.m., Minneapolis time, on Friday, February 22, 2002, at the offices of Fredrikson & Byron P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota, and at any adjournments thereof. This document, the notice of Richfield State Agency's special meeting and proxy card are first being sent to you on or about January 22, 2002.


Purpose of the Meeting

   The meeting is being held so that Richfield State Agency shareholders may consider and vote upon a proposal to approve the agreement and plan of merger with Marshall & Ilsley, including the form of plan of merger constituting a part thereof, and the merger of Richfield State Agency with and into Marshall & Ilsley contemplated by that agreement, and to transact any other business that may properly come before the meeting or

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any adjournment or postponement of the meeting. Approval of the proposal will constitute approval of the agreement and plan of merger, the plan of merger and the transactions contemplated by that agreement and plan, including the merger. A copy of the agreement and plan of merger is contained in Appendix A and a copy of the plan of merger is contained in Appendix B. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger and the form of plan of merger.

Record Date


   Only holders of record on Richfield State Agency shares at the close of business on January 14, 2002, are entitled to receive notice of and to vote at the Richfield State Agency special meeting or any adjournments or postponements of the meeting. At the close of business on January 14, 2002, there were 84,154 shares of Richfield State Agency common stock outstanding, held by approximately 44 record holders.


Required Vote

   The affirmative vote of the holders of a majority of all the shares entitled to vote at the Richfield State Agency special meeting is required to approve the merger agreement and the merger. For each Richfield State Agency share you held on the record date, you are entitled to one vote on each proposal to be presented to shareholders at the meeting. Abstentions and broker non-votes will have the effect of a vote against approval of the merger agreement and the merger.

   Richfield State Agency's board of directors believes that the merger is fair to and in the best interests of Richfield State Agency and its shareholders and has unanimously approved the merger and the merger agreement. Richfield State Agency's board unanimously recommends that the Richfield State Agency shareholders vote "FOR" approval of the merger and the merger agreement.

Proxies

   The persons named on the enclosed proxy card will vote all Richfield State Agency shares represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares "FOR" approval of the merger and the merger agreement. The affirmative vote of a majority of the shares entitled to vote is required to approve the merger and the merger agreement. Proxies which are marked "ABSTAIN" will have the effect of a vote "AGAINST" approval of the merger and merger agreement.

   If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

   Because approval of the merger and the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger and merger agreement.

   Richfield State Agency does not know of any matter not described in the notice of meeting that is expected to come before the meeting. If, however, any other matters are properly presented for action at the meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

   A shareholder may revoke a proxy at any time prior to its exercise by filing written notice with an officer of Richfield State Agency or by signing and filing with an officer of Richfield State Agency a later dated proxy. Neither attendance at the meeting nor attempting to vote the shares in person at the meeting will revoke a proxy.

   Do NOT send in your Richfield State Agency stock certificates with your proxy card. As soon as practicable after the completion of the merger, the exchange agent will mail to you transmittal forms with instructions for exchanging your Richfield State Agency stock certificates for the merger consideration.

Solicitation of Proxies

   Richfield State Agency will pay all the costs of soliciting proxies, except that Marshall & Ilsley will share equally in the expense of printing and filing this document and all SEC, NYSE and other regulatory filing fees in

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

connection with this document. Richfield State Agency will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Richfield State Agency common stock. In addition to solicitations by mail, directors, officers and employees of Richfield State Agency may solicit proxies personally or by telephone without additional compensation.
                                  THE MERGER

   The following description summarizes the material terms of the merger agreement. We urge you to read the agreement and plan of merger, a copy of which is attached as Appendix A to this document and is incorporated by reference into this document, and the form of plan of merger, a copy of which is attached as Appendix B to this document and is incorporated by reference into this document.

Structure of the Merger

   Pursuant to the terms of the merger agreement, Richfield State Agency will merge with and into Marshall & Ilsley. The separate legal existence of Richfield State Agency will cease. Marshall & Ilsley will continue to exist as the surviving corporation. Marshall & Ilsley will exchange shares of its common stock and up to $20 million in cash for shares of Richfield State Agency common stock. Richfield State Agency shareholders who do not perfect their dissenters' rights under Minnesota law and who do not receive cash for all of their shares will become Marshall & Ilsley shareholders, with their rights governed by Wisconsin law and Marshall & Ilsley's restated articles of incorporation and bylaws.

Background of the Merger

   Richfield State Agency has been owned by the Kirchner family since 1948. To increase their liquidity, Richfield State Agency's shareholders instructed Richfield State Agency's management to invite offers for a business combination. Richfield State Agency's management contacted Marshall & Ilsley Corporation. At a special meeting of Richfield State Agency's Board of Directors on Friday, November 16, 2001, the Board of Directors discussed the terms and conditions of the merger agreement in detail with Richfield State Agency's legal and accounting advisors. At a special meeting of Richfield State Agency's Board of Directors on Sunday, November 18, 2001, the Board of Directors unanimously approved the merger and authorized management to sign and deliver to Marshall & Ilsley a definitive merger agreement.

Management and Operations after the Merger

   After the merger is completed, the directors and officers of Marshall & Ilsley who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Marshall & Ilsley for the term for which they were elected, subject to Marshall & Ilsley's restated articles of incorporation and bylaws and in accordance with applicable law.

Merger Consideration

   The total consideration for the merger will be $157,000,000, subject to adjustment as follows: the merger consideration will be increased by $60,000 for each month or portion thereof, beginning March 2, 2002 and until the day prior to the effective time of the merger; and the merger consideration will be increased by a maximum amount of $700,000 for reductions prior to the effective time of the merger in the prepayment premium on a promissory note previously issued by Richfield State Agency.

   Unless you elect to receive cash for your shares of Richfield State Agency common stock as described below at the effective time of the merger, each share of issued and outstanding Richfield State Agency common stock will be converted into shares of Marshall & Ilsley common stock. The number of shares you receive will be equal to (i) approximately $1,865, subject to adjustment for any increases in the total merger consideration described above, divided by (ii) the average of the average high and low sale price per share of Marshall & Ilsley common stock on the NYSE for the 20 trading days ending on and including the third trading day preceding the effective time of the merger, rounded to the nearest one-hundred thousandth.

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

   For example, if you do not elect to receive cash in exchange for your shares of Richfield State Agency common stock, and if you hold 100 shares of Richfield State Agency common stock, then assuming the average trading price of Marshall & Ilsley common stock is $60.00 per share, you will receive approximately 3,109 shares of Marshall & Ilsley common stock.

   The average trading price used to calculate the exchange ratio is likely to be different from the closing price per share of Marshall & Ilsley common stock at the time of merger. As a result, the value of the Marshall & Ilsley common stock that you are entitled to receive may be different from $1,865.

   You may also elect to receive cash in exchange for your shares of Richfield State Agency common stock. If you make such an election then the cash amount you will receive for each share of your Richfield State Agency common stock will be an amount equal to approximately $1,865, subject to adjustment for any increases in the total merger consideration described above. If you make such an election and if the amount of cash that holders of shares of Richfield State Agency common stock elect to receive in exchange for their shares exceeds a total of $20,000,000, the amount of cash that you will receive for each share will be subject to a pro rata reduction, and you will receive a number of shares of Marshall & Ilsley common stock with a value equal to the amount of that reduction.


   A form of election has been included with this proxy statement/prospectus. You may elect to receive cash for some or all of your shares of Richfield State Agency common stock by completing and signing the enclosed form of election and submitting it as instructed in the form of election by the election deadline, which is 5:00 p.m., Minneapolis time, on Thursday, February 21, 2002. If you have made an election to receive cash for your shares, you may at any time change or withdraw your election by written notice prior to the election deadline. If you do not submit a properly completed and signed form of election prior to the election deadline, then your shares shall be converted into the right to receive Marshall & Ilsley common stock at the effective time.




No Fractional Shares

   Only whole shares of Marshall & Ilsley common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Richfield State Agency common stock otherwise entitled to a fractional share of Marshall & Ilsley common stock will be paid, without interest, an amount of cash equal to the amount of this fraction multiplied by the average trading price of a share of Marshall & Ilsley common stock for the 20 trading days ending on and including the third trading day preceding the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.

Effective Time of the Merger

   Unless Richfield State Agency and Marshall & Ilsley agree otherwise, the effective time of the merger will be as soon as practicable after all conditions contained in the merger agreement have been met or waived, including the expiration of all applicable waiting periods. Richfield State Agency and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before June 30, 2002, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

   As of the effective time of the merger, Marshall & Ilsley will deposit, or cause to be deposited, from time to time, with Continental Stock Transfer & Trust Company, certificates representing the shares of Marshall & Ilsley common stock and cash to be issued pursuant to the merger in exchange for outstanding shares of Richfield State Agency common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Richfield State Agency common stock.

   After the effective time of the merger, you will cease to have any rights as a holder of Richfield State Agency common stock, and your sole right will be your right to receive the merger consideration, including cash in lieu of fractional shares, if any, into which your shares of Richfield State Agency common stock will have been converted by virtue of the merger or to perfect your dissenter's rights if you have validly exercised and not withdrawn or lost such rights.

   As soon as practicable after the effective time of the merger, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your Richfield State Agency common stock to be exchanged for certificates representing shares of Marshall & Ilsley common stock and, to the extent applicable, cash which you elected to receive for your shares of Richfield State Agency common stock and cash in lieu of fractional shares of Marshall & Ilsley common stock, that you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen or destroyed. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Marshall & Ilsley common stock following the effective time of the merger until you have surrendered and exchanged your Richfield State Agency common stock certificates, or, in the case of lost, stolen or destroyed share certificates, such documentation as is reasonably required by Marshall & Ilsley. Any dividends with a record date after the effective time of the merger payable on Marshall & Ilsley common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the Richfield State Agency common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the following as applicable:

   . certificates representing your shares of Marshall & Ilsley common stock;

   . cash which you elected to receive in exchange for your shares of Richfield
     State Agency common stock;

   . dividends declared on your shares of Marshall & Ilsley common stock with a record date after the effective time of the merger, without interest; and

   . the cash value of any fractional shares, without interest.

   Please DO NOT return your Richfield State Agency stock certificates with the enclosed proxy card. You should not submit your Richfield State Agency stock certificates until you have received written instructions from the exchange agent to do so.

   At the effective time of the merger, the stock transfer books of Richfield State Agency will be closed and no transfer of Richfield State Agency common stock will thereafter be made on Richfield State Agency's stock transfer books. If a certificate formerly representing Richfield State Agency common stock is presented to Richfield State Agency or Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchanged for the merger consideration.

Interests of Certain Persons

   In addition to being shareholders of Richfield State Agency, certain members of the management of Richfield State Agency have interests in the proposed merger transaction.

   Certain employees of Richfield Bank and Trust Co. have Change of Control/Severance Pay Agreements with Richfield Bank and Trust Co. which would entitle them to payments as specified therein if their employment is terminated following a change of control. No decisions have yet been made regarding the potential termination of any of these employees.

   Each of Martin V. Chorzempa, Lynn R. Evans, Allen K. Helvick, and Steven L. Kirchner has an executive salary continuation agreement with Richfield State Agency or Richfield Bank & Trust Co. which provides such person with certain payments as specified therein if their employment is terminated following a change of control. No decisions have yet been made regarding the potential termination of any of these officers. In addition, Richfield State Agency's Board of Directors has approved a bonus of $100,000 to Steven L. Kirchner for his efforts related to the merger.

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

   It is expected that Lynn Evans, the President of Richfield Bank & Trust Co., will be appointed as Chairman of the Minnesota Regional Advisory Board of M&I Marshall & Ilsley Bank.


   On January 11, 2002, Richfield State Agency sold to Spider Development, L.L.C., a Minnesota limited liability company: (a) The Pines for a purchase price of $8,200,000 (this transaction was completed by spinning The Pines off into a limited liability company called Pines Investment, L.L.C. and having Spider Development purchase all of the membership interests of such company from Richfield State Agency), (b) all of Richfield State Agency's interest in The Oaks, L.L.C. for a purchase price of $1,525,000 and (c) all of Richfield State Agency's interest in Sun Lake II, L.L.C. for a purchase price of $800,000. On January 11, 2002, Eastwood Village, L.L.C. sold its interest in Eastwood III to JHS Investments, L.L.C. for a purchase price of $16,667. It is expected that on or about January 31, 2002, Richfield State Agency will sell to Spider Development all of its interest in Eastwood Village, L.L.C. for a purchase price of $5,400,000. These sale prices are consistent with independent appraisals conducted in connection with the Merger. It is anticipated that purchasers of these interests will further sell these interests to other investment vehicles, including a Minnesota limited liability company called RSA Acquisitions, L.L.C. Each of Martin V. Chorzempa and Steven L. Kirchner is expected to become a 13.0845% indirect owner of RSA Acquisitions, L.L.C.


Recommendation of the Richfield State Agency Board of Directors and Reasons for the Merger

   On November 18, 2001, the Richfield State Agency board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were advisable and fair to and in the best interests of Richfield State Agency and its shareholders. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend to shareholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the Richfield State Agency board consulted with its legal counsel, Fredrikson & Byron, P.A., and with Richfield State Agency senior management. The Richfield State Agency board also considered a number of factors, including the following:

   . the liquidity needs of Richfield State Agency's shareholders;

   . the market performance of Marshall & Ilsley's stock; and

   . the capital and technology requirements necessary to remain independent.

   The foregoing discussion of the information and factors considered by the Richfield State Agency board is not intended to be exhaustive. While the members of the board considered each of the foregoing factors in reaching its determinations, individual members of the board may have attached levels of different importance to each of the factors. In view of the number and wide variety of factors considered in their evaluation of the merger, the members of Richfield State Agency's board of directors did not consider it practicable, nor did they attempt, to assign relative weight to the factors considered in reaching their determinations.

   In addition, the Richfield State Agency board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board's ultimate determination, but rather conducted an overall evaluation of the reasons described above. The board considered all these factors as a whole, and considered the factors to be favorable to and to support each of its determinations.

Marshall & Ilsley's Reasons for the Merger

   In reaching its decision to approve the merger agreement, Marshall & Ilsley considered a variety of factors, including the following:

   . Marshall & Ilsley's familiarity with and review of Richfield State
     Agency's business, operations, management, markets, competitors, financial condition, earnings and prospects;

   . Richfield State Agency's financial strength, stable credit quality and concentration in an attractive Midwestern metropolitan area;

   . The business, operations, financial condition, earnings and prospects of each of Marshall & Ilsley and Richfield State Agency;

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

   . Richfield State Agency's compatible risk philosophy, credit culture, shareholder focus and operating philosophy;

   . Marshall & Ilsley's belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

   . The merger will allow Marshall & Ilsley to expand its operations in the Minneapolis, Minnesota area;

   . Richfield State Agency's market is contiguous and similar to Marshall &
     Ilsley's Midwest markets; and

   . The merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes.

   The merger will be a purchase for accounting purposes.

   The foregoing discussion of the information and factors considered by Marshall & Ilsley is not intended to be exhaustive but is believed to include all material factors considered by Marshall & Ilsley. In reaching its determination to enter into the merger agreement, Marshall & Ilsley did not assign any relative or specific weights to the foregoing factors.

Material Federal Income Tax Consequences

   As a condition to the consummation of the merger, Richfield State Agency will receive from Fredrikson & Byron, P.A., and Marshall & Ilsley will receive from Godfrey & Kahn, S.C., an opinion that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

   The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in certificates of officers of Richfield State Agency and Marshall & Ilsley. An opinion of counsel represents only counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Richfield State Agency nor Marshall & Ilsley has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

   As discussed below, the federal income tax consequences of the merger to a Richfield State Agency shareholder will depend on whether the shareholder exchanges its Richfield State Agency common stock for Marshall & Ilsley common stock, cash or a combination thereof.

   Exchange Solely for Marshall & Ilsley Common Stock. If, pursuant to the merger, a shareholder exchanges all of the shares of Richfield State Agency common stock actually owned by such shareholder solely for shares of Marshall & Ilsley common stock, such shareholder will not recognize any gain or loss except for cash received in lieu of a fractional share of Marshall & Ilsley common stock (as discussed below). The aggregate adjusted tax basis of the shares of Marshall & Ilsley common stock received in the exchange will be equal to the aggregate adjusted tax basis of the shares of Richfield State Agency common stock surrendered therefor (adjusted for fractional shares), and the holding period of such Marshall & Ilsley common stock will include the period during which such shares of Richfield State Agency common stock were held.

   Cash Received in Lieu of a Fractional Share. Cash received by a Richfield State Agency common stockholder in lieu of a fractional share of Marshall & Ilsley common stock will be treated as received in exchange for such fractional share, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Richfield State Agency common stock allocable to such fractional interest. Such gain or loss should be long-term capital gain or loss if the holding period for such share of Richfield State Agency common stock was more than one year.

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

   Exchange Solely for Cash. In general, if, pursuant to the merger, a shareholder exchanges all of the shares of Richfield State Agency common stock actually owned by such shareholder solely for cash, such shareholder will generally recognize capital gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Richfield State Agency common stock surrendered. The gain or loss will be long-term capital gain or loss if the shareholder's holding period with respect to the shares of Richfield State Agency common stock surrendered is more than one year. If, however, any such shareholder constructively owns shares of Richfield State Agency common stock that are exchanged for shares of Marshall & Ilsley common stock in the merger or owns shares of Marshall & Ilsley common stock actually or constructively after the merger, the consequences to such shareholder may be similar to the consequences described below. In addition, the amount of consideration, if any, treated as a dividend may not be limited to the amount of such shareholder's gain.

   Exchange for Marshall & Ilsley Common Stock and Cash. If, pursuant to the merger, a shareholder exchanges all of the shares of Richfield State Agency common stock actually owned by such shareholder for a combination of Marshall & Ilsley common stock and cash, the shareholder will generally recognize gain, but not loss, with respect to Richfield State Agency common stock surrendered in an amount equal to the lesser of (i) the amount of gain realized ( i.e., the excess of the sum of the amount of cash and the fair market value of Marshall & Ilsley common stock received over the adjusted tax basis of its Richfield State Agency common stock) and (ii) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-tem capital gain if the shareholder's holding period with respect to the stock is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the amount of cash received would be taxed as a dividend to the extent of the shareholder's ratable share of Richfield State Agency's accumulated earnings and profits.

   The aggregate tax basis of Marshall & Ilsley common stock received by a shareholder that exchanges its shares of Richfield State Agency common stock for a combination of Marshall & Ilsley common stock and cash pursuant to the merger will be the same as the aggregate adjusted tax basis of the shares of Richfield State Agency common stock surrendered therefor, decreased by the cash received and increased by the amount which was treated as a dividend and the amount of any recognized gain (whether capital gain or ordinary income). The holding period of such Marshall & Ilsley common stock will include the holding period of the shares of Richfield State Agency common stock surrendered therefor.

   Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder's deemed percentage stock ownership of Marshall & Ilsley. For purposes of this determination, the shareholder is treated as if such shareholder first exchanged all of such shareholder's shares of Richfield State Agency common stock solely for Marshall & Ilsley common stock and then Marshall & Ilsley immediately redeemed a portion of such Marshall & Ilsley common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the shareholder, or (ii) not essentially equivalent to a dividend.

   If the deemed redemption is treated as a dividend, the shareholder will recognize ordinary income to the extent of such shareholder's allocable portion of Richfield State Agency earnings and profits applicable to the dividend.

   The deemed redemption, generally, will be "substantially disproportionate" with respect to a shareholder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed actual and constructive percentage stock ownership of Marshall & Ilsley. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Marshall & Ilsley the

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

shareholder is deemed actually and constructively to own immediately before the deemed redemption and (ii) the percentage of the outstanding stock of Marshall & Ilsley the shareholder actually and constructively owns immediately after the deemed redemption. In applying the foregoing tests, a shareholder is deemed to own stock owned and, in some cases, constructively owned, by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities. As these rules are complex, each shareholder that may be subject to these rules should consult such shareholder's tax advisor. The Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

   The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code.

   No information is provided in this document with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. We cannot assure you that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth in this document. Any such change could apply retroactively and could affect the accuracy of such discussion.

   You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

Regulatory Approvals

   The merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act of 1956, or BHCA. The BHCA requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by the institution.

   The BHCA also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Pursuant to the BHCA, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and Richfield State Agency believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley and Richfield State Agency.

   Other Requisite Approvals and Consents. Approvals or notices are also required from or to the Commissioner of the Minnesota Department of Commerce, the New York Stock Exchange and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

   Status of Regulatory Approvals. Marshall & Ilsley filed an application with the Federal Reserve Board on December 14, 2001 and the Minnesota Department of Commerce on December 14, 2001 for approval of the merger.

   The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Accounting Treatment

   Marshall & Ilsley will account for the merger for accounting and financial reporting purposes as a "purchase," as that term is used under accounting principles generally accepted in the United States. Under purchase accounting, the assets and liabilities of Richfield State Agency as of the effective time will be recorded at their fair values and added to those of Marshall & Ilsley. Any excess of the value of Marshall & Ilsley common stock issued for Richfield State Agency common stock over the fair value of Richfield State Agency's identifiable net assets will be recorded as goodwill. Financial statements of Marshall & Ilsley issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Richfield State Agency.

   The Financial Accounting Standards Board has issued several statements of Financial Accounting Standards that eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These statements are effective for Marshall & Ilsley for business combinations completed after July 1, 2001 and will be effective for existing goodwill and intangible assets on December 31, 2001.

Resales of Marshall & Ilsley Common Stock

   The shares of Marshall & Ilsley common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of Richfield State Agency for purposes of Rule 145 under the Securities Act as of the date of the special meeting. "Affiliates" generally include directors, certain executive officers, and beneficial owners of 10 percent or more of any class of capital stock. These affiliates may not sell their shares of Marshall & Ilsley common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or other applicable securities law exemptions from the registration requirements of the securities laws.

   This proxy statement/prospectus does not cover resales of Marshall & Ilsley common stock received by any person who may be deemed to be an affiliate of Richfield State Agency. Richfield State Agency has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Richfield State Agency to execute and deliver to Marshall & Ilsley an affiliate agreement. As provided for in these agreements, Richfield State Agency's affiliates agree not to offer to sell, transfer or otherwise dispose of any of the shares of Marshall & Ilsley common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Marshall & Ilsley may place restrictive legends on

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

certificates representing Marshall & Ilsley common stock issued to all persons who are deemed to be affiliates of Richfield State Agency under Rule 145.

Dissenters' Rights

   Shareholders of Richfield State Agency are entitled to dissenters' rights in connection with the merger. The procedures for preserving and exercising dissenters' rights are set forth in the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The following is a description of those provisions. It is not complete and is qualified by reference to the actual provisions, copies of which are included in Appendix C to this document. Appendix C is incorporated by reference into this document.

   Notice of Dissenters' Rights. Richfield State Agency is required to notify its shareholders of their dissenters' rights and to provide them with a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. This document, including the notice of special meeting of Richfield State Agency shareholders, constitutes the required notice to shareholders of Richfield State Agency. A copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is included in Appendix C to this document.

   Preserving Dissenters' Rights. To preserve your dissenters' rights, you must do each of the following:

   . deliver to Richfield State Agency, before the vote is taken at the special meeting of shareholders, written notice of your intent to demand the fair value of your shares if the merger is completed; and

   . not vote your shares of Richfield State Agency common stock in favor of the merger agreement and the merger.

   If you sign and return your proxy without voting instructions, and do not revoke the proxy, the proxy will be voted for the merger agreement and the merger and you will have waived your dissenters' rights.

   Beneficial Owners. Beneficial owners of shares who desire to exercise statutory dissenter's rights must obtain and submit to Richfield State Agency the registered shareholder's written consent at or before the time the notice of intent to demand fair value is due. A shareholder may not assent dissenter's rights with respect to less than all of the shares registered in the shareholder's name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

   Notice of Merger Approval. If the merger agreement and the merger are approved by Richfield State Agency's shareholders, Richfield State Agency must deliver a written dissenters' notice to all shareholders who preserved their dissenters' rights. The notice must do all of the following:

   . state where and by what date the payment demand must be sent and where and by what date certificates for certificated shares must be deposited;

   . inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

   . supply a form for demanding payment and for certifying the date on which the shareholder, or the beneficial owners on whose behalf the shareholder dissents, acquired the shares or an interest in the shares; and

   . be accompanied by a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act and a brief description of the procedures to be followed under these Sections.

   Duty to Demand Payment. A shareholder who is sent a dissenters' notice must demand payment and deposit the shareholder's certificates or comply with any restrictions on transfer of uncertificated shares within 30 days after the dissenters' notice is given. Under Minnesota law, notice by mail is given when deposited in the United States mail. A shareholder who so demands payment and so deposits the shareholder's certificates or so complies with any restrictions on transfer of uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the merger. A shareholder who does not so demand payment or who does not so deposit the shareholder's certificates or so comply with any restrictions on transfer of uncertificated shares is only entitled to receive the merger consideration for the shareholder's shares.

   Share Restrictions. Richfield State Agency may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the merger is completed or until the restrictions are released because the merger is not completed.

   Payment. Except as to after-acquired shares as discussed below, at the time the merger is completed, or upon receipt of a payment demand, whichever occurs later, Richfield State Agency must pay to each dissenter who demanded payment in the manner required the amount Richfield State Agency estimates to be the fair value of the dissenter's shares immediately before the effective time of the merger, plus interest accrued from the fifth day after the date of the merger. The payment must be accompanied by all of the following:

   . Richfield State Agency's balance sheet and income statement as of and for a fiscal year ended not more than 16 months before the effective time of the merger, and the latest available interim financial statements, if any;

   . a statement of Richfield State Agency's estimate of the fair value of the shares and a brief description of the method used to reach the estimate;

   . a description of the procedure the dissenter must follow to demand supplemental payment if the dissenter is dissatisfied with Richfield State Agency's payment offer; and

   . a copy of Sections 302A.471 and 302A.473 of the Minnesota Business
     Corporation Act and a brief description of the procedure to be followed in demanding supplemental payment.

   Failure of Richfield State Agency to Remit Payment. If Richfield State Agency does not remit payment within 60 days after the deposit of share certificates or the imposition of transfer restrictions on uncertificated shares, Richfield State Agency must return the deposited certificates and release the transfer restrictions on uncertificated shares. Richfield State Agency may again give notice under the statute and require deposit or restrict transfer at a later time.

   After Acquired Shares. Richfield State Agency may elect to withhold payment to a dissenting shareholder if the dissenter, or persons on whose behalf such dissenter acts, was not the beneficial owner of the shares on the date of the first announcement to the public of the terms of the merger. The terms of the merger were first announced to the public on November 19, 2001. If Richfield State Agency elects to withhold payment and the dissenter has complied with the terms of the statute, it must forward the materials described above to the dissenter along with a statement of the reason for withholding the payment and an offer to pay the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

   Procedure if Dissatisfied with Payment or Offer. A dissenter may notify Richfield State Agency in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due, and demand payment of the dissenter's estimate, less any payment made by Richfield State Agency.

   A dissenter waives the dissenter's rights to demand payment, and is entitled only to the amount remitted or offered, unless the dissenter notifies Richfield State Agency of the dissenter's estimate and demand in writing within 30 days after Richfield State Agency mailed payment, or in the case of after-acquired shares offered payment, for the dissenter's shares.

   Court Action. If a dissenter's demand for payment remains unsettled, Richfield State Agency will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Richfield State Agency does not commence the proceeding

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

within the 60 day period, it must pay each dissenter, whose demand remains unsettled, the amount demanded. Richfield State Agency must make all dissenters, whether or not residents of Minnesota, whose demands remain unsettled, parties to the proceeding and must serve them all with a copy of the petition. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by Richfield State Agency. However, a dissenter is not liable to Richfield State Agency for the amount, if any, by which the payments remitted by Richfield State Agency exceed the fair value of the dissenter's shares determined by the court, plus interest.

   Court Costs and Counsel Fees. The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against Richfield State Agency, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. Also, the court may assess the fees and expenses of counsel and experts for the respective parties as follows:

   . against Richfield State Agency and in favor of any or all dissenters if the court finds Richfield State Agency did not substantially comply with the requirements of Section 302A.473 of the Minnesota Business Corporation Act; or

   . against either Richfield State Agency or a dissenter, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding.

   The court has the discretion to award fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

   No Other Rights. A shareholder of Richfield State Agency has no rights at law or equity to set aside the approval of the merger agreement or the consummation of the merger, except if such approval or consummation is fraudulent with respect to the shareholder or Richfield State Agency.

   The merger and merger agreement will be approved if the holders of a majority of the shares of Richfield State Agency common stock outstanding on the record date vote in favor of the merger and merger agreement and plan of merger. The holders of 44,198 shares of Richfield State Agency common stock, representing approximately 53 percent of the outstanding shares of Richfield State Agency common stock on the record date, have agreed to vote their shares in favor of the merger and merger agreement and plan of merger. See "Terms of the Merger Agreement--Shareholder Voting Agreement."

                         TERMS OF THE MERGER AGREEMENT

   The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring, collectively, to the agreement and plan of merger, a copy of which is included in this document as Appendix A, and the form of plan of merger, a copy of which is included in this document as Appendix B. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety.

Representations and Warranties

   The merger agreement contains representations and warranties of Richfield State Agency and Marshall & Ilsley, to each other, as to, among other things:

   . the corporate organization and existence of each party and its subsidiaries;

   . the capitalization of each party;

   . the ability of each party to enter into the merger agreement and make it valid and binding;

   . no conflict between the merger agreement and:

     . the articles of incorporation and bylaws of each party,

     . applicable law, or

     . other agreements, instruments and obligations;

   . required governmental approvals;

   . the completeness and accuracy of each party's financial statements and filings with the SEC and bank regulatory agencies;

   . the absence of changes in each party's business since December, 2000 which would have a material adverse effect on the party making the representation; and

   . the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part.

   The merger agreement contains additional representations and warranties of Richfield State Agency to Marshall & Ilsley as to, among other things:

   . the absence of undisclosed legal proceedings and injunctions which would have a material adverse effect on Richfield State Agency;

   . the filing and accuracy of Richfield State Agency's tax returns;

   . Richfield State Agency's employee benefit plans and related matters;

   . Richfield State Agency's compliance with applicable law;

   . Richfield State Agency's title to its property;

   . the absence of environmental liabilities which would have a material adverse effect on Richfield State Agency;

   . the absence of material restrictions on Richfield State Agency's business;

   . the validity of, and the absence of material defaults under, material contracts;

   . Richfield State Agency's broker's fees;

   . the tax treatment of the merger; and

   . the shareholder vote required to approve the merger.

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

Conduct of Business Pending the Merger

   Richfield State Agency has agreed, unless Marshall & Ilsley's prior consent is obtained or except as expressly contemplated by the merger agreement, that it will and it will cause each of its subsidiaries to:

   . operate its business in the usual, regular and ordinary course consistent with past practices;

   . use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

   . use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

   . use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

   . use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

   . use all reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

   . use all reasonable efforts not to take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole; and

   . maintain its status as an S corporation for federal and state income tax purposes.

   Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Richfield State Agency has further agreed that, without the prior written consent of Marshall & Ilsley, it and its subsidiaries will not, among other things:

   . except as required by applicable law or to maintain qualification under the Internal Revenue Code, adopt, amend, renew or terminate any employee benefit plan or any agreement with any of its or its subsidiaries' current or former directors, officers or employees;

   . except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase the salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or agreement in effect as of the date of the merger agreement;

   . declare or pay any dividends or make any distributions in any amount on Richfield State Agency common stock, except for tax distributions in the amount of $5,100,000 with respect to the taxable income of Richfield State Agency through February 28, 2002, tax distributions with respect to the taxable income of Richfield State Agency from March 1, 2002 to the effective time of the merger, a cash dividend or dividends not to exceed $7,000,000 in the aggregate and dividends by a subsidiary of Richfield State Agency solely to Richfield State Agency;

   . redeem or repurchase shares of its capital stock or limited liability company interests or any securities convertible into its capital stock or limited liability company interests;

   . merge with or into any other corporation or bank, or effect any reorganization or recapitalization or statutory share exchange;

   . acquire or dispose of assets, other than in the ordinary course of business consistent with past practice;

   . issue any shares of its capital stock or limited liability company interests or any rights, warrants or options to acquire shares of its capital stock or limited liability company interests;

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

   . amend its articles of incorporation, bylaws, articles of organization or operating agreement in a manner adverse to Marshall & Ilsley;

   . change any of its methods of accounting or reporting of income and deductions, except as required by law or accounting principles generally accepted in the United States; or

   . change in any material manner any lending, investment, liability management or other material policies concerning its business or operations.


   Marshall & Ilsley has consented to an additional dividend of $1,306,302 by Richfield State Agency to its shareholders.




   Except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, Marshall & Ilsley has further agreed that, without the prior written consent of Richfield State Agency, it and its subsidiaries will not, among other things:

   . amend its articles of incorporation or bylaws in a manner that would adversely affect the terms of its common stock or its ability to consummate the merger;

   . take any action that would adversely affect or delay its ability to obtain necessary regulatory approvals;

   . take any action that would adversely affect or delay its ability to perform its covenants under the merger agreement;

   . take any action that would adversely affect or delay its ability to consummate the merger; or

   . take any action in violation of Regulation M under the Securities Exchange
     Act of 1934.

No Solicitation of Transactions

   For purposes of the merger agreement, we agreed that the term "competing proposal" would mean, with respect to Richfield State Agency, any inquiry, proposal or offer from any person relating to:

   . any direct or indirect acquisition or purchase of a business that constitutes 15 percent or more of the net revenues, net income or the assets of Richfield State Agency and its subsidiaries taken as a whole;

   . any direct or indirect acquisition or purchase of 15 percent or more of any class of equity securities of Richfield State Agency or any of its subsidiaries;

   . any tender offer or exchange offer that if consummated would result in any person beneficially owning 15 percent or more of any class of equity securities of Richfield State Agency or any of its subsidiaries; or

   . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Richfield State Agency or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

   For purposes of the merger agreement, we agreed that the term "superior competing transaction" would mean any proposal made by a third party to acquire, directly or indirectly, more than 50 percent of the combined voting power of the shares of Richfield State Agency common stock then outstanding or all or substantially all of the assets of Richfield State Agency and its subsidiaries, taken as a whole, on terms which the board of directors of Richfield State Agency determines in its good faith judgment, taking into consideration the opinion of a financial advisor of nationally recognized reputation, to be more favorable to its shareholders than the merger and for which financing, to the extent required, is then committed or, in the good faith judgment of the board of directors of Richfield State Agency, is reasonably capable of being obtained by such third party.

   Richfield State Agency agreed to immediately cease any existing discussions or negotiations relating to a competing proposal, not to solicit any competing proposals and to promptly inform Marshall & Ilsley if any competing proposal is made.

   We have also agreed that the limitations discussed above would not prohibit Richfield State Agency's board of directors, prior to approval of the merger and merger agreement and plan of merger by the shareholders of

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

Richfield State Agency, from entering into discussions or negotiations relating to an unsolicited superior competing transaction. Prior to entering into such discussions or negotiations, however, Richfield State Agency's board of directors must have determined in good faith and after consultation with and taking into consideration the advice of counsel that such action is required to fulfill its fiduciary duties to Richfield State Agency's shareholders. In addition, Richfield State Agency must provide prior written notice to Marshall & Ilsley that it is entering into such discussions or negotiations and receive a confidentiality agreement from the person proposing the superior competing transaction. Richfield State Agency has also agreed to keep Marshall & Ilsley informed of the status and details of such discussions or negotiations.

Employee Benefit Matters

   Marshall & Ilsley has agreed that it will give employees of Richfield State Agency who become employees of Marshall & Ilsley, whom we refer to as transferred employees, full credit for their prior service with Richfield State Agency for purposes of eligibility and vesting under retirement plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, "cafeteria" plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

   Marshall & Ilsley has also agreed to waive all preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the transferred employees prior to the effective time of the merger.

   Transferred employees will be integrated into Marshall & Ilsley's welfare benefit plans at a time determined on a plan-by-plan basis by Marshall & Ilsley, but no later than January 1, 2003. Richfield State Agency's respective plans will remain in effect until each integration date. Richfield State Agency's 401(k) plan will be frozen as of the effective time of the merger and all accounts in the plan will be fully vested at that time. Transferred employees who are eligible to participate in Marshall & Ilsley's qualified retirement program (taking into account prior service credit) will participate with respect to compensation paid after the effective time of the merger.

   Richfield State Agency employees terminated at or after the effective time of the merger will be eligible to receive severance benefits under Marshall & Ilsley severance plan, except for employees who have rights under severance or certain other agreements with Richfield State Agency that they have not been waived.

   The merger agreement requires:

   . Richfield State Agency to use its reasonable efforts to amend agreements with specified employees who currently have executive salary continuation agreements and executive deferred compensation agreements with Richfield State Agency in order to, among other things, shorten the period of the restrictions governing confidentiality, nonsolicitation and noncompetition and to modify those restrictions;

   . Richfield State Agency to increase each participant's performance unit account under the executive long-term incentive plan by the amount required under the plan and to distribute the balances in the plan to the participants in accordance with the plan's terms;

   . Richfield State Agency to enforce the executive deferred compensation agreements, executive salary continuation agreements and change in control/severance pay agreements in accordance with their terms and not to make any payments thereunder until it receives a release of claims agreements and all other conditions to receipt of payment have been satisfied; and

   . Richfield State Agency to give employees who have survivor income benefit agreements written notice prior to the effective time of the merger that such agreements are terminated.

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

Conditions to Completion of the Merger

   Marshall & Ilsley's and Richfield State Agency's obligations to complete the merger are subject to the satisfaction or written waiver, where permissible, of a number of conditions including, among others, the following:

   . the merger agreement must be approved by the holders of a majority of the outstanding shares of common stock of Richfield State Agency;

   . the approval of the Federal Reserve Board must have been obtained without any materially burdensome condition that would significantly adversely affect Marshall & Ilsley, all conditions to such approvals must have been satisfied and any statutory waiting periods required by law must have expired;

   . the approval of the Commissioner of the Minnesota Department of Commerce must be obtained without any materially burdensome condition that would significantly adversely affect Marshall & Ilsley, all conditions to such approvals must have been satisfied and any statutory waiting periods required by law must have expired;

   . the Marshall & Ilsley common stock that is to be issued in the merger must be approved for listing on the NYSE and the registration statement filed with the SEC concurrently with this document must be effective;

   . the representations and warranties of each party contained in the merger agreement must be true and correct in all respects;

   . each party must have performed or complied with in all material respects all of its agreements and covenants in the merger agreement;

   . all required consents, approvals and authorizations must be obtained by the parties;

   . no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of Richfield State Agency shall be pending;

   . Richfield State Agency must have delivered to Marshall & Ilsley evidence that the total out-of-pocket expenses incurred by or on behalf of Richfield State Agency in connection with the merger agreement do not exceed $500,000;

   . each holder of Richfield State Agency common stock must deliver to Marshall & Ilsley an executed Tax Matters Agreement by which they will agree to prepare and file all Richfield State Agency income tax returns for all periods ending prior to the effective time of the merger;

   . Richfield State Agency must have entered into a contract or contracts providing for the sale of its real estate and investment interests as identified in Annex A to the merger agreement;

   . the parties must have received legal opinions relating to the merger and tax opinions stating that the merger will be treated as a tax-free reorganization under federal tax laws and no gain or loss will be recognized by Richfield State Agency shareholders who receive only Marshall & Ilsley shares in exchange for their Richfield State Agency shares, except with respect to cash received in lieu of fractional shares; and

   . since the date of the merger agreement, there shall not have been any change in the financial condition, results of operations or businesses of either party that would have a material adverse effect on such party and its subsidiaries, taken as a whole.

   We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 30, 2002, either Marshall & Ilsley or Richfield State Agency may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

   The merger agreement may be terminated at any time whether before or after approval of the merger agreement by the Richfield State Agency shareholders:

   . by mutual consent of the parties by a vote of a majority of each party's board of directors;

   . by either party if there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement, except that the breaching party may not terminate the merger agreement for this reason;

   . by either party if a final and non-appealable permanent injunction has been issued preventing the merger;

   . by either party if the merger has not been consummated by June 30, 2002 for a reason other than the failure of the party seeking termination to comply with its obligations under the merger agreement;

   . by either party if the Federal Reserve Board or the Commissioner of Commerce of the State of Minnesota has denied approval of the merger;

   . by either party if Richfield State Agency's shareholders do not approve the merger and plan of merger and merger agreement;

   . by Marshall & Ilsley if there is a proposal for a superior competing transaction and the board of directors of Richfield State Agency withdraws or modifies in a manner adverse to Marshall & Ilsley its approval or recommendation of the merger or approves or recommends the superior competing transaction; or

   . by Marshall & Ilsley if record or beneficial holders of more than five percent of Richfield State Agency's common stock exercise dissenters' rights.

Waiver and Amendment of the Merger Agreement

   At any time before completion of the merger, either of us may waive compliance by the other party with any provision contained in the merger agreement. We may also amend the merger agreement by a written agreement at any time before or after Richfield State Agency shareholders approve the merger agreement, except that after the Richfield State Agency shareholders have given their approval, we may not amend the merger agreement in any manner that would reduce the amount or change the type of consideration into which each share of Richfield State Agency common stock will be converted in the merger or which by law would require the further approval of the shareholders of Richfield State Agency, in each case without the further approval of those shareholders.

Shareholder Voting Agreement

   In order to induce Marshall & Ilsley to enter into the merger agreement, shareholders who own in the aggregate approximately 53 percent of the outstanding Richfield State Agency common stock have each agreed that at any meeting of the shareholders of Richfield State Agency or in connection with any written consent of the shareholders of Richfield State Agency, such shareholder will vote all shares of Richfield State Agency common stock held of record or beneficially owned by such shareholder:

   . in favor of the merger and the merger agreement; and

   . against any proposal relating to a competing proposal and against any action or agreement that would impede or frustrate the shareholder voting agreement or result in a breach in any respect of any obligation or agreement of Richfield State Agency under the merger agreement or which would result in any of the conditions to the parties' obligations to effect the merger described in the merger agreement not being fulfilled.

   Each shareholder has agreed that, except as provided by the merger agreement and the shareholder voting agreement, such shareholder will not:

   . offer to transfer, transfer or consent to transfer any or all shares of Richfield State Agency common stock held of record or beneficially owned by such shareholder;

   . enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Richfield State Agency common stock held of record or beneficially owned by such shareholder;

   . grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Richfield State Agency common stock held of record or beneficially owned by such shareholder; or

   . deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Richfield State Agency common stock held of record or beneficially owned by such shareholder.

   Each shareholder has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information or otherwise take any action to assist or facilitate, any person concerning any competing proposal. Each shareholder has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any competing proposal.

   Each shareholder has waived any rights of appraisal or rights to dissent from the merger.

   The shareholder voting agreement with respect to each shareholder shall terminate upon the earliest of:

   . the effective time of the merger; or

   . the termination of the merger agreement.

                         MARSHALL & ILSLEY CORPORATION

Description of Business

   Marshall & Ilsley, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956. As of September 30, 2001, Marshall & Ilsley had consolidated total assets of approximately $27.3 billion and consolidated total deposits of approximately $16.7 billion, making it the largest bank holding company headquartered in Wisconsin.

   Marshall & Ilsley's principal assets are the stock of its bank and nonbank subsidiaries, which include Metavante Corporation, three commercial banks, one federal savings bank and a number of companies engaged in businesses that the Federal Reserve Board has determined to be closely-related or incidental to the business of banking. Marshall & Ilsley provides its subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

   Marshall & Ilsley's bank and savings association subsidiaries provide a full range of banking services to individuals, businesses and governments throughout Wisconsin, and in the Phoenix and Tucson, Arizona metropolitan areas, Las Vegas, Nevada, Naples, Florida and Minneapolis, Minnesota. These subsidiaries offer retail, institutional, international, business and correspondent banking, investment and trust services through the operation of over 215 banking offices in Wisconsin, 25 offices in Arizona, one office in Florida, one office in Nevada and two offices in Minnesota. The Marshall & Ilsley bank and saving association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries. M&I Marshall & Ilsley Bank is Marshall & Ilsley's largest bank subsidiary, with consolidated assets as of September 30, 2001 of approximately $18.0 billion.


   Metavante is a major supplier of financial and data processing services and software to banking, financial and related organizations. Metavante provides integrated products and services to financial services providers that enable them to initiate and process a broad range of financial transactions electronically, including through the Internet. Metavante's integrated financial transaction processing, outsourcing, software and consulting products and services provide virtually all of the technology that a financial services provider needs to run its operations. As of December 31, 2001, Metavante had over 3,500 clients in the United States and abroad, including large banks, mid-tier and community banks, Internet banks and non-traditional financial services providers. In 2001, Metavante's products and services were used to originate and/or process nearly 7.8 billion transactions for consumer and business customer bank accounts.


   Marshall & Ilsley's other nonbank subsidiaries operate a variety of bank-related businesses, including those providing investment management services, insurance services, trust services, equipment lease financing, commercial and residential mortgage banking, home equity financing, venture capital, brokerage services and financial advisory services. M&I Investment Management Corp. offers a full range of asset management services to Marshall & Ilsley's trust company subsidiaries, the Marshall Funds and other individual, business and institutional customers. Marshall & Ilsley's trust company subsidiaries provide trust and employee benefit plan services to customers throughout the United States with offices in Wisconsin, Arizona, Florida, Nevada, North Carolina and Illinois. M&I First National Leasing Corp. leases a variety of equipment and machinery to large and small businesses. M&I Dealer Finance, Inc. provides retail vehicle lease financing. M&I Mortgage Corp. originates, purchases, sells and services residential mortgages. M&I Mortgage Reinsurance Corporation acts as a reinsurer of private mortgage insurance written in connection with residential mortgage loans originated in the Marshall & Ilsley system. The Richter-Schroeder Company originates and services long-term commercial real estate loans for institutional investors. M&I Capital Markets Group L.L.C. and M&I Ventures L.L.C. provide venture capital, financial advisory and strategic planning services to customers, including assistance in connection with the private placement of securities, raising funds for expansion, leveraged buy-outs, divestitures, mergers and acquisitions and small business investment company transactions. M&I Brokerage Services, Inc., a broker-dealer registered with the National Association of Securities Dealers and the Securities and Exchange

Commission, provides brokerage and other investment related services to a variety of retail and commercial customers. M&I Support Services Corp. operates an extensive multi-media customer service center that provides banking customers with 24-hour phone access to personal bankers and other customer services.

   As a registered bank holding company, Marshall & Ilsley is subject to regulation and examination by various state and federal governmental regulatory agencies.

Recent Developments


   On December 4, 2001, Marshall & Ilsley announced that it had signed an agreement to acquire privately-held Century Bancshares, Inc. of Eden Prairie, Minnesota for $66 million payable in a combination of Marshall & Ilsley stock and cash. Century Bancshares is the holding company for Century Bank, National Association. Century Bank has approximately $325 million in assets and has three branches in the Minneapolis, Minnesota area. The transaction is expected to close in the first or second quarter of 2002, subject to regulatory approval and other customary conditions.


Additional Information

   Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Marshall & Ilsley is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, as amended. Marshall & Ilsley's Annual Report on Form 10-K, as amended, is incorporated by reference into this document. Richfield State Agency shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Marshall & Ilsley at the address or telephone number provided under "Where You Can Find More Information" on page 55.

                         RICHFIELD STATE AGENCY, INC.

Description of Business


   Richfield State Agency is a holding company whose primary operations are the ownership of its wholly owned subsidiary bank, Richfield Bank & Trust Co. The subsidiary bank provides retail and commercial loan and deposit services, as well as fiduciary and agency trust services, principally to customers within the Twin Cities Metro area. In addition, the subsidiary bank provides brokerage services to its customers through its wholly-owned subsidiary, R Community Investments, Inc.



   Richfield State Agency is or has been the owner and lessor of various commercial and multi-family housing properties as follows (all of which have been or will be sold as described in "The Merger-- Interests of Certain Persons").



    . Richfield State Agency owns Eastwood Village, L.L.C., which owns and operates a low-income senior housing development in Oakdale, Minnesota referred to as Eastwood Village I & II. Eastwood Village, L.L.C. owned a 33.33% co-tenancy interest in a 12 unit market-rate apartment complex in Oakdale, Minnesota referred to as Eastwood Village III.



    . Richfield State Agency owned a 28% ownership interest in THE OAKS, L.L.C., which owns a 138 unit upscale apartment complex located in Richfield, Minnesota referred to as The Oaks.



    . Richfield State Agency owned a roughly 57% ownership interest in SUN LAKE II, L.L.C., which owns a 26.75% co-tenancy interest in an 82 unit upscale apartment complex in Chaska, Minnesota referred to as Sun Lake Woods.



    . Richfield State Agency owns an assisted living facility in Richfield, Minnesota referred to as The Pines.


   Richfield Bank & Trust Co. has its main banking office in the business district of Richfield, Minneapolis and serves customers throughout the Minneapolis/St. Paul metropolitan area, with branch offices in Bloomington, Burnsville, Chanhassen, Edina, Minneapolis and St. Paul, Minnesota.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

   The rights of Richfield State Agency shareholders are currently governed by the Minnesota Business Corporation Act, or the MBCA, Richfield State Agency's articles of incorporation and Richfield State Agency's amended and restated bylaws. At the time of the merger, some or all of the Richfield State Agency common shareholders will become Marshall & Ilsley common shareholders and their rights will be determined by the Wisconsin Business Corporation Law, or the WBCL, Marshall & Ilsley's restated articles of incorporation and Marshall & Ilsley's bylaws. The following is a summary of the material differences between the rights of Richfield State Agency common shareholders and the rights of Marshall & Ilsley common shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Richfield State Agency common shareholders and those of Marshall & Ilsley common shareholders. The summary is qualified in its entirety by reference to the MBCA, the WBCL, Richfield State Agency's articles of incorporation and amended and restated bylaws, and Marshall & Ilsley's restated articles of incorporation and bylaws.

                           Authorized Capital Stock

      Richfield State Agency                          Marshall & Ilsley

Authorized:                            Authorized:
   92,000 shares of common stock.         320,000,000 shares of common stock.
                                          5,000,000 shares of preferred stock, of which
                                          2,000,000 shares are designated as Series A
                                          Convertible Preferred Stock.

Outstanding as of November 1, 2001:    Outstanding as of September 30, 2001:
   84,154 shares of common stock.         106,506,115 shares of common stock.
                                          336,370 shares of Series A Convertible
                                          Preferred Stock.

                          Size of Board of Directors

                Richfield State Agency                                        Marshall & Ilsley

   Richfield State Agency's articles of                      Marshall & Ilsley's articles of incorporation
incorporation provide that the number of directors        provide that the number of directors constituting the
shall not be less than three or more than seven. The      board of directors shall be fixed by a majority vote of
MBCA provides that the board shall consist of one or      the board of directors, but shall not be less than three.
more directors and that the number of directors shall     By resolution of Marshall & Ilsley's board of
be fixed by or in the manner provided by the articles     directors, there are currently 21 members on Marshall
or bylaws. There are currently four directors serving.    & Ilsley's board.

                               Cumulative Voting

   Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

                 Richfield State Agency                                        Marshall & Ilsley

   Under the MBCA, each shareholder entitled to                Under the WBCL, shareholders do not have the
vote for directors has the right to cumulate those          right to cumulate their votes for directors, unless the
votes unless the articles provide that there shall be no    articles of incorporation provide for cumulative
cumulative voting. The articles of incorporation of         voting. Marshall & Ilsley's articles of incorporation
Richfield State Agency do not exclude cumulative            do not provide for cumulative voting.
voting; therefore, its shareholders have cumulative
voting rights.

                              Class of Directors

                 Richfield State Agency                                       Marshall & Ilsley

   The MBCA provides that directors of a                       The WBCL provides that directors of a
Minnesota corporation may be divided into classes as        Wisconsin corporation may be divided into two or
provided in the articles or bylaws. Neither the articles    three classes if provided by the articles of
nor the bylaws of Richfield State Agency divide its         incorporation. Marshall & Ilsley's board of directors
board into classes.                                         is divided into three classes and each director serves
                                                            for a three-year term or until his or her successor is
                                                            elected and qualified.

                          Qualifications of Directors

                Richfield State Agency                                        Marshall & Ilsley

   The MBCA provides that directors must be                   Under the WBCL, a director is not required to
natural persons, but the method of election and any        be a resident of the state of Wisconsin or a
additional qualifications for directors may be imposed     shareholder of the corporation. Marshall & Ilsley's
by or in the manner provided in the articles or bylaws.    bylaws provide that Marshall & Ilsley directors do
Richfield State Agency's bylaws provide that               not need to be residents of Wisconsin or Marshall &
Richfield State Agency directors do not need to be         Ilsley shareholders, but that no person is eligible for
Richfield State Agency shareholders.                       election to the board after the age of 72, unless this
                                                           limitation is waived by the board.

                        Filling Vacancies on the Board

                 Richfield State Agency                                         Marshall & Ilsley

   The MBCA provides that, unless different rules               The WBCL provides that unless the articles of
for filling vacancies are provided for in the articles or    incorporation provide otherwise, if a vacancy occurs
bylaws, (i) vacancies on the board resulting from            on the board of directors it may filled by any of the
death, resignation, removal, or disqualification of a        following, (i) the shareholders; (ii) the board of
director may be filled by the affirmative vote of the        directors; or (iii) if the directors remaining in office
majority of the remaining directors, even though less        constitute fewer than a quorum of the board, the
than a quorum; and (ii) vacancies on the board               directors, by an affirmative vote of the majority of all
resulting from newly created directorships may be            directors remaining in office. If the vacant office was
filled by the affirmative vote of a majority of the          held by a director elected by a voting group of
directors serving at the time of the increase. Directors     shareholders, only the holders of shares of that voting
elected under this provision of the MBCA hold office         group are entitled to vote to fill the vacancy if it is
until a qualified successor is elected by the                filled by shareholders. A vacancy that will occur at a
shareholders at the next regular or special meeting of       specific later date may be filled before the vacancy
the shareholders. Richfield State Agency's bylaws            occurs, but the new director will not take office until
reflect these statutory provisions.                          that vacancy occurs.

                             Removal of Directors

                 Richfield State Agency                                       Marshall & Ilsley

   The MBCA provides that, unless otherwise                    Under Wisconsin corporate law, shareholders of
provided in the articles, the bylaws or a shareholder       a corporation may remove a director with or without
control agreement, a director may be removed at any         cause, unless the corporation's articles of
time, with or without cause, if (i) the director was        incorporation or bylaws provide that a director may
named by the board to fill a vacancy; (ii) the              only be removed for cause. Marshall & Ilsley's
shareholders have not elected directors in the interval     articles of incorporation provide that a director may
between the time of the appointment to fill a vacancy       only be removed for cause and by an affirmative vote
and the time of the removal; and (iii) a majority of the    of two-thirds of the outstanding shares entitled to
remaining directors present affirmatively vote to           vote at a meeting of shareholders called for such
remove the director. Any one or all of the directors        purpose. "Cause" means solely malfeasance arising
may be removed at any time by the affirmative vote of       from the performance of a director's duties which has
the holders of a majority of the voting power of all        a material adverse effect on Marshall & Ilsley's
shares entitled to vote at an election of directors.        business. Directors, if any, elected by the holders of
However, if cumulative voting is authorized, which is       Marshall & Ilsley preferred stock may only be
the case with Richfield State Agency, unless the entire     removed in accordance with the terms of the
board is removed simultaneously, a director may not         preferred stock.
be removed if the number of votes sufficient to elect
that director under cumulative voting is voted against
the director's removal. Richfield State Agency's
articles of incorporation and bylaws do not contain
provisions relating to the removal of directors.

                     Nomination of Directors for Election

               Richfield State Agency                                    Marshall & Ilsley

   No procedure is set forth under Richfield State         Marshall & Ilsley's bylaws provide that if a
Agency's articles of incorporation or bylaws for the    shareholder wishes to nominate a person for election
nomination of directors for election.                   as a director, then the shareholder must give timely
                                                        notice of the nomination to Marshall & Ilsley. In
                                                        order to be timely, a notice must be received by
                                                        Marshall & Ilsley not less than 90 days before the
                                                        anniversary date of the annual meeting of
                                                        shareholders in the immediately preceding year.

                                                           Notices given by shareholders must be in
                                                        writing and contain information regarding the
                                                        nominee to the board of directors, the shareholder
                                                        bringing the nomination and other information
                                                        specified in Marshall & Ilsley's bylaws.

                           Anti-Takeover Provisions

                Richfield State Agency                                       Marshall & Ilsley

   The MBCA protects certain corporations                    Wisconsin corporate law protects domestic
incorporated in Minnesota from hostile takeovers and      corporations from hostile takeovers and abusive
abusive takeover tactics by preventing a person from      takeover tactics by preventing a person from engaging
engaging in specific transactions with the corporation    in specified transactions with the corporation or from
or from taking specific actions after that person has     taking specific actions after that person has acquired a
acquired a significant portion of the corporation's       significant portion of the corporation's shares. These
shares. These protections fall into three categories:     protections fall into three categories:

 . the business combination statute, which regulates      . the business combination statute, which regulates
  specific types of transactions between issuing           specified types of transactions with interested
  public corporations and interested shareholders;         stockholders;

 . fair price statute, which regulates the price at       . the fair price statute, which regulates the price at
  which large shareholders may acquire additional          which large shareholders may acquire the
  shares of a publicly held corporation; and               remaining shares of the corporation; and

 . control share statute, which regulates the voting      . the control share statute, which regulates the
  power of shares held by specified large                  voting power of shares held by specified large
  shareholders of an issuing public corporation.           shareholders.

   Richfield State Agency is not a "publicly held           The following section summarizes each of these
corporation" because its shares are not registered       statutes.
pursuant to or subject to the Securities Exchange Act
of 1934, and does not qualify as an "issuing public         Business combination statute.  Wisconsin
corporation" under the MBCA because it is not a          corporate law prohibits business combinations
"publicly held corporation" and it has fewer than 50     between some Wisconsin corporations, including
shareholders. The protections afforded by the            Marshall & Ilsley, and a person who is an interested
MBCA's anti-takeover provisions are therefore not        stockholder. This prohibition lasts for three years
applicable to Richfield State Agency for purposes of     after the date on which that person became an
this transaction.                                        interested stockholder. Business combinations
                                                         include mergers, share exchanges, sales of assets,
                                                         liquidations, dissolutions, and specified types of
                                                         stock transactions and stock issuances. An interested
                                                         stockholder is a person who owns at least 10 percent
                                                         of a corporation's outstanding shares or who is an
                                                         affiliate or associate of the corporation and owned at
                                                         least 10 percent of the corporation's outstanding
                                                         shares at any time within the prior three-year period.
                                                         The prohibition on business combinations does not
                                                         apply if the corporation's board of directors approves
                                                         either the business combination or the share
                                                         acquisition that caused the person to be designated as
                                                         an interested stockholder. The board of directors
                                                         approval must be given before the date on which a
                                                         person becomes an interested stockholder. The
                                                         prohibition on business combinations continues after
                                                         the initial three-year period unless:

                                                         . the corporation's board of directors approved the
                                                           share acquisition that caused the interested
                                                           stockholder to be designated as an interested
                                                           stockholder;

                                                         . a majority of the corporation's shareholders,
                                                           excluding the interested stockholder, approve the
                                                           business combination;

                                                         . the interested stockholder pays a fair price, as
                                                           defined in the statute, for the shares it acquires in
                                                           the business combination; or

                                                         . the business combination is specifically excluded
                                                           from the prohibition on business combinations.


        The business combination statutes do not apply to the merger, because the merger is not a business combination with an interested stockholder within the meaning of the business combination statutes.

        Fair price statute. Wisconsin corporate law requires that business combinations between some Wisconsin corporations, including Marshall & Ilsley, and a person designated as a significant shareholder must be approved by 80 percent of all of the corporation's shareholders and two-thirds of all of the corporation's shareholders other than the significant shareholder. This requirement does not apply if the corporation's shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. A significant shareholder is a person who owns 10 percent or more of the corporation's outstanding shares or who is an affiliate of the corporation and owned at least 10 percent of the corporation's outstanding shares at any time within the prior two-year period.

        The fair price statutes do not apply to the merger, because the merger is not a business combination with a significant shareholder within the meaning of the fair price statutes.

        Control share statute.  Under Wisconsin
     corporate law, if a person holds more than 20 percent of the outstanding shares of some Wisconsin corporations, including Marshall & Ilsley, then the voting power of the shares held by that person in excess of 20 percent of the corporation's outstanding shares is reduced to 10 percent of the voting power the excess shares would otherwise have had. The full voting power of the excess shares may be restored by a vote of a majority of the corporation's shares. The person seeking restoration of full voting power may vote on this resolution.

        In addition to any other approvals required by
     law and by the articles of incorporation and bylaws,
     Marshall & Ilsley's articles of incorporation require
     that business combinations between Marshall &
     Ilsley and an interested stockholder be approved by:

     . the holders of 80 percent of Marshall & Ilsley's shares; or

     . the holders of two-thirds of Marshall & Ilsley's shares, other than the interested stockholder.

        This requirement does not apply if a business combination with an interested stockholder is approved by a majority of disinterested directors or the shareholders receive a fair price, as defined in the articles of incorporation, for their shares and certain other conditions are satisfied.

        Business combinations under Marshall & Ilsley's articles of incorporation generally include mergers, consolidations, sales of $25,000,000 or more in assets, the issuance or transfer of $25,000,000 or more in securities, liquidations, dissolutions, and reclassifications, recapitalizations and other transactions that have the effect of increasing the proportionate ownership interest of an interested stockholder. An interested stockholder is a person who owns at least 10 percent of Marshall & Ilsley's shares or who is an affiliate or associate of Marshall & Ilsley and owned at least 10 percent of Marshall & Ilsley's shares at any time within the prior two-year period. A disinterested director means a director who is not affiliated with the interested stockholder and who was either a director before the person became an interested stockholder or was elected or recommended for election by a majority of disinterested directors.

        This transaction does not involve a business combination with an interested shareholder as those terms are defined above. As a result, the requirements set forth in the anti-takeover provisions described in this section do not apply to this transaction.

                            Shareholder Rights Plan

         Richfield State Agency                             Marshall & Ilsley

   Richfield State Agency does not have a       Marshall & Ilsley does not have a shareholder
   shareholder rights plan.                     rights plan.

                             Shareholders' Meeting

               Richfield State Agency                                      Marshall & Ilsley

   Annual and Special Meetings.  Under the                  Annual and Special Meetings.  Under
MBCA, regular meetings of shareholders may be            Wisconsin corporate law, a corporation must hold an
held on an annual or other less frequent periodic        annual meeting at a time specified in its bylaws and
basis, but need not be held unless required by the       may hold special meetings. Marshall & Ilsley's
articles of incorporation or bylaws. If a regular        bylaws provide for an annual meeting to be held on
meeting of shareholders is not held during a 15-         the fourth Tuesday of April of each year, or on a
month period, a shareholder or shareholders holding      different date determined by the board of directors.
3% or more of the voting power of all shares entitled
to vote may demand a regular meeting of                     Place of Meeting.  Marshall & Ilsley's bylaws
shareholders by written notice. Richfield State          provide that the annual meeting of shareholders shall
Agency's bylaws provide for an annual meeting to be      be held either at Marshall & Ilsley's principal office
held on a date in February of each year, as specified    in Milwaukee, Wisconsin, or at another place
by the board of directors.                               selected by Marshall & Ilsley's board of directors.

   Place of Meeting.  Richfield State Agency's               Attendance and Voting.  Shareholders entitled
bylaws provide that the annual meeting of                 to vote at a meeting may attend and vote at the
shareholders shall be held at the registered office of    meeting in person or by proxy. A shareholder may
the corporation at 6625 Lyndale Avenue South,             appoint a proxy in writing or by transmitting or
Richfield, Minnesota, or at any other place specified     authorizing the transmission of an electronic
by the board of directors in the meeting notice.          transmission of the appointment including over the
                                                          internet or by telephone, fax or telegram. Each share
   Attendance and Voting.  Shareholders entitled to       of Marshall & Ilsley common stock is entitled to one
vote at a meeting may attend and vote at the meeting      vote.
in person or by proxy. Each share of Richfield State
Agency common stock is entitled to one vote.                 Quorum.  Under Marshall & Ilsley's bylaws,
                                                          the presence in person or by proxy of the holders of
   Quorum.  Under Richfield State Agency's                record of a majority of the shares entitled to be cast
bylaws, the holders of a majority of the outstanding      on a matter by a voting group constitutes a quorum of
stock entitled to vote at the meeting, present in         that voting group for action on that matter.
person or represented by proxy, constitute a quorum.

                     Shareholder Action Without a Meeting

                Richfield State Agency                                       Marshall & Ilsley

   In accordance with Section 302A.441 of the                Under Wisconsin corporate law, shareholders
MBCA, Richfield State Agency's bylaws provide             may take action required or permitted to be taken at a
that any action required or permitted to be taken at a    meeting without a meeting if a written consent is
shareholders' meeting may be taken without a              signed by all of the corporation's shareholders
meeting by written action signed by all of the            entitled to vote on the action, unless the corporation's
shareholders entitled to vote on that action.             articles of incorporation provide otherwise. Marshall
                                                          & Ilsley's articles of incorporation do not provide
                                                          otherwise.

                   Calling Special Meetings of Shareholders

                Richfield State Agency                                       Marshall & Ilsley

   Under the MBCA, special meetings of the                    Under Wisconsin corporate law, a special
shareholders may be called for any purpose at any          meeting of shareholders may be called by the board
time by (i) the chief executive officer; (ii) the chief    of directors, by any person authorized by the articles
financial officer; (iii) two or more directors; (iv) a     of incorporation or bylaws to call a special meeting
person authorized in the articles or bylaws to do so;      or upon the written demand of the holders of 10
or (v) holders of 10% or more of the voting power of       percent of the votes entitled to be cast on any issue
all shares entitled to vote. However, a special            proposed to be considered at the special meeting.
meeting for the purpose of considering any action to       Marshall & Ilsley's bylaws provide that a special
effect a business combination must be called by 25%        meeting of the shareholders may be called only by
or more of the voting power of all shares entitled to      the chief executive officer or the president pursuant
vote. The bylaws of Richfield State Agency provide         to a resolution approved by at least three-quarters of
that a special meeting may be called by the president,     the board, except as otherwise provided by the
or by the secretary at the written request of two or       WBCL.
more directors or of shareholders owning a majority
of the capital stock, issued and outstanding, entitled
to vote. However, the MBCA does not permit a
corporation to circumscribe in its bylaws the right of
shareholders to call special meetings.

                      Submission of Shareholder Proposals

             Richfield State Agency                                     Marshall & Ilsley

   The Richfield State Agency bylaws do not set         Marshall & Ilsley's bylaws provide that if a
forth a procedure to be followed by a shareholder    shareholder wishes to bring business before a
who wishes to bring business before the annual       meeting, then the shareholder must give timely notice
meeting.                                             of the business to Marshall & Ilsley. In order to be
                                                     timely, a notice must:

                                                     . be received by Marshall & Ilsley not less than 90
                                                       days before the anniversary date of the annual
                                                       meeting of shareholders in the immediately
                                                       preceding year; and

                                                     . contain specified information, including a
                                                       description of the business to be brought before the
                                                       meeting and information about the shareholder
                                                       making the proposal.

                                                        Notices given by shareholders must be in
                                                     writing.

                        Notice of Shareholder Meetings

                Richfield State Agency                                       Marshall & Ilsley

   The MBCA generally provides that notice of the             Under Wisconsin corporate law, a Wisconsin
date, time, and place of all meetings of shareholders      corporation must notify its shareholders of an annual
must be given to every holder of shares entitled to        or special meeting not less than 10 nor more than 60
vote at least 10 days before the date of the meeting,      days before the meeting, unless the corporation's
or a shorter time provided in the articles or bylaws,      articles of incorporation or bylaws provide otherwise.
and not more than 60 days before the date of the           Marshall & Ilsley's bylaws provide that notice of an
meeting. If shareholders are entitled to vote on a plan    annual meeting or a special meeting must be
of merger or exchange, notice must be given at least       delivered not less than 10 nor more than 60 days
14 days before the date of the meeting. Richfield          before the date of the meeting. Marshall & Ilsley's
State Agency's bylaws provide for written notice to        bylaws require that notice of a meeting must state the
be given by mail to shareholders of record at least 30     place, date and time of the meeting and that notice of
days prior to an annual meeting or 10 days prior to a      a special meeting must also state the purpose or
special meeting.                                           purposes for which the meeting is called. Notice may
                                                           be communicated in person, by telephone, telegraph,
                                                           teletype, facsimile or other forms of wire or wireless
                                                           communication, by mail or private carrier, or by
                                                           electronic transmission.

                     Shareholder Vote Required for Mergers

                Richfield State Agency                                       Marshall & Ilsley

   Under the MBCA, the board of directors of the             The WBCL provides that a merger to which a
corporation must approve a plan of merger and the         Wisconsin corporation is a party must be approved
shareholders entitled to vote must approve the plan of    by the affirmative vote of the holders of a majority of
merger by the affirmative vote of the holders of a        the shares entitled to vote on the merger and the
majority of the shares entitled to vote on the merger.    affirmative vote of the holders of a majority of the
Approval of this merger will, therefore, require an       shares of each class or series entitled to vote
affirmative vote by the holders of at least 42,078        separately on the merger, if any.

shares of Richfield State Agency common stock. A           Approval of a plan of merger by the shareholders
class or series of shares generally is entitled to vote of the surviving corporation is not required if:
as a class or series if any provision of the plan, if
contained in a proposed amendment to the articles,      . the articles of incorporation of the surviving
would entitle the class or series to vote as a class or   corporation will not differ, except for limited
series.                                                   changes;

                                                        . the number of shares and the rights and preferences
                                                          of the shares held by the surviving corporation's
                                                          shareholders prior to the merger will not change
                                                          immediately after the merger; and

                                                        . the number of shares of stock of the surviving
                                                          corporation outstanding immediately after the
                                                          merger plus the number of shares issuable as a
                                                          result of the merger will not be greater than 20
                                                          percent of the total number of shares of stock of the
                                                          surviving corporation outstanding immediately
                                                          before the merger.

                                                           Because each of the requirements above is met,
                                                        the approval of the merger by the shareholders of
                                                        Marshall & Ilsley is not required.

                                   Dividends

                Richfield State Agency                                          Marshall & Ilsley

   A Minnesota corporation may not make a                     Under the WBCL, distributions are paid at the
distribution if either: (i) the corporation will not be    discretion of the board of directors of a Wisconsin
able to pay its debts in the ordinary course of            corporation. The board may authorize, and the
business after making the distribution; (ii) all           corporation may make distributions to its
amounts payable to preferential shareholders are not       shareholders, including in connection with the
paid; or (iii) the distribution would reduce the           repurchase of the corporation's shares, in amounts
remaining net assets of the corporation below the          determined by the board, unless:
amount payable to preferential shareholders in the
event of liquidation.                                      . after the distribution the corporation would not be
                                                             able to pay its debts as they become due in the
   Richfield State Agency's articles of                      usual course of business; or
incorporation do not authorize the issuance of a
preferred class of stock. The corporation may              . the corporation's total assets after the distribution
therefore make a distribution if the distribution will       would be less than the sum of its total liabilities,
not render Richfield State Agency unable to pay its          plus, unless the articles of incorporation provide
debts in the ordinary course of business.                    otherwise, the amount that would be needed to
                                                             satisfy the preferential rights upon dissolution of
                                                             shareholders whose preferential rights are superior
                                                             to those receiving the distribution, if the corporation
                                                             were to be dissolved at the time of distribution.

                                                              Holders of Marshall & Ilsley Series A
                                                           Convertible Preferred Stock are entitled to receive,
                                                           when, as and if declared by the board of directors,
                                                           dividends at an annual rate fixed by the board of
                                                           directors. Such dividends must be paid or declared
                                                           and set apart for payment for each dividend period
                                                           before any dividend for the same period shall be paid
                                                           or set apart for payment on the common stock.

                              Dissenters' Rights

                 Richfield State Agency                                          Marshall & Ilsley

   The MBCA provides that shareholders of a                     Under Wisconsin corporate law, a shareholder
corporation are generally entitled to dissent from, and      may dissent from, and obtain payment of the fair
obtain payment of the fair value of their shares in the      value of his or her shares in the event of specified
event of, any of the following corporate actions:            mergers, share exchanges and transactions involving
                                                             the sale of all or substantially all of the corporation's
 . an amendment of the articles that materially and           property other than in the usual and regular course of
  adversely affects the dissenting shareholders'             business. However, dissenters' rights generally are
  preferential rights, right to redemption of the            not available to holders of shares, such as Marshall &
  shares, preemptive right to acquire shares or other        Ilsley shares, that are registered on a national
  securities, or right to vote on a matter or to             securities exchange or quoted on the National
  cumulate votes;                                            Association of Securities Dealers, Inc. Automated
                                                             Quotations System, unless the transaction is a
 . a sale, lease, transfer or other disposition of all or     business combination involving a significant
  substantially all of the property and assets of the        shareholder or the corporation's articles of
  corporation if the shareholder is entitled to vote on      incorporation provide otherwise.
  the disposition, except in the case of a dissolution,
  a disposition pursuant to a court order, or a                 Because Marshall & Ilsley shareholders do not
  disposition for cash the net proceeds of which will        have the right to vote on the merger, its shareholders
  be distributed to the shareholders within one year;        do not have dissenters' rights with respect to the
                                                             merger under Wisconsin corporate law. Marshall &
 . a merger, except that a shareholder of the                 Ilsley's articles of incorporation do not otherwise
  surviving corporation has dissenters rights only           provide for dissenters' rights with respect to the
  with respect to shares entitled to vote on the             merger.
  merger;

 . a plan of exchange, except that shareholders of the acquiring corporation do not have dissenter's rights; and

 . any other corporate action taken pursuant to shareholder vote with respect to which the articles, bylaws or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Neither the articles of incorporation nor the bylaws of Richfield State Agency provide for any other actions which would entitle shareholders to additional dissenters' rights.

   Because Richfield State Agency is not the surviving corporation in the merger, dissenters' rights are available. See "The Merger--Dissenters' Rights."

                         Shareholder Preemptive Rights

                 Richfield State Agency                                        Marshall & Ilsley

   Under the MBCA, unless denied or limited in                 Under Wisconsin corporate law, subject to
the articles of incorporation, a shareholder has a          specified limitations, holders of shares of a class
preemptive right whenever the corporation proposes          authorized before 1991 have preemptive rights to
to issue new or additional shares or rights to purchase     acquire a corporation's unissued shares or other
shares of the same series or class held by the              securities convertible into unissued shares, unless the
shareholder, with, unless otherwise provided in the         articles of incorporation provide otherwise. Marshall
articles, the following exceptions:                         & Ilsley's articles of incorporation provide that no
                                                            holder of its capital stock has or will have any
 . shares or rights to purchase shares issued for a          preemptive rights.
  consideration other than money;

 . shares or rights to purchase shares issued pursuant to a plan of merger or exchange;

 . shares or rights to purchase shares issued pursuant to an employee or incentive benefit plan approved by the shareholders;

 . shares or rights to purchase shares issued upon exercise of previously issued rights to purchase securities of the corporation;

 . shares or rights to purchase shares issued pursuant to a public offering of the corporation's securities or rights to purchase securities; or

 . shares or rights to purchase shares issued pursuant to a court approved plan of reorganization.

The articles of incorporation of Richfield State
Agency do not deny, limit, or otherwise provide for preemptive rights. Therefore, Richfield State
Agency's shareholders have preemptive rights as described above.

                        Shareholder Class Voting Rights

                 Richfield State Agency                                       Marshall & Ilsley

   The MBCA provides that in any case where a                  Under Sections 180.1004 and 180.1103 of the
class or series of shares is entitled by the MBCA, the      WBCL, holders of a particular class of shares are
articles of incorporation or the terms of the shares to     entitled to vote as a separate class if the rights of
vote as a class or series, the matter being voted upon      that class are affected in various respects by
must also receive the affirmative vote of the holders       mergers, consolidations or amendments to the
of the same proportion of the shares represented of         articles of incorporation. Under Section 180.1003 of
that class or series, or the total outstanding shares of    the WBCL, the presence or absence of dissenters'
that class or series, as required for approval by all of    rights for a voting group affects the right of that
the voting shareholders of the corporation.                 group to vote on amendments to a corporation's
                                                            articles of incorporation. If a voting group would
   The outstanding shares of Richfield State                have dissenters' rights as a result of the amendment,
Agency common stock will vote on the merger as a            then a majority of the votes entitled to be cast by
single class. No shares of Richfield State Agency           that voting group is required for adoption of the
capital stock have the right to vote on the merger as a     amendment.
separate class or series.

                                Indemnification

                 Richfield State Agency                                         Marshall & Ilsley

   Unless limited by the articles of incorporation or          Wisconsin corporate law requires a corporation
bylaws, the MBCA provides for mandatory                     to indemnify a director or officer to the extent that he
indemnification of a director, officer, committee           or she has been successful on the merits or otherwise
member or employee made or threatened to be made            in the defense of a proceeding for all reasonable
a party to a proceeding by reason of that person's          expenses that he or she incurred in the proceeding if
former or present official capacity in the corporation      the director or officer was a party because he or she
against certain liabilities and expenses if all of the      is or was a director or officer of the corporation.
following apply:                                            Indemnification is also required in other instances,
                                                            unless the director or officer is personally liable
 . the individual has not otherwise been indemnified         because the director or officer breached or failed to
  against the same liabilities or expenses;                 perform a duty that he or she owes to the corporation,
                                                            and the breach or failure to perform constitutes any
 . the individual acted in good faith;                       of the following:

 . the individual received no improper personal              . a willful failure to deal fairly with the corporation
  benefit and, if applicable, the MBCA's                      or its shareholders in connection with a matter in
  requirements with respect to conflicts of interest          which the director or officer has a material conflict
  were satisfied;                                             of interest;

 . in the case of a criminal proceeding, the individual      . a violation of criminal law, unless the director or
  had no reasonable cause to believe that the conduct         officer had reasonable cause to believe that his or
  was unlawful; and                                           her conduct was lawful or no reasonable cause to
                                                              believe that his or her conduct was unlawful;
 . depending on the capacity in which the individual
  is serving, the individual either believed the            . a transaction from which the director or officer
  conduct was in the best interests of the corporation        derived an improper personal benefit; or
  or believed that the conduct was not opposed to the
  best of interests of the corporation.                     . willful misconduct.

   A person requesting indemnification is entitled            Wisconsin corporate law allows a corporation to
to the payment or reimbursement by the corporation         limit its obligation to indemnify directors and officers,
for reasonable expenses in advance of the final            but Marshall & Ilsley's articles of incorporation do
disposition of the proceeding if (i) he or she provides    not limit Marshall & Ilsley's obligation to indemnify
to the corporation a written affirmation of his or her     its directors and officers.
good faith belief that the criteria for indemnification
have been satisfied and a written undertaking to              Wisconsin corporate law also permits a
repay all amounts so advanced; (ii) a determination is     corporation to provide directors and officers additional
made on behalf of the corporation that                     rights of indemnification, except for conduct described
indemnification is not precluded based on the facts        above, in the articles of incorporation or bylaws, by a
then known; and (iii) such advances are not                resolution adopted by the board of directors or a
prohibited by article or bylaw provisions equally          majority vote of the shareholders or by written
applicable to all members of such person's class.          agreement. Marshall & Ilsley's bylaws provide for
                                                           indemnification of its directors and officers to the
   Richfield State Agency's bylaws provide that            fullest extent permitted by law and set forth procedural
the company will indemnify its directors, officers and     requirements for requesting indemnification. If a
employees for expenses and liabilities to the extent       director or officer provides Marshall & Ilsley with a
provided in the MBCA, as described above.                  written affirmation of his or her good faith belief that
                                                           he or she has not breached or failed to perform his or
                                                           her duties in a manner listed above and a written
                                                           undertaking to repay Marshall & Ilsley if he or she is
                                                           not entitled to indemnification, then Marshall & Ilsley
                                                           is required to pay or reimburse the director or officer
                                                           for all reasonable expenses as incurred.


                      Limitations on Directors' Liability


Richfield State Agency Marshall & Ilsley



   The MBCA provides that the articles of                   Under Wisconsin corporate law, a director is not
incorporation may contain a provision eliminating or     liable to the corporation, its shareholders or any
limiting the personal liability of a director to the     person asserting rights on behalf of the corporation or
corporation or its shareholders for monetary damages     its shareholders for monetary damages or other
for breach of fiduciary duty as a director, provided     monetary liabilities arising from a breach of or
that the provision does not eliminate or limit the       failure to perform any duty resulting solely from his
liability of a director for:                             or her status as a director, unless the breach
                                                         constitutes:
 . a breach of the director's duty of loyalty to the
  corporation or its shareholders;                       . a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in
 . acts or omissions not in good faith or which             which the director has a material conflict of interest;
  involved intentional misconduct or a knowing
  violation of law;                                      . a violation of criminal law, unless the director had
                                                           reasonable cause to believe that his or her conduct
 . a transaction from which the director derived an         was lawful or no reasonable cause to believe that
  improper personal benefit;                               his or her conduct was unlawful;

 . an unlawful sale of a security or an unlawful          . a transaction from which the director derived an
  distribution to shareholders; or                         improper personal profit; or

 . an act or omission occurring prior to the date when    . willful misconduct.
  the provision in the articles of incorporation
  became effective.                                         Under Wisconsin corporate law, a director or
                                                         officer, in discharging his or her duties to the
   Richfield State Agency's articles of                  corporation and determining what he or she believes
incorporation contain no provision limiting the          is in the best interests of the corporation, may, in
personal liability of Richfield State Agency's           addition to considering the effects of any action on
directors.                                               shareholders, consider:

   Under the MBCA, a director, in determining              . the effects of the action on employees, suppliers
what is in the best interests of the corporation, may        and customers of the corporation;
consider the following interests:
                                                           . the effects of the action on the communities in
 . the corporation's employees, suppliers, creditors          which the corporation operates; and
  and customers;
                                                           . any other factors that the director or officer
 . the economy of the state and nation;                       considers pertinent.

 . community and societal considerations; and

 . the long-term, as well as short-term, interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

                    Amendment of Articles of Incorporation

                Richfield State Agency                                        Marshall & Ilsley

   Under the MBCA, an amendment of the articles               Under Wisconsin corporate law, the board of
of incorporation must be approved by the affirmative       directors of a corporation may propose amendments
vote of the majority of the directors present at a duly    to a corporation's articles of incorporation and may
held board meeting or proposed by a shareholder            establish conditions for the submission of the
holding 3% or more of the voting power of the shares       amendment to the shareholders. Under most
entitled to vote. The proposed or approved resolution      circumstances, Wisconsin corporate law provides that
must then be submitted to a shareholder vote at the        amendments to a corporation's articles of
next regular meeting or special meeting of the             incorporation must be approved by both the board of
shareholders, except that certain amendments               directors of the corporation and its shareholders.
effected in connection with stock dividends, stock         However, any amendment to the articles of
splits and reverse stock splits require only board         incorporation of a corporation organized before
approval. Generally, a proposed amendment to the           January 1, 1973 which did not expressly elect before
articles requiring shareholder approval is adopted if      January 1, 1991 to be governed by a majority or
approved by the affirmative vote of a majority of the      greater voting requirement must be approved by the
voting power of the shares present and entitled to         affirmative vote of two-thirds of the shares entitled to
vote, or by a larger percentage if required by the         vote at a meeting called for that purpose. Marshall &
articles. For a corporation having more than 35            Ilsley's articles of incorporation were not amended
shareholders, if the articles provide for a larger         prior to January 1, 1991 to reduce the vote required
percentage to transact a specified type of business,       to amend its articles of incorporation.
the vote of that larger percentage is required to
amend the articles to decrease the percentage
necessary to transact that business. The articles of
incorporation of Richfield State Agency contain no
provision with regard to amendment of the
corporation's articles of incorporation or requiring a
supermajority vote to transact any specified type of
business.

                              Amendment of Bylaws


Richfield State Agency Marshall & Ilsley


   Under the MBCA, the power to adopt, amend or                Under Wisconsin corporate law, the board of
repeal the bylaws is vested in the board unless             directors or the shareholders of a corporation may
reserved by the articles of incorporation to the            adopt, amend or repeal the bylaws, except to the
shareholders. The power of the board is subject to the      extent that the articles of incorporation reserve that
power of a shareholder or shareholders holding 3% or        power to the shareholders or the shareholders provide
more of the voting power of the shares entitled to          in adopting, amending or repealing a particular
vote to propose a resolution for action by the              bylaw, that the board of directors may not amend,
shareholders to adopt, amend or repeal bylaws               repeal or readopt that bylaw or the shareholders set
adopted, amended or repealed by the board. The              specific voting requirements for the board of
board may not adopt, amend or repeal a bylaw fixing         directors to amend, repeal or readopt that bylaw.
a quorum for meetings of shareholders, prescribing          Marshall & Ilsley's articles of incorporation and
procedures for removing directors or filling vacancies      bylaws provide that the bylaws may be amended,
in the board, or fixing the number of directors or their    altered or repealed, and new bylaws may be enacted,
classifications, qualifications or terms of office, but     only by the affirmative vote of not less than two-
may adopt or amend a bylaw to increase the number           thirds of the shares entitled to vote, or by a vote of
of directors. The articles of incorporation of Richfield    not less than three-quarters of the board of directors.
State Agency provide that the board of directors has        Marshall & Ilsley's bylaws further provide that no
the authority to make or alter the bylaws of the            bylaw adopted, amended or repealed by the
corporation, subject to the power of the shareholders       shareholders shall thereafter be enacted, amended or
to change or repeal such bylaws.                            repealed by the directors unless such action by the
                                                            shareholders shall expressly confer upon the directors
                                                            authority to thereafter enact, amend or repeal such
                                                            bylaw as so amended. Marshall & Ilsley's bylaws
                                                            also provide that any bylaw adopted, repealed, or
                                                            amended by the board of directors shall be subject to
                                                            reenactment, repeal or amendment by the
                                                            shareholders acting at any meeting of the
                                                            shareholders in accordance with the bylaws.

                        Shareholder's Inspection Rights

                  Richfield State Agency                                        Marshall & Ilsley

   Under the MBCA, a shareholder or beneficial                   Under Wisconsin corporate law, each
owner of a corporation that is not a publicly held            shareholder of record and his or her agent or attorney
corporation has a right to demand, examine and copy           has the right to inspect and copy for a proper purpose
the corporation's share register containing the names         the list of shareholders prepared for a meeting. The
and addresses of the shareholders and the number and          list must be arranged by class or series of shares and
classes of shares held by each shareholder, as well as        must show the address of, and the number of shares
certain corporate organizational and financial                owned by, each shareholder of record. Inspections
documents and reports, shareholder control and                must be conducted during regular business hours at
voting trust agreements, and records of corporate             the shareholder's expense. This right of inspection
proceedings. Other corporate records, including the           begins two business days after notice of the
record dates of issuance of shares, are accessible only       shareholders' meeting is given and continues through
upon showing a proper purpose. A proper purpose is            the meeting. This right of inspection may be
a purpose reasonably related to the person's interest         exercised upon written demand.
as a shareholder or beneficial owner of the
corporation. Inspection rights take effect only upon a           Both shareholders of record and beneficial
demonstration that the stated purpose for the                 shareholders of a Wisconsin corporation who satisfy
inspection is a proper purpose and that the corporate         specified requirements, and their attorneys and
records sought to be inspected are reasonably related         agents, have the right to inspect and copy the
to that stated purpose. A corporation need not permit         corporation's bylaws and, subject to the requirements
inspection if it can establish that the plaintiff's actual    discussed below, minutes of meetings and consent
purpose for the inspection is improper, regardless of         actions of the board of directors and shareholders,
the stated purpose.                                           records of actions taken by a committee of the board
                                                              of directors on behalf of the corporation, accounting
   A Minnesota corporation is also required to                records and the record of shareholders. Inspections
furnish to a shareholder, within 10 business days             must be conducted during regular business hours and
after receipt of the shareholder's written request, the       are conducted at the shareholder's expense. Notice of
corporation's most recently prepared annual financial         a demand must begiven five business days before the
statements including, at minimum, a balance sheet             date on which the shareholder wants to inspect and
and statement of income as of the end of and for the          copy the records. For records other than the bylaws,
fiscal year.                                                  the demand must be made in good faith and for
                                                              proper purpose, and the person must have been a
                                                              shareholder for at least six months or hold at least
                                                              five percent of the outstanding shares of the
                                                              corporation.

                                                                 A Wisconsin corporation is also required to mail
                                                              a copy of its latest financial statements to any
                                                              shareholder who requests a copy in writing.

                            Issuance of New Shares

                Richfield State Agency                                        Marshall & Ilsley

   Under Minnesota corporate law, a corporation               Under Wisconsin corporate law, a corporation
may, by action of its board of directors, issue up to      may, by action of its board of directors, issue up to
the number of shares of a class or series authorized in    the number of shares of a class or series authorized in
the corporation's articles of incorporation. If a          the corporation's articles of incorporation. If a
corporation wishes to increase the number of shares        corporation wishes to increase the number of shares
of a class or series authorized in its articles of         of a class or series authorized in its articles of
incorporation, then it must amend its articles of          incorporation, then it must amend its articles of
incorporation in the manner described above. Except        incorporation in the manner described above.
in conjunction with certain stock splits, stock
dividends, and reverse stock splits, an amendment to          The listing requirements of the NYSE applicable
the articles of incorporation to change the aggregate      to Marshall & Ilsley require prior shareholder
number of authorized shares requires a vote of             approval of specified issuances of shares, including
shareholders.                                              issuances of shares bearing voting power equal to or
                                                           exceeding 20 percent of the pre-issuance outstanding
                                                           voting power or pre-issuance outstanding number of
                                                           shares. These requirements do not apply to the
                                                           issuance of Marshall & Ilsley common stock
                                                           pursuant to the terms of the merger agreement
                                                           because the shares to be issued do not exceed 20
                                                           percent of Marshall & Ilsley's outstanding shares of
                                                           common stock.

                                 Assessability

                Richfield State Agency                                       Marshall & Ilsley

   Subscribers for shares and shareholders of a               In general, shareholders of a Wisconsin
Minnesota corporation are under no obligation to the       corporation are not personally liable for the acts or
corporation or its creditors with respect to the shares    debts of the corporation. Shareholders of a Wisconsin
subscribed for or owned, except to pay the full agreed     corporation may be directly liable up to the aggregate
consideration for the shares.                              par value of the shares owned by them for debts of
                                                           the corporation owed to the corporation's employees
                                                           for services performed for the corporation, but not
                                                           exceeding six months' service in any one case. Some
                                                           Wisconsin courts have interpreted par value to mean
                                                           the amount paid by the shareholder for their shares.

                             SHAREHOLDER PROPOSALS

   The 2002 annual meeting of Marshall & Ilsley shareholders is scheduled for April 23, 2002. In accordance with Marshall & Ilsley's bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2002 annual meeting and any other shareholder proposed business to be brought before the 2002 annual meeting must be submitted to Marshall & Ilsley no later than January 24, 2002. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Marshall & Ilsley's bylaws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2002 annual meeting must have been received by Marshall & Ilsley at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202, on or before November 9, 2001. Proposals should be directed to Mr. M.F. Furlong, Executive Vice President. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 LEGAL MATTERS

   The validity of the Marshall & Ilsley common stock to be issued in connection with the merger will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. will also render an opinion to Marshall & Ilsley regarding the material U.S. federal income tax consequences of the merger. Fredrikson & Byron, P.A. will render an opinion to Richfield State Agency regarding the material U.S. federal income tax consequences of the merger.

                                    EXPERTS

   Arthur Andersen LLP, independent auditors, have audited Marshall & Ilsley's consolidated financial statements included in Marshall & Ilsley's Annual Report on Form 10-K, as amended, as of December 31, 2000 and December 31, 1999, and for the three years ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Marshall & Ilsley's financial statements are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.

   Larson Allen Weishair & Co., LLP, independent auditors, have audited Richfield State Agency's consolidated financial statements as of December 31, 2000 and December 31, 1999, and for December 31, 1999 and 1998 respectively, as set forth in their reports, which are attached hereto as Appendix D, incorporated by reference in this prospectus and elsewhere in this registration statement. Richfield State Agency's financial statements are incorporated by reference in reliance on Larson Allen Weishair & Co., LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Marshall & Ilsley has filed a registration statement with the SEC under the Securities Act of 1933 that registers the distribution to shareholders of Richfield State Agency the shares of Marshall & Ilsley common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Marshall & Ilsley and Marshall & Ilsley's common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

   In addition, Marshall & Ilsley (File No. 1-15403) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

 Public Reference Room  Northeast Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.       223 Broadway              Citicorp Center
       Room 1024        New York, New York 10279    500 West Madison Street
 Washington, D.C. 20549                                    Suite 1400
                                                  Chicago, Illinois 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Marshall & Ilsley, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

   You can also request copies of this information from Marshall & Ilsley by making a request to:

                        Shareholder/Investor Relations
                         Marshall & Ilsley Corporation
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                       (414) 765-7817 or (414) 765-7806

   Marshall & Ilsley's address on the world wide web is http://www.micorp.com. The information on Marshall & Ilsley's web site is not a part of this document.

   You can also inspect reports, proxy statements and other information about Marshall & Ilsley at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   The SEC allows Marshall & Ilsley to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that Marshall & Ilsley has previously filed with the SEC. They contain important information about our companies and their financial condition.

              Marshall & Ilsley Filings                             Period or Date Filed
              -------------------------                             --------------------
Annual Report on Form 10-K                            Year ended December 31, 2000 (as amended by a
                                                      Form 10-K/A filed on April 17, 2001)

Quarterly Reports on Form 10-Q                        Quarters ended March 31, 2001, June 30, 2001 and
                                                      September 30, 2001

The description of Marshall & Ilsley common stock set October 18, 1999 forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange
Act, including any amendment or report filed with the SEC for the purpose of updating this description

Current Reports on Form 8-K                           June 22, 2001, July 12, 2001 and August 24, 2001

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

   Additional documents that Marshall & Ilsley may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the special meeting of Richfield State Agency's shareholders or any adjournments or postponements of the special meeting are also incorporated by reference. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


   In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Marshall & Ilsley nor Richfield State Agency has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated January 18, 2002. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Marshall & Ilsley common stock will create any implication to the contrary.

                                                                     APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                         RICHFIELD STATE AGENCY, INC.

                                      AND

                         MARSHALL & ILSLEY CORPORATION


                         Dated as of November 18, 2001

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

    ARTICLE I--THE MERGER
    SECTION 1.1    The Merger..........................................   1
    SECTION 1.2    Effective Time......................................   1
    SECTION 1.3    Effect of the Merger................................   1
    SECTION 1.4    Articles of Incorporation; By-Laws..................   2
    SECTION 1.5    Directors and Officers..............................   2
    SECTION 1.6    Merger Consideration................................   2
    SECTION 1.7    Conversion of Securities; Dissenting Shares.........   2
    SECTION 1.8    Exchange of Certificates............................   4
    SECTION 1.9    Stock Transfer Books................................   6
    SECTION 1.10   Adjustments for Dilution and Other Matters..........   6
    SECTION 1.11   Company Common Stock................................   6

    ARTICLE II--REPRESENTATIONS AND WARRANTIES OF SELLER
    SECTION 2.1    Organization and Qualification; Subsidiaries........   6
    SECTION 2.2    Articles of Incorporation and By-Laws...............   7
    SECTION 2.3    Capitalization......................................   7
    SECTION 2.4    Authority...........................................   8
    SECTION 2.5    No Conflict; Required Filings and Consents..........   8
    SECTION 2.6    Compliance; Permits.................................   9
    SECTION 2.7    Securities and Banking Reports; Financial Statements   9
    SECTION 2.8    Absence of Certain Changes or Events................  10
    SECTION 2.9    Absence of Litigation...............................  10
    SECTION 2.10   Employee Benefit Plans..............................  10
    SECTION 2.11   Registration Statement; Proxy Statement/Prospectus..  12
    SECTION 2.12   Title to Property...................................  12
    SECTION 2.13   Environmental Matters...............................  12
    SECTION 2.14   Absence of Agreements...............................  13
    SECTION 2.15   Taxes...............................................  13
    SECTION 2.16   Insurance...........................................  14
    SECTION 2.17   Brokers.............................................  14
    SECTION 2.18   Tax Matters.........................................  14
    SECTION 2.19   Material Adverse Effect.............................  14
    SECTION 2.20   Material Contracts..................................  15
    SECTION 2.21   Vote Required.......................................  15

    ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    SECTION 3.1    Organization and Qualification; Subsidiaries........  15
    SECTION 3.2    Articles of Incorporation and By-Laws...............  15
    SECTION 3.3    Capitalization......................................  16
    SECTION 3.4    Authority...........................................  16
    SECTION 3.5    No Conflict; Required Filings and Consents..........  16
    SECTION 3.6    Securities and Banking Reports; Financial Statements  17
    SECTION 3.7    Absence of Certain Changes or Events................  17
    SECTION 3.8    Registration Statement; Proxy Statement/Prospectus..  18

    ARTICLE IV--COVENANTS OF SELLER
    SECTION 4.1    Affirmative Covenants...............................  18
    SECTION 4.2    Negative Covenants..................................  19

                                                                           Page
                                                                           ----
SECTION 4.3    Letter of Seller's Accountants.............................  20
SECTION 4.4    No Solicitation of Transactions............................  20
SECTION 4.5    Update Disclosure; Breaches................................  21
SECTION 4.6    Affiliates; Tax Treatment..................................  21
SECTION 4.7    Delivery of Shareholder List...............................  22
SECTION 4.8    Loan and Investment Policies...............................  22
SECTION 4.9    Access and Information.....................................  22
SECTION 4.10   Confidentiality Letter.....................................  22

ARTICLE V--COVENANTS OF THE COMPANY
SECTION 5.1    Affirmative Covenants......................................  22
SECTION 5.2    Negative Covenants.........................................  22
SECTION 5.3    Update Disclosure; Breaches................................  23
SECTION 5.4    Stock Exchange Listing.....................................  23
SECTION 5.5    Tax Treatment..............................................  23
SECTION 5.6    Confidentiality Letter.....................................  23

ARTICLE VI--ADDITIONAL AGREEMENTS
SECTION 6.1    Proxy Statement/Prospectus; Registration Statement.........  23
SECTION 6.2    Meeting of Seller's Shareholders...........................  24
SECTION 6.3    Appropriate Action; Consents; Filings......................  24
SECTION 6.4    Employee Benefit Matters...................................  24
SECTION 6.5    Directors' and Officers' Indemnification and Insurance.....  24
SECTION 6.6    Notification of Certain Matters............................  25
SECTION 6.7    Public Announcements.......................................  25
SECTION 6.8    Customer Retention.........................................  25
SECTION 6.9    Expenses...................................................  25

ARTICLE VII--CONDITIONS OF MERGER
SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger  25
SECTION 7.2    Additional Conditions to Obligations of the Company........  26
SECTION 7.3    Additional Conditions to Obligations of Seller.............  28

ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1    Termination................................................  29
SECTION 8.2    Effect of Termination......................................  30
SECTION 8.3    Amendment..................................................  30
SECTION 8.4    Waiver.....................................................  30

ARTICLE IX--GENERAL PROVISIONS
SECTION 9.1    Non-Survival of Representations, Warranties and Agreements.  31
SECTION 9.2    Notices....................................................  31
SECTION 9.3    Certain Definitions........................................  31
SECTION 9.4    Headings...................................................  32
SECTION 9.5    Severability...............................................  32
SECTION 9.6    Entire Agreement...........................................  32
SECTION 9.7    Assignment.................................................  32
SECTION 9.8    Parties in Interest........................................  32
SECTION 9.9    Governing Law..............................................  32
SECTION 9.10   Counterparts...............................................  32
SECTION 9.11   Time is of the Essence.....................................  33
SECTION 9.12   Specific Performance.......................................  33

ANNEX A        REAL ESTATE TO BE SOLD
ANNEX B        SUBSIDIARIES OF SELLER
ANNEX C        EMPLOYEE BENEFIT MATTERS
ANNEX D        FORM OF OPINION OF COUNSEL TO SELLER
ANNEX E        FORM OF OPINION OF COUNSEL TO COMPANY

EXHIBIT 1.1    PLAN OF MERGER
EXHIBIT 7.2(l) FORM OF TAX MATTERS AGREEMENT

                            Index of Defined Terms

                                                                 Section
                                                                 -------
Adjustment Amount........................................ SECTION 1.6(c)
Affiliate................................................ SECTION 9.3(a)
Agreement................................................ PREAMBLE
Articles of Merger....................................... SECTION 1.2
Average Trading Price.................................... SECTION 1.6(a)
BHCA..................................................... SECTION 2.1(a)
Blue Sky Laws............................................ SECTION 2.5(b)
Business Day............................................. SECTION 9.3(b)
Cash Consideration....................................... SECTION 1.7(a)
Cash Election............................................ SECTION 1.7(a)
Cash Election Number..................................... SECTION 1.7(b)
Cash Election Shares..................................... SECTION 1.7(c)
Cash Fraction............................................ SECTION 1.7(c)
Certificates............................................. SECTION 1.8(b)
Code..................................................... PREAMBLE
Company.................................................. PREAMBLE
Company Approvals........................................ SECTION 3.1(a)
Company Articles......................................... SECTION 1.4
Company By-Laws.......................................... SECTION 1.4
Company Common Stock..................................... SECTION 1.6(a)
Company Disclosure Schedule.............................. ARTICLE III, PREAMBLE
Company Preferred Stock.................................. SECTION 3.3(a)
Company Reports.......................................... SECTION 3.6(a)
Company SEC Reports...................................... SECTION 3.6(a)
Company Subsidiaries..................................... SECTION 3.1(a)
Company Subsidiary....................................... SECTION 3.1(a)
Competing Proposal....................................... SECTION 4.4(b)
Control.................................................. SECTION 9.3(c)
DFI...................................................... SECTION 1.2
Dissenting Shares........................................ SECTION 1.7(j)
Effective Time........................................... SECTION 1.2
Election Deadline........................................ SECTION 1.7(f)
Election Form Record Date................................ SECTION 1.7(e)
Environmental Claims..................................... SECTION 2.13
Environmental Laws....................................... SECTION 2.13
ERISA.................................................... SECTION 2.10(a)
Exchange Act............................................. SECTION 2.5(b)
Exchange Agent........................................... SECTION 1.8(a)
Exchange Fund............................................ SECTION 1.8(a)
Exhibit 21............................................... SECTION 3.1(c)
Expenses................................................. SECTION 6.9(b)
FDIC..................................................... SECTION 2.1(a)
Federal Reserve Board.................................... SECTION 2.1(a)
Form of Election......................................... SECTION 1.7(e)
Governmental Authority................................... SECTION 2.13
Hazardous Materials...................................... SECTION 2.13
Indemnified Parties...................................... SECTION 6.5(c)
IRS...................................................... SECTION 2.15
Laws..................................................... SECTION 2.5(a)

                                                                 Section
                                                                 -------
Material Adverse Effect.................................. SECTION 2.1(d)
MBCA..................................................... PREAMBLE
MBL...................................................... SECTION 2.5(b)
Merger................................................... PREAMBLE
Merger Consideration..................................... SECTION 1.6(a)
Minnesota Secretary of State............................. SECTION 1.2
NYSE..................................................... SECTION 1.6(a)
OCC...................................................... SECTION 3.1(a)
Participation Facility................................... SECTION 2.13
Per Share Merger Consideration........................... SECTION 1.6(b)
Person................................................... SECTION 9.3(d)
Plan of Merger........................................... SECTION 1.1
Plans.................................................... SECTION 2.10(a) Proxy
Statement/Prospectus..................................... SECTION 2.11
Real Estate Value........................................ SECTION 1.6(c)
Registration Statement................................... SECTION 3.8
Representatives.......................................... SECTION 4.4(a)
SEC...................................................... SECTION 2.1(a)
Section 180.0622(2)(b) of the WBCL....................... SECTION 3.3(a)
Secured Debt............................................. SECTION 1.6(c)
Securities Act........................................... SECTION 2.5(b)
Seller................................................... PREAMBLE
Seller Affiliate......................................... SECTION 4.6
Seller Approvals......................................... SECTION 2.1(a)
Seller Articles.......................................... SECTION 2.2
Seller By-Laws........................................... SECTION 2.2
Seller Common Stock...................................... SECTION 1.6(b)
Seller Disclosure Schedule............................... ARTICLE II, PREAMBLE
Seller Reports........................................... SECTION 2.7(a)
Seller Shareholders' Meeting............................. SECTION 2.11
Seller Subsidiaries...................................... SECTION 2.1(a)
Seller Subsidiary........................................ SECTION 2.1(a)
Series A Preferred Stock................................. SECTION 3.3(a)
Shareholder Voting Agreement............................. PREAMBLE
Shares................................................... SECTION 1.7(a)
Stock Consideration...................................... SECTION 1.7(a)
Subsidiary............................................... SECTION 9.3(e)
Subsidiary Organizational Documents...................... SECTION 2.2
Superior Competing Transaction........................... SECTION 4.4(c)
Surviving Corporation.................................... SECTION 1.1
Tax or Taxes............................................. SECTION 2.15
Tax Returns.............................................. SECTION 2.15
Title IV Plan............................................ SECTION 2.10(b)
USBL..................................................... SECTION 2.5(b)
WBCL..................................................... PREAMBLE

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of November 18, 2001 (the "Agreement"), between RICHFIELD STATE AGENCY, INC., a Minnesota corporation (the "Seller") and MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the "Company").

   WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective shareholders for the Seller to merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Minnesota Business Corporation Act (the "MBCA") and the Wisconsin Business Corporation Law (the "WBCL");

   WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Seller with and into the Company, upon the terms and subject to the conditions set forth herein, and adopted and approved this Agreement;

   WHEREAS, subsequent to the approval of this Agreement by the Seller's Board of Directors and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company and each of Steven L. Kirchner, Jan L. Kirchner, Janet L. Chorzempa and the Garnett I. Kirchner Grantor Retained Annuity Trust No. 1 Under Agreement dated October 11, 2001, have entered into an agreement pursuant to which each such shareholder has agreed to vote his, her or its shares of Seller Common Stock in favor of the Merger (the "Shareholder Voting Agreement");

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute the plan of reorganization;

   WHEREAS, for financial accounting purposes it is intended that the Merger shall be accounted for as a purchase.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                             ARTICLE I--THE MERGER

   SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, the WBCL and the Plan of Merger attached hereto as Exhibit 1.1 (the "Plan of Merger"), at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Minnesota Secretary of State") and the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the MBCA and the WBCL (the date and time of the later of such filing with the Minnesota Secretary of State or the DFI is referred to herein as the "Effective Time").

   SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, immunities, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Articles") and the By-Laws, as amended, of the Company (the "Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

   SECTION 1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

   SECTION 1.6  Merger Consideration

   (a) The aggregate dollar value of the merger consideration shall be $157,000,000 plus the Adjustment Amount as defined in (c) below, if any (the "Merger Consideration"). The Merger Consideration shall consist of shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock"); provided, however, that up to $20,000,000 (the "Cash Amount") of the Merger Consideration may be payable in cash at the election of holders of the Seller's common stock. For purposes of valuing the Company Common Stock as part of the Merger Consideration, one share of Company Common Stock will be deemed to have a value equal to the average of the average high and low sale price per share of Company Common Stock on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal for the twenty (20) consecutive trading days ending on and including the third trading day preceding the Effective Time (the "Average Trading Price"). The Company agrees that all of the Company's purchases of Company Common Stock shall be in accordance with Regulation M of the Exchange Act.

   (b) The "Per Share Merger Consideration" shall be an amount equal to the aggregate value of the Merger Consideration divided by the total number of shares of common stock, no par value, of the Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time.

   (c) The "Adjustment Amount" shall be an amount equal to (A) $60,000 per month, or any portion thereof, commencing with March 2002 and ending on the day prior to the Effective Time, plus (B) the excess, if any, of (i) the prepayment premium due on the full principal amount of Seller's Promissory Note dated June 30, 1999 in the aggregate principal amount of $13,500,000 assigned to IDS Life Insurance Company (the "IDS Note") if the IDS Note was paid in full on the Effective Time, over (ii) the prepayment penalty due on the principal amount actually outstanding on the IDS Note if the IDS Note was paid in the full on the Effective Time, on a dollar-for-dollar basis, but in no event greater than $700,000.

   SECTION 1.7  Conversion of Securities; Dissenting Shares.  Subject to
Section 1.7(h) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Seller or the holders of the Seller's securities:

   (a) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Shares owned by the Company, or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account (all such shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares") and other than Dissenting Shares (as defined in Section 1.7(j)), shall be converted into the right to receive a number of shares of Company Common Stock, determined by dividing the Per Share Merger Consideration by the Average Trading Price and rounding the result to the nearest one thousandth of a share (the "Stock Consideration"); provided, however, that, subject to the election and allocation procedures set forth in this Section 1.7, each holder of Shares will be entitled, with respect to the Merger Consideration to be received for each Share held by the holder, to elect to receive cash from the Company, without interest (a "Cash Election"), in an amount equal to the Per Share Merger Consideration (the "Cash Consideration").

   (b) The number of Shares which may be converted into the right to receive the Cash Consideration in the Merger shall be no more than (i) the Cash Amount divided by the Per Share Merger Consideration (rounded down to the nearest whole number) minus (ii) the total number of Dissenting Shares, if any (the "Cash Election Number").

   (c) If the aggregate number of Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted, at the Effective Time, into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Company Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

   (d) In the event that Section 1.7(c) above is inapplicable, all Cash Election Shares shall be converted, at the Effective Time, into the right to receive the Cash Consideration and all other Shares, other than Dissenting Shares, shall be converted, at the Effective Time, into the right to receive the Stock Consideration.

   (e) All Cash Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Seller (a "Form of Election") and mailed to holders of record of Shares as of the record date for the Seller's Shareholders' Meeting or such other date as the Company and the Seller shall mutually agree (the "Election Form Record Date"). The Company and the Seller shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of record of Shares between the Election Form Record Date and the Election Deadline (as defined below). Elections shall be made by submitting to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent in accordance with Section 1.7(f). The Company will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Company (or the Exchange Agent) shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.7 and all computations shall be conclusive and binding on the holders of Shares.

   (f) A Form of Election must be received by the Exchange Agent by the close of business of the last business day prior to the date of the Seller Shareholders' Meeting (as defined below) in order to be effective. Such date shall hereinafter be referred to as the "Election Deadline." Any holder of Shares who has made an election may at any time prior to the Election Deadline change or withdraw its election by written notice to the Exchange Agent prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify the Company of its determination.

   (g) The Shares of a holder who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (other than Dissenting Shares (as defined in Section 1.7(j))) shall be converted into the right to receive the Stock Consideration at the Effective Time. If the Company or the Exchange Agent shall determine that any purported Cash Election was not properly made, the purported Cash Election shall be deemed to be of no force and effect and the Shares of the holder making such purported Cash Election shall be converted into the right to receive the Stock Consideration at the Effective Time.

   (h) No fractional shares of Company Common Stock shall be issued in the Merger. All fractional shares of Company Common Stock that a holder of any Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Company Common Stock results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the Average Trading Price by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.7.

   (i) Each share of Seller Common Stock held by the Company or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account shall be canceled and extinguished at the Effective Time without conversion thereof into the Merger Consideration or payment therefor.

   (j) Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders or beneficial owners who have validly exercised and perfected dissenter's rights with respect to those Shares under Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration in accordance with this Section 1.7, unless and until such holders or beneficial owners shall have failed to perfect or shall have effectively withdrawn or lost their dissenter's rights with respect to such Dissenting Shares under the MBCA. Dissenting Shares shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA, if and to the extent applicable. If, after the Effective Time, any such holder or beneficial owner shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable only for the right to receive, as of the Effective Time, the Stock Consideration in accordance with this
Section 1.7, without any interest thereon. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder's or beneficial owner's intent to demand payment of the "fair value" of the shareholder's or beneficial owner's Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Seller relating to rights to be paid the "fair value" of Shares, as provided in Sections 302A.471 and 302A.473 of the MBCA and (b) the opportunity to direct all negotiations and proceedings with respect to such demands for "fair value." Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any such demands for "fair value."

   SECTION 1.8  Exchange of Certificates.

   (a) Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with a bank or trust company designated by the Company and which may be an affiliate of the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this
Article I, through the Exchange Agent, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Shares pursuant to this Article I (the "Exchange Fund"). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Merger Consideration.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing Shares which were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (each, a "Certificate" and collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a

Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article I.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock issuable in exchange for the Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7(h), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.7(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

   (d) No Further Rights in the Shares. All Merger Consideration issued or paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(h)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this
Article I shall thereafter look only to the Company to claim the Merger Consideration to which they are entitled, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to
Section 1.8(f).

   (f) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

   (g) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

   SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Merger Consideration in accordance with this Article I.

   SECTION 1.10 Adjustments for Dilution and Other Matters. If, after the date of this Agreement and during the period in which the Average Trading Price is determined, the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments, if any, will be made to the Merger Consideration and the Stock Consideration determined pursuant to Sections 1.6(a) and 1.7(a).

   SECTION 1.11 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

             ARTICLE II--REPRESENTATIONS AND WARRANTIES OF SELLER

   Except as set forth in the Disclosure Schedule delivered by Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which shall identify exceptions by specific Section references, Seller hereby represents and warrants to the Company that:

   SECTION 2.1  Organization and Qualification; Subsidiaries.

   (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA") and is exempt from certain prohibitions of the BHCA pursuant to its status as an exempt bank holding company under Section (4)(c)(ii) of the BHCA. Each subsidiary of Seller ("Seller Subsidiary," or collectively the "Seller Subsidiaries") is a state banking corporation, corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization. Each of Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC"), the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers, Inc., the Minnesota Secretary of State and the Minnesota Department of Commerce, and neither Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the revocations or modifications, the failure to have such power, authority and Seller Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 2.1(d)) on Seller and Seller Subsidiaries, taken as a whole.

   (b) Seller and each Seller Subsidiary is duly qualified or licensed as a foreign corporation or foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated or organized is set forth on Annex B. Except as set forth on Annex B, Seller and/or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock or limited liability company interests of each of the Seller Subsidiaries. Except as set forth on Annex B, Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

   (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries (as defined in Section 3.1(a)) taken as a whole or the Seller and Seller Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Company or Seller, respectively, to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) compliance with the terms of, or the taking of actions contemplated by, this Agreement, (b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking industry, (c) changes in generally accepted accounting principles that are generally applicable to the banking industry, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and (e) changes attributable to or resulting from changes in general economic conditions affecting banks or their holding companies generally, including changes in the prevailing level of interest rates; provided, further, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Seller: (x) the payment by Seller and the Seller Subsidiaries of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of this Agreement, (y) the taking of any action by the Seller or any Seller Subsidiary approved or consented to by the Company, or (z) any adverse event (including litigation, employee terminations or disruption of business relationships) directly caused by this Agreement and the transactions contemplated herein. Failure by the Seller to meet its revenue or income projections shall not be deemed in and of itself to be a Material Adverse Effect.

   (e) The minute books of the Seller and each of the Seller Subsidiaries which is a corporation contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 1998, of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

   SECTION 2.2 Articles of Incorporation and By-Laws. Seller has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of Seller ("Seller Articles" and "Seller By-Laws," respectively) and the Articles of Incorporation and the By-Laws, or Articles of Organization and Operating Agreement, as the case may be, of each Seller Subsidiary (the "Subsidiary Organizational Documents"). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither Seller nor any Seller Subsidiary is in violation of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

   SECTION 2.3 Capitalization. The authorized capital stock of Seller consists of 92,000 shares of Seller Common Stock. As of the date of this Agreement, 84,154 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller shareholder. There are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock or limited liability company interests of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue or sell any shares of capital stock or limited liability company interests of, or other equity interests in, Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock or limited liability company interests of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business and except as set forth on Schedule 2.3 of Seller's Disclosure Schedule. Each of the outstanding shares of capital stock or limited liability company interests of each Seller Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary shareholder, and such shares or limited liability company interests owned by Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of Seller's voting rights, charges or other encumbrances of any nature whatsoever, except as set forth on Section 2.3 of Seller's Disclosure Schedule.

   SECTION 2.4 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the MBCA and the Seller Articles and Seller By-Laws). The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including without limitation Seller's Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by Seller's shareholders in accordance with the MBCA and the Seller Articles and Seller By-Laws). This Agreement has been duly executed and delivered by, and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   SECTION 2.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Articles or Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) except as set forth on
Schedule 2.5(a)(iii) of Seller's Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Sections 302A.671, 302A.673 and 302A.675 of the MBCA are inapplicable to the Merger, this Agreement and the transactions contemplated hereby or entered into in connection herewith (including without limitation the execution of that certain Shareholder Voting Agreement dated as of the date hereof among the Company and certain shareholders of the Seller). Without limiting the generality of the foregoing, the Seller is not an "issuing public corporation," as such term is defined in Section 302A.011 Subd. 39 of the MBCA. No other "control share acquisition," "fair price" (other than Sections 302A.471 and 302A.473 of the MBCA) or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to the Merger, this Agreement or any of the transactions contemplated hereby or entered into in connection herewith (including, without limitation, the execution of the Shareholder Voting Agreement).

   (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the BHCA, the banking laws and regulations of the United States of America (the "USBL"), the banking laws and regulations of the State of Minnesota (the "MBL") and the filing and recordation of appropriate merger or other documents as required by the MBCA and the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent Seller from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   SECTION 2.6 Compliance; Permits. Neither Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Seller or Seller Subsidiaries, taken as a whole.

   SECTION 2.7  Securities and Banking Reports; Financial Statements.

   (a) Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Minnesota Department of Commerce and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller Reports, including any Seller Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Seller and Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

   (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Seller for the fiscal year ended December 31, 2000, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (iii) as set forth in Section 2.7 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all other undisclosed liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   SECTION 2.8  Absence of Certain Changes or Events.  Except as set forth in
Section 2.8 of the Seller Disclosure Schedule, since December 31, 2000 to the date of this Agreement, Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been (i) any change in the financial condition, results of operations or business of Seller and any of the Seller Subsidiaries having a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Seller or any of the Seller Subsidiaries having a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole, (iii) any change by Seller in its accounting methods, principles or practices, (iv) any revaluation by Seller of any of its assets in any material respect, (v) except for regular cash dividends on Seller Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 2001 (which amounts have been previously disclosed to Company), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (vii) suffered any strike, work stoppage, slow-down or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (ix) had any union organizing activities.

   SECTION 2.9  Absence of Litigation.

   (a) Except as set forth in Section 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   SECTION 2.10  Employee Benefit Plans.

   (a) Current Plans.  Section 2.10(a) of the Seller Disclosure Schedule lists
(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and the materials submitted to obtain that letter and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

   (b) Absence of Certain Types of Plans. Except as disclosed in the Seller Disclosure Schedule, no member of Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to,

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or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section 3(37) of ERISA. Except as disclosed in the Seller Disclosure Schedule, none of the Plans obligates Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

   (c) Compliance with Applicable Law. Except as disclosed in the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Seller Disclosure Schedule, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim. Except as disclosed in the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that is currently due and that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

   (d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in the Seller Disclosure Schedule, Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed on the Seller Disclosure Schedule, no trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

   (e) Absence of Certain Liabilities and Events. Except for matters disclosed in the Seller Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Sections 4971 through 4980E of the Code that would individually or in the aggregate have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole, and, to the knowledge of Seller or the Seller Subsidiaries, no fact or event exists that could reasonably be expected to give rise to any such liability.

   (f) Plan Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

   (g) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of Seller or any of the Seller Subsidiaries disclosed in Section 2.10(g) of

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

the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any such contracts. Neither Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

   (h) Effect of Agreement. Except as disclosed on the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as required by law or as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

   SECTION 2.11 Registration Statement; Proxy Statement/Prospectus. The information supplied by Seller for inclusion in the Registration Statement (as defined in Section 3.8) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Seller for inclusion in the proxy statement/prospectus to be sent to the shareholders of Seller in connection with the meeting of Seller's shareholders to consider the approval of this Agreement and the Merger (the "Seller Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers or directors should be discovered by Seller which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Seller shall promptly inform the Company. The Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

   SECTION 2.12 Title to Property. Except as set forth in Section 2.12 of the Seller Disclosure Schedule, Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Seller and the Seller Subsidiaries, taken as a whole; and all leases pursuant to which Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by Seller or any Seller Subsidiary (or event which with notice or lapse of time, or both, would constitute a material default by Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of Seller's and each of the Seller's Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   SECTION 2.13 Environmental Matters. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, Seller represents and warrants that to the Seller's knowledge: (i) each of the Seller, the Seller's Subsidiaries, properties owned or operated by the Seller or the Seller's Subsidiaries and the Participation Facilities (as hereinafter defined) are and have been in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or "Hazardous Materials" which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller or Seller's Subsidiaries; (ii) during and prior to the period of (a) the Seller's or any of the Seller's Subsidiaries' ownership or operation of any of their respective current properties, or (b) the Seller's or any of the Seller's Subsidiaries' participation in the management of any Participation Facility, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except where such release, generation, treatment, storage, transportation, or disposal would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller or Seller's Subsidiaries; (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by Seller or Seller's Subsidiaries or any Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility; (v) neither Seller nor Seller's Subsidiaries have received any notice from any governmental agency or third party notifying the Seller or Seller's Subsidiaries of any Environmental Claim;
(vi) and there are no circumstances with respect to any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against Seller or Seller's Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any of Seller's Subsidiaries or any Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

   The following definitions apply for purposes of this Section 2.13: (a) "Participation Facility" means any facility in which the Seller or any of the Seller's Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (b) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority; or
(iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a Material Adverse Effect on Seller or Seller's Subsidiaries; and (c) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

   SECTION 2.14 Absence of Agreements. Neither Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except as disclosed in the Seller Disclosure Schedule, nor has Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed by Seller in Section 2.14 of the Seller Disclosure Schedule.

   SECTION 2.15 Taxes. Seller and the Seller Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the knowledge of the Seller, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Seller has made a valid and timely election under Subchapter S of the Code to be treated as an "S Corporation" and to have each of the Seller Subsidiaries that is treated as a domestic corporation or association for federal income tax purposes to be treated as a "qualified Subchapter S Subsidiary," which election was accomplished in compliance with all applicable federal and state laws and regulations, has been effective since January 1, 1998, remains in effect as of the date hereof and will remain in effect through the Effective Time. For the purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of Seller for the periods during which any such corporations were owned, directly or indirectly, by Seller. Except as otherwise disclosed in the Seller's Disclosure Schedule, to the knowledge of the Seller, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed, neither Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in the Seller Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in the Seller Disclosure Schedule, neither Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in the Seller Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among Seller and the Seller Subsidiaries and no tax indemnities given by Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. From and after January 1, 2001, neither the Seller nor any of the Seller Subsidiaries is required to include income either (i) any amount in respect of any adjustment under Section 481 of the Code, or (ii) any installment sale gain. Neither Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

   SECTION 2.16 Insurance. Section 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of Seller and the Seller Subsidiaries currently in effect. Neither Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on Seller's financial statements for the fiscal year ended December 31, 2000.

   SECTION 2.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

   SECTION 2.18 Tax Matters. Neither Seller nor, to the Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

   SECTION 2.19 Material Adverse Effect. Since December 31, 2000, there has been no Material Adverse Effect on Seller or the Seller Subsidiaries, taken as a whole.

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

   SECTION 2.20 Material Contracts. Except as disclosed in the Seller Disclosure Schedule (which may reference other sections of such Schedule) and except for loan transactions in the ordinary course of business, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding which is not terminable by Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000.

   SECTION 2.21 Vote Required. The affirmative vote of the holders of a majority of the then outstanding shares of Seller Common Stock is the only vote of the holders of any class or series of Seller capital stock necessary to approve this Agreement and the Merger.

          ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the Disclosure Schedule delivered by the Company to Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Seller that:

   SECTION 3.1  Organization and Qualification; Subsidiaries.

   (a) The Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and a registered bank holding company under the BHCA. Each subsidiary of the Company (a "Company Subsidiary" or, collectively, "Company Subsidiaries") is a bank, a corporation, a limited liability company or another form of business entity duly organized, validly existing and in good standing under the laws of the state of its organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the DFI, the Office of the Comptroller of the Currency (the "OCC"), or the Office of Thrift Supervision and neither Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to have such power, authority or Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (c) A true and complete list of all of the Company Subsidiaries as of February 28, 2001 is set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, ("Exhibit 21") previously delivered to Seller. Except as set forth in the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries which is a "significant subsidiary" under Rule 12b-2 under the Exchange Act. Except for the Company Subsidiaries set forth on said Exhibit 21, the Company did not as of February 28, 2001 directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, which would be required to be disclosed on Exhibit 21.

   SECTION 3.2 Articles of Incorporation and By-Laws. The Company has previously furnished to Seller a complete and correct copy of the Company Articles and the Company By-Laws. The Company Articles and

Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company By-Laws. No Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws or other organizational documents where such violation would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 3.3  Capitalization.

   (a) The authorized capital stock of the Company consists of (i) 320,000,000 shares of Company Common Stock of which, as of September 30, 2001, 106,506,115 shares were issued and outstanding, 10,795,640 shares were held in treasury,
(ii) 5,000,000 shares of Preferred Stock, $1.00 par value ("Company Preferred Stock"), of which 2,000,000 shares of Company Preferred Stock have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") and 336,370 of which, as of September, 30, 2001 were outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable, except pursuant to
Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"). Except as set forth in clauses (i)-(ii), above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Except as disclosed in the Company SEC Reports (as hereinafter defined), there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

   (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

   SECTION 3.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including without limitation the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

   SECTION 3.5  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the USBL, the MBL and the filing and recordation of appropriate merger or other documents as required by Wisconsin law and Minnesota Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole.

   SECTION 3.6  Securities and Banking Reports; Financial Statements.

   (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (x) the SEC since December 31, 2000 (true and correct copies of which have been delivered to Seller), and as of the date of this Agreement have made available to Seller through the SEC's EDGAR system, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1998, (iii) all Reports on Form 8-K filed by the Company with the SEC since December 31, 1998, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 1998 (collectively, the "Company SEC Reports") and (y) the OCC, the Federal Reserve Board, the DFI and any other applicable Federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and
(ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

   (c) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated statement of condition of the Company included in the Company Form 10-K for the year ended December 31, 2000, as amended, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (iii) as set forth in Section 3.7 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Disclosure Schedule, since December 31, 2000 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 3.8 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Seller's Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act (to the extent applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

                        ARTICLE IV--COVENANTS OF SELLER

   SECTION 4.1 Affirmative Covenants. Seller hereby covenants and agrees with the Company that from the date hereof until the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

      (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

      (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

      (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

      (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Seller shall not maintain existing insurance policies and/or purchase new insurance policies for directors' and officers' liabilities at an aggregate annual premium cost equal to or in excess of 150% of the current annual premiums paid by Seller on its existing policies;

      (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

      (f) use all reasonable efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws;

      (g) use all reasonable efforts not to take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and Seller Subsidiaries, taken as a whole; and

      (h) maintain its status as an S corporation for federal and state income tax purposes.

   SECTION 4.2 Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

   (a)(i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Subsidiary of the Seller and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of Annex C, or, except as required by applicable law, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

   (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or limited liability company interests, except for (A) tax distributions in the amount of $5,100,000 with respect to the taxable income of Seller through February 28, 2002, (B) tax distributions with respect to the taxable income of Seller from March 1, 2002 to the Effective Time calculated on a basis consistent with Exhibit 4.2(b) attached hereto, (C) a cash dividend or dividends not to exceed $7,000,000 in the aggregate, and (D) dividends by a Seller Subsidiary solely to Seller;

   (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock, limited liability company interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or limited liability company interests, or any options, warrants, conversion or other rights to acquire any shares of its capital stock, limited liability company interests or any such securities or obligations; (ii) subject to Section 4.4 hereof, merge with or into any other person, permit any other person to merge into it or consolidate with any other person, or effect any reorganization or recapitalization or statutory share exchange; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any person other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or limited liability company interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or limited liability company interests;

   (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock or limited liability company interests of Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares or limited liability company interests;

   (e) propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization, or operating agreement, as the case may be, in any way adverse to the Company;

   (f) change any of its methods of accounting in effect at December 31, 2000 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except as may be required by Law or generally accepted accounting principles;

   (g) change in any material manner any lending, investment, liability management or other material policies concerning the business or operations of Seller or any of the Seller Subsidiaries, except as required by Law and except as otherwise contemplated by Section 4.8, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more, (iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $100,000 individually; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $100,000 individually; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of Seller or any of the Seller Subsidiaries; (vii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; (viii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually and except for $25 per square foot of tenant improvement allowance for the premises located at 6601 Lyndale Avenue in Minneapolis, Minnesota; or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole; or

   (h) agree in writing or otherwise to do any of the foregoing.

   SECTION 4.3 Letter of Seller's Accountants. If requested in writing by the Company, Seller shall use its reasonable efforts to cause to be delivered to the Company "comfort" letters of Larson, Allen, Weishair & Co., LLP, Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

   SECTION 4.4  No Solicitation of Transactions.

   (a) Seller shall immediately cease and cause to be terminated any existing discussions or negotiations relating to a Competing Proposal (as defined below), other than with respect to the Merger, with any parties conducted heretofore. Seller will not, directly or indirectly, and will instruct its directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers, advisors and other representatives (collectively, "Representatives") not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of Seller or any of the Seller Subsidiaries to take any such action, and Seller shall use its reasonable efforts to cause the Representatives of Seller and the Seller Subsidiaries not to take any such action, and Seller shall promptly notify the Company if any such inquiries or proposals are made regarding a Competing Proposal, and Seller shall keep the Company informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the shareholders of Seller shall have adopted and approved this Agreement and the Merger in accordance with the MBCA, nothing contained in this Section 4.4 shall prohibit the Board of Directors of Seller from (i), in connection with a Superior Competing Transaction (as defined below), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire Seller pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Seller, after consultation with and taking into consideration the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of Seller to comply with its fiduciary duties to shareholders imposed by Minnesota law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, Seller provides written notice to the Company to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, Seller receives from such person an executed confidentiality agreement, and (D) Seller keeps the Company informed, on a current basis, of the status and details of any such discussions or negotiations, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act.

   (b) For purposes of this Agreement, "Competing Proposal" shall mean any of the following involving Seller or any Seller Subsidiary: any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Seller and the Seller Subsidiaries taken as a whole, or 15% or more of any class of equity securities of Seller or any of the Seller Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more any class of equity securities of Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller or any of the Seller Subsidiaries, other than the transactions contemplated by this Agreement.

   (c) For purposes of this Agreement "Superior Competing Transaction" shall mean any of the following involving Seller or any Seller Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all of the assets of Seller and the Seller Subsidiaries, taken as a whole, and otherwise on terms which the Board of Directors of Seller determines in its good faith judgment (taking into consideration the opinion of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

   SECTION 4.5  Update Disclosure; Breaches.

   (a) From and after the date of this Agreement until the Effective Time, Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.5(a) would have in the past been contained in internal reports prepared by Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to Seller, Seller and the Company will use their reasonable efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

   (b) Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable efforts to prevent or promptly remedy the same.

   SECTION 4.6 Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement (a) Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of Seller, including, without limitation, all directors and executive officers of Seller, for purposes of Rule 145 promulgated under the Securities Act (each a "Seller Affiliate") and
(b) Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Seller shall use its reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.6. Seller shall use its reasonable efforts to obtain from any person who becomes an affiliate of Seller after Seller's delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 4.6 as soon as practicable after such person attains such status. Seller will use its reasonable efforts to cause the Merger to qualify as a reorganization under
Section 368(a)(1)(A) of the Code.

   SECTION 4.7 Delivery of Shareholder List. Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as the Company may reasonably request.

   SECTION 4.8 Loan and Investment Policies. To the extent permitted by applicable law or regulations, Seller agrees to give the Company prior notice of any material change in its or any of the Seller Subsidiary's loan and investment policies and procedures. Seller agrees to use all reasonable efforts to communicate on a regular and reasonable basis with the Company regarding its loan and investment activity prior to the Effective Time. The Seller and the Company agree to use their reasonable efforts to develop a plan for such communication.

   SECTION 4.9 Access and Information. From the date hereof until the Effective Time, Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and any other information relating to Seller that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) verify the accuracy of the representations and warranties of Seller contained in this Agreement, (b) confirm compliance by Seller with the terms of this Agreement, and (c) prepare for the consummation of the transactions contemplated by the Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this
Section 4.9 shall not unreasonably interfere with the business and operations of Seller. The Company shall not, without the consent of Seller (which consent shall not be unreasonably withheld), contact any customers or key employees of Seller. If the Merger contemplated hereby is not consummated, the Company shall maintain in confidentiality all non-public and all proprietary information acquired by the Company from the Seller in connection with its due diligence review.

   SECTION 4.10  Confidentiality Letter.  Seller agrees that the
Confidentiality Letter entered into between the Company and the Seller dated as of October 5, 2001, shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement.

                      ARTICLE V--COVENANTS OF THE COMPANY

   SECTION 5.1 Affirmative Covenants. The Company hereby covenants and agrees with Seller that from the date hereof until the Effective Time, unless the prior written consent of Seller shall have been obtained and except as otherwise contemplated herein, it will:

   (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company's financial statements applied on a consistent basis;

   (b) conduct its business in a manner that does not violate any Law, except for unintentional violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; and

   (c) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting the Company or any Company Subsidiary and their respective business, assets and properties, except to the extent nonperformance of such obligations would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   SECTION 5.2 Negative Covenants. Except as set forth in Section 5.2 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective

Time, the Company shall not, or agree to commit to, or permit any Company Subsidiaries to, without the prior written consent of Seller, (a) propose or adopt any amendments to its Articles of Incorporation or By-laws in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of Company to consummate the transactions contemplated hereby, or agree in writing to do any of the foregoing; provided, however, that any such amendment to the Company Articles to increase the authorized number of shares of Company Common Stock shall not be deemed to have such an adverse effect; (b) take any action that would adversely affect or delay the ability of the Company to (i) obtain the necessary approvals of any applicable regulatory authority required for the transactions contemplated hereby, (ii) perform its covenants or agreements under this Agreement, or (iii) consummate the transactions contemplated hereby; or (c) take any action in violation of Regulation M under the Exchange Act.

   SECTION 5.3  Update Disclosure; Breaches.

   (a) From and after the date of this Agreement, until the Effective Time, the Company shall update the Company Disclosure Schedule on a regular basis by written notice to the Seller to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided, that (i) to the extent that any information that would be required to be included in an update under this Section 5.3 would have in the past been contained in internal reports prepared by the Company or any Company Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Company to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 5.3 is unduly burdensome to the Company, the Company and the Seller will use their reasonable efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

   (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

   SECTION 5.4 Stock Exchange Listing. The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

   SECTION 5.5 Tax Treatment. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

   SECTION 5.6 Confidentiality Letter. The Company agrees that the Confidentiality Letter entered into between the Company and the Seller dated as of October 5, 2001, shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement.

                       ARTICLE VI--ADDITIONAL AGREEMENTS

   SECTION 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and registration statement on Form S-4 promulgated under the Securities Act (or on such other form as shall be appropriate) relating to the approval of this Agreement and the Merger by the shareholders of Seller and the registration with the SEC of the shares of Company Common Stock to be issued in the Merger, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Seller in favor of the Merger; provided, however, that in connection with the Seller's Board of Directors' recommendation to the Seller's shareholders in favor of a Superior Competing Transaction (as defined in Section 4.4), the Board of Directors of Seller may, at any time prior to such time as the shareholders of Seller shall have adopted and approved this Agreement and the Merger in accordance with the MBCA, withdraw, modify or change any such recommendation to the extent Board of Directors of Seller determines in good faith, after consultation with and taking into consideration the advice of independent legal counsel, that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Seller to breach its fiduciary duties to Seller's shareholders under applicable Law.

   SECTION 6.2 Meeting of Seller's Shareholders. Seller shall promptly after the date of this Agreement take all action necessary in accordance with the MBCA and the Seller Articles and the Seller By-Laws to convene and hold the Seller Shareholders' Meeting (regardless of whether or not the Board of Directors of Seller has withdrawn, modified or changed its recommendation in favor of the Merger). Seller shall use its reasonable efforts to solicit from shareholders of Seller proxies in favor of the Merger and approval of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the MBCA to approve the Merger and this Agreement, unless the Board of Directors of Seller shall have determined in good faith, after consultation with and taking into consideration the advice of counsel, that such actions would violate its fiduciary duty to Seller's Shareholders under applicable Law.

   SECTION 6.3 Appropriate Action; Consents; Filings. Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act (to the extent applicable) and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the BHCA, the USBL, the MBL and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

   SECTION 6.4 Employee Benefit Matters. Annex C hereto sets forth certain agreements with respect to Seller's employee benefit matters.

   SECTION 6.5  Directors' and Officers' Indemnification and Insurance.

   (a) By virtue of the occurrence of the Merger, the Company shall from and after the Effective Time succeed to Seller's obligations with respect to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and the Seller Subsidiaries as provided in the Seller Articles, Seller By-Laws, indemnification agreements of Seller or the Seller Subsidiaries or otherwise in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time.
Section 6.5 of the Seller Disclosure Schedule contains a complete list of all indemnification arrangements to which Seller is a party to on the date of this Agreement with each director, officer, employee and agent of Seller and the Seller Subsidiaries. Seller agrees not to amend or enter into new indemnification arrangements or agreements from and after the date hereof with such persons.

   (b) The Company agrees to maintain an insurance policy for directors' and officers' liabilities for all present and former directors and officers of Seller covered by Seller's current insurance policies on the date of this Agreement for a period of six years from and after the Effective Time with terms (including coverage limits) not less advantageous as currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time.

   (c) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the "Indemnified Parties") and his or her heirs and representatives.

   SECTION 6.6 Notification of Certain Matters. Seller shall give prompt notice to the Company, and the Company shall give prompt notice to Seller, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 6.7 Public Announcements. The Company and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

   SECTION 6.8 Customer Retention. To the extent permitted by law or applicable regulation, Seller shall use all reasonable efforts to assist the Company in its efforts to retain Seller's customers for the Surviving Corporation; provided, however, the Seller shall not be required to take any action which the Seller in good faith believes is reasonably likely to disrupt its existing customer relationships or practices or procedures.

   SECTION 6.9  Expenses.

   (a) All Expenses (as defined below) incurred by the Company and Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC, NYSE and other regulatory filing fees incurred in connection herewith.

   (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

   (c) Seller hereby agrees that, if this Agreement is terminated, and at the time of such termination, there shall be a Superior Competing Transaction, Seller shall promptly (and in any event within two days after such termination) pay the Company all Expenses of the Company by same day funds pursuant to electronic funds transfer.

                       ARTICLE VII--CONDITIONS OF MERGER

   SECTION 7.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or Seller, threatened by the SEC. The Company shall have received all other Federal or state securities permits and other authorizations necessary to issue Company Common Stock in exchange for Seller Common Stock and to consummate the Merger.

   (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Seller.

   (c) Federal Reserve Board. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired. Notwithstanding the foregoing, in no event shall any requirement in any regulatory approval that the Company divest itself of all or any portion of any real estate not used in the Seller's banking operations be deemed to be a burdensome condition, it being understood and agreed that the Company bears all risk of such divestitures which may be required by any regulatory authority as a condition for approval of the Merger, including without limitation, all risks in connection with finding a buyer, the pricing of the divestiture and the closing of the divestiture.

   (d) State Approval. The Merger shall have been approved by the Wisconsin Department of Financial Institutions and the Commissioner of Commerce of the State of Minnesota, which approval shall not contain any materially burdensome condition that would significantly adversely affect the Company. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

   (e) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

   (f) NYSE Listing. The shares of Company Common Stock to be issued at the Effective Time shall have been authorized for listing on the NYSE subject to official notice of issuance.

   SECTION 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Section
4.5 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller to the foregoing effect.

   (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

   (c) Consents Obtained. All Seller Approvals and all filings required to be made by Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller, except where the failure to obtain any Seller Approvals required to be obtained or filings required to be made would not have a Material Adverse Effect on the Seller and the Seller Subsidiaries, taken as a whole.

   (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency or any other person (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect on either Seller and the Seller Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole.

   (e) Tax Opinion. An opinion of Godfrey & Kahn, S.C., independent counsel to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Seller as a result of the Merger. In rendering such opinion, Godfrey & Kahn may require and rely upon representations and covenants contained in certificates of officers of the Company, the Seller and others.

   (f) Opinion of Counsel. The Company shall have received from Fredrikson & Byron, P.A., or other independent counsel for Seller reasonably satisfactory to the Company, an opinion or opinions dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex D hereto, which opinion or opinions shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

   (g) Comfort Letters. If requested by the Company as provided in Section 4.3, the Company shall have received from Larson, Allen, Weishair & Co., LLP, the "comfort" letters referred to in Section 4.3.

   (h) Affiliate Agreements. The Company shall have received from each person who is identified in the affiliate letter as an "affiliate" of Seller a signed affiliate agreement in the form attached hereto as Exhibit 4.6.

   (i) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger in the good faith judgment of the Company. Notwithstanding the foregoing, in no event shall any requirement that the Company divest itself of all or any portion of any real estate not used in the Seller's banking operations be deemed to be a burdensome condition, it being understood and agreed that the Company bears all risk of such divestitures which may be required by any regulatory authority as a condition for approval of the Merger, including without limitation, all risks in connection with finding a buyer, the pricing of the divestiture and the closing of the divestiture.

   (j) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Seller and the Seller Subsidiaries taken as a whole. The Company shall have received a certificate of the President and the Chief Financial Officer of the Seller to that effect.

   (k) Seller Expenses. Seller shall have delivered to the Company evidence in form reasonably satisfactory to the Company that all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Seller and its affiliates) incurred by the Seller or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filings, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby are not in excess of $500,000.

   (l) Tax Matters Agreement. The Company shall have received from each shareholder of Seller a duly executed tax matters agreement in the form attached hereto as Exhibit 7.2(l).

   (m) Real Estate. The Seller shall have entered into a contract or contracts, in form and substance reasonably satisfactory to the Company, providing for the sale of the Seller's interests in the real estate and the Seller's investment interests identified on Annex A hereto, the assumption of the debt and other liabilities related to such real estate by the purchaser or purchasers of such real estate and the closing of the sale of such real estate and investment interests immediately after the Effective Time.

   (n) Split Dollar Agreement. The Company shall have received copies of all agreements related to any "split dollar" insurance arrangement to which the Seller or any Seller Subsidiary is a party.

   SECTION 7.3 Additional Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any notice to Seller under Section 5.3 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

   (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

   (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

   (d) Tax Opinion. The Seller shall have received an opinion of Fredrikson & Byron, P.A., in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

      (i) No gain or loss will be recognized by the Seller as a result of the Merger;

      (ii) No gain or loss will be recognized by the shareholders of the Seller who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

      (iii) The aggregate tax basis of the Company Common Stock received by shareholders who exchange their Seller Common Stock solely for Company Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

In rendering such opinion, the Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

   (e) Opinion of Counsel. Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel for the Company reasonably satisfactory to Seller, opinions dated the Effective Time, in form and substance reasonably satisfactory to Seller, covering the matters set forth in Annex E hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to Seller.

   (f) No Material Adverse Changes. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company to that effect.

                ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.1  Termination.

   (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:

      (i) by mutual consent of the Company and Seller by a vote of majority of the members of the entire Board of Directors of both the Company and Seller;

      (ii) by Seller or the Company (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or the Seller, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or the Seller, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(ii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under
   Section 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or Section 7.3(a) (in the case of a breach of representation or warranty by the Company); provided, further, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

      (iii) by either the Company or Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

   (iv) by either the Company or Seller if the Merger shall not have been consummated by June 30, 2002, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to June 30, 2002 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this Agreement under this Section 8.1(a)(iv) shall be extended to the earlier of (A) the lapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (B) September 30, 2002;

   (v) by either the Company or Seller if any of the Federal Reserve Board or the Commissioner of Commerce of the State of Minnesota or the Wisconsin Department of Financial Institutions has denied approval of the Merger, and neither the Company nor Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

   (vi) by either the Company or the Seller, if at the Seller Shareholders' Meeting, this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the Seller's Shareholders;

   (vii) by the Company, if there shall exist a proposal for a Superior Competing Transaction with respect to the Seller and the Board of Directors of the Seller has withdrawn or modified in a manner adverse to the Company its approval and recommendation of this Agreement or its approval of the Merger or any other transaction contemplated hereby or if the Board of Directors of the Seller shall have approved or recommended such Superior Competing Transaction; or

   (viii) by the Company if any person or persons holding of record or beneficially in the aggregate 5% or more of the outstanding shares of Seller Common Stock deliver a notice or notices of intent to demand payment in respect of such shares in accordance with Section 302A.473 of the MBCA.

   SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (i) as set forth in Section 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

   SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the shareholders of Seller, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger, or which by law would require the further approval of the shareholders of the Seller, in each case without the further approval of the shareholders of the Seller. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 8.4 Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

                        ARTICLE IX--GENERAL PROVISIONS

   SECTION 9.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I and Sections 6.5 and 6.7 shall survive the Effective Time indefinitely and those set forth in Sections 4.10, 5.6, 6.9, 8.2 and Article IX hereof shall survive termination indefinitely.

   SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied (with confirmation) to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like changes of address or telecopy number) and shall be effective upon receipt:

       (a) If to the Company:

       Marshall & Ilsley Corporation
       770 North Water Street
       Milwaukee, Wisconsin 53202
       Attention: Michael A. Hatfield
       Facsimile: (414) 765-7899

       With a copy to:

       Godfrey & Kahn, S.C.
       780 North Water Street
       Milwaukee, Wisconsin 53202
       Attention: Randall J. Erickson
       Facsimile: (414) 273-5198

       (b) If to Seller:

       Personal & Confidential
       Richfield State Agency, Inc.
       6625 Lyndale Avenue South
       Richfield, Minnesota 55423
       Attention: Steven L. Kirchner
       Facsimile: (612) 798-3191

       With a copy to:

       Fredrikson & Byron, P.A.
       1100 International Centre
       900 Second Avenue South
       Minneapolis, Minnesota 55402
       Attention: Lynn M. Gardin, Esq.
       Facsimile: (612) 347-7077

   SECTION 9.3  Certain Definitions.  For purposes of this Agreement, the term:

   (a) "affiliate" means, for all purposes other than Rule 145 under the Securities Act, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

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

   (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

   (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

   (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d) of the Exchange Act); and

   (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   SECTION 9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   SECTION 9.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

   SECTION 9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

   SECTION 9.8 Parties in Interest. Except as provided in Section 9.7, this Agreement (including Annex C hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

   SECTION 9.9 Governing Law. Except to the extent that the laws of the State of Minnesota are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

   SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 9.11 Time is of the Essence. Time is of the essence of this Agreement.

   SECTION 9.12 Specific Performance. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney's fees, incurred in such suit, action or other proceeding.

   IN WITNESS WHEREOF, the Company and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          RICHFIELD STATE AGENCY, INC.

                                                  /s/  STEVEN L. KIRCHNER
                                          By: _______________________________
                                             Name: Steven L. Kirchner
                                             Title: President

                                          MARSHALL & ILSLEY CORPORATION

                                                   /s/  DENNIS J. KUESTER
                                          By: _______________________________
                                             Name: Dennis J. Kuester
                                             Title: President

ANNEX A--Real Estate and Investment Interests to be Sold

Investment Interests

Eastwood Village I & II
Eastwood Tax Credits
Eastwood Village III
SunLake Woods
The Oaks

Real Estate

The Pines

ANNEX B--Subsidiaries of Seller

Richfield Bank & Trust Co. (100%)--Minnesota
R Community Investments, Inc. (100%)--Minnesota
SUN LAKE II, L.L.C. (57.69%)--Minnesota
Eastwood Village, L.L.C. (100%)--Minnesota
THE OAKS, L.L.C. (28.1%)--Minnesota

Other Interests:  Seller has a 33 1/3% co-tenancy interest in Eastwood Village
  III.

                                                                     APPENDIX B

                                PLAN OF MERGER

                                    Merging

                         RICHFIELD STATE AGENCY, INC.
                           (a Minnesota Corporation)

                                 with and into

                         MARSHALL & ILSLEY CORPORATION
                           (a Wisconsin corporation)

                                  Background


   Marshall & Illsley Corporation, a Wisconsin corporation (the "Company"), and Richfield State Agency, Inc., a Minnesota corporation (the "Seller"), are parties to an Agreement and Plan of Merger dated as of November 18, 2001 (the "Merger Agreement"), providing for the merger of the Seller with and into the Company (the "Merger") upon the terms and conditions set forth in this Plan of Merger and pursuant to the Minnesota Business Corporation Act (the "MBCA") and the Wisconsin Business Corporation Law (the "WBCL"). The Company and the Seller are sometimes hereinafter together referred to as the "Constituent Corporations." Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

                             Terms and Conditions

   1. Merger. The Constituent Corporations shall effect the Merger upon the terms and subject to the conditions set forth in this Plan of Merger.
   1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the MBCA, the WBCL, at the Effective Time (as defined in Section 1.2) Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of the Merger Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota (the "Minnesota Secretary of State") and the Department of Financial Institutions of the State of Wisconsin (the "DFI"), in such form as required by, and executed in accordance with the relevant provisions of, the MBCA and the WBCL (the date and time of the later of such filing with the Minnesota Secretary of State or the DFI is referred to herein as the "Effective Time").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and the applicable provisions of the MBCA and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, immunities, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Company (the "Company Articles") and the By-Laws, as amended, of the Company (the "Company By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

   1.5 Directors and Officers. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and to be assigned to the class previously assigned. At the Effective Time, the officers of the Company immediately prior to the Effective Time, shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

   1.6 Merger Consideration

      (a) The aggregate dollar value of the merger consideration shall be $157,000,000 plus the Adjustment Amount as defined in (c) below, if any (the "Merger Consideration"). The Merger Consideration shall consist of shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock"); provided, however, that up to $20,000,000 (the "Cash Amount") of the Merger Consideration may be payable in cash at the election of holders of the Seller Common Stock (as defined below). For purposes of valuing the Company Common Stock as part of the Merger Consideration, one share of Company Common Stock will be deemed to have a value equal to the average of the average high and low sale price per share of Company Common Stock on the New York Stock Exchange (the "NYSE") as reported in the Midwest Edition of The Wall Street Journal for the twenty (20) consecutive trading days ending on and including the third trading day preceding the Effective Time (the "Average Trading Price"). The Company agrees that all of the Company's purchases of Company Common Stock shall be in accordance with Regulation M of the Exchange Act.

      (b) The "Per Share Merger Consideration" shall be an amount equal to the aggregate value of the Merger Consideration divided by the total number of shares of common stock, no par value, of the Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time.

      (c) The "Adjustment Amount" shall be an amount equal to (A) $60,000 per month, or any portion thereof, commencing with March 2002 and ending on the day prior to the Effective Time, plus (B) the excess, if any, of (i) the prepayment premium due on the full principal amount of Seller's Promissory Note dated June 30, 1999 in the aggregate principal amount of $13,500,000 assigned to IDS Life Insurance Company (the "IDS Note") if the IDS Note was paid in full on the Effective Time, over (ii) the prepayment penalty due on the principal amount actually outstanding on the IDS Note if the IDS Note was paid in the full on the Effective Time, on a dollar-for-dollar basis, but in no event greater than $700,000.

   1.7 Conversion of Securities; Dissenting Shares. Subject to Section 1.7(h) regarding fractional shares, at the Effective Time, by virtue of the Merger and without action on the part of the Company, the Seller or the holders of the Seller's securities:

      (a) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, other than Shares owned by the Company, or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account (all such shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares") and other than Dissenting Shares (as defined in Section 1.7(j)), shall be converted into the right to receive a number of shares of Company Common Stock, determined by dividing the Per Share Merger Consideration by the Average Trading Price and rounding the result to the nearest one thousandth of a share (the "Stock Consideration"); provided, however, that, subject to the election and allocation procedures set forth in this Section 1.7, each holder of Shares will be entitled, with respect to the Merger Consideration to be received for each Share held by the holder, to elect to receive cash from the Company, without interest (a "Cash Election"), in an amount equal to the Per Share Merger Consideration (the "Cash Consideration").

      (b) The number of Shares which may be converted into the right to receive the Cash Consideration in the Merger shall be no more than (i) the Cash Amount divided by the Per Share Merger Consideration (rounded down to the nearest whole number) minus (ii) the total number of Dissenting Shares, if any (the "Cash Election Number").

      (c) If the aggregate number of Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted, at the Effective Time, into the right to receive
   (i) an amount in cash, without interest, equal to the product of (x) the Per Share Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Company Common Stock equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

      (d) In the event that Section 1.7(c) above is inapplicable, all Cash Election Shares shall be converted, at the Effective Time, into the right to receive the Cash Consideration and all other Shares, other than Dissenting Shares, shall be converted, at the Effective Time, into the right to receive the Stock Consideration.

      (e) All Cash Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Seller (a "Form of Election") and mailed to holders of record of Shares as of the record date for the Seller's Shareholders' Meeting or such other date as the Company and the Seller shall mutually agree (the "Election Form Record Date"). The Company and the Seller shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of record of Shares between the Election Form Record Date and the Election Deadline (as defined below). Elections shall be made by submitting to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent in accordance with
   Section 1.7(f). The Company will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of the Company (or the Exchange Agent) shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.7 and all computations shall be conclusive and binding on the holders of Shares.

      (f) A Form of Election must be received by the Exchange Agent by the close of business of the last business day prior to the date of the Seller Shareholders' Meeting (as defined below) in order to be effective. Such date shall hereinafter be referred to as the "Election Deadline." Any holder of Shares who has made an election may at any time prior to the Election Deadline change or withdraw its election by written notice to the Exchange Agent prior to the Election Deadline. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify the Company of its determination.

      (g) The Shares of a holder who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (other than Dissenting Shares (as defined in Section 1.7(j))) shall be converted into the right to receive the Stock Consideration at the Effective Time. If the Company or the Exchange Agent shall determine that any purported Cash Election was not properly made, the purported Cash Election shall be deemed to be of no force and effect and the Shares of the holder making such purported Cash Election shall be converted into the right to receive the Stock Consideration at the Effective Time.

      (h) No fractional shares of Company Common Stock shall be issued in the Merger. All fractional shares of Company Common Stock that a holder of any Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Company Common Stock results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the Average Trading Price by the fraction of a share of Company Common Stock to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Company, and the Company shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 1.7.

      (i) Each share of Seller Common Stock held by the Company or any direct or indirect wholly owned Company Subsidiary or Seller Subsidiary for its own account shall be canceled and extinguished at the Effective Time without conversion thereof into the Merger Consideration or payment therefor.

      (j) Notwithstanding anything in this Plan of Merger to the contrary, shares of Seller Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders or beneficial owners who have validly exercised and perfected dissenter's rights with respect to those Shares under Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration in accordance with this Section 1.7, unless and until such holders or beneficial owners shall have failed to perfect or shall have effectively withdrawn or lost their dissenter's rights with respect to such Dissenting Shares under the MBCA. Dissenting Shares shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA, if and to the extent applicable. If, after the Effective Time, any such holder or beneficial owner shall have failed to perfect or shall have effectively withdrawn or lost such right to dissent with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as if they had been converted into and become exchangeable only for the right to receive, as of the Effective Time, the Stock Consideration in accordance with this
   Section 1.7, without any interest thereon. Seller shall give the Company (a) prompt notice of each and every notice of a shareholder's or beneficial owner's intent to demand payment of the "fair value" of the shareholder's or beneficial owner's Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the MBCA and received by the Seller relating to rights to be paid the "fair value" of Shares, as provided in Sections 302A.471 and 302A.473 of the MBCA and (b) the opportunity to direct all negotiations and proceedings with respect to such demands for "fair value." Seller shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, offer to settle or settle, or approve any withdrawal of any such demands for "fair value."

   1.8 Exchange of Certificates.

      (a) Exchange Agent. The Company shall deposit, or shall cause to be deposited, from time to time, with a bank or trust company designated by the Company and which may be an affiliate of the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Section 1, through the Exchange Agent, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Shares pursuant to this Section 1 (the "Exchange Fund"). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Merger Consideration.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing Shares which were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (each, a "Certificate" and collectively, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1 if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Section 1.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock issuable in exchange for the Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7(h), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 1.7(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

      (d) No Further Rights in the Shares. All Merger Consideration issued or paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.7(h)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

      (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former shareholders of Seller who have not theretofore complied with this Section 1 shall thereafter look only to the Company to claim the Merger Consideration to which they are entitled, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to Section 1.8(f).

      (f) No Liability. Neither the Company nor the Seller shall be liable to any former holder of Shares for any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

      (g) Withholding Rights. The Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Merger to any former holder of Shares such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company.

   1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of

Seller. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Seller Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Merger Consideration in accordance with this
Section 1.

   1.10 Adjustments for Dilution and Other Matters. If, after the date of the Merger Agreement and during the period in which the Average Trading Price is determined, the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on the Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments, if any, will be made to the Merger Consideration and the Stock Consideration determined pursuant to Sections 1.6(a) and 1.7(a).

   1.11 Company Common Stock. The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

   2. Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Merger Agreement is terminated in accordance with the terms thereof.

                                                                     APPENDIX C

                      MINNESOTA BUSINESS CORPORATION ACT
                              DISSENTERS' RIGHTS

   302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.--Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

   (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

      (1) alters or abolishes a preferential right of the shares;

      (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

      (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; excepts that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

   (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

   (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

   (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

   (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subdivision 2.  Beneficial owners.

   (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

   (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subdivision 3.  Rights not to apply.

   (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

   (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subdivision 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation. (Last amended by Ch. 264, L. '00, eff. 8-1-00.)

   302A.473  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.--Subdivision
1.  Definitions.

   (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in Section
549.09 for interest on verdicts and judgments.

   Subdivision 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of Section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subdivision 3.  Notice of dissent.   If the proposed action must be approved
by the shareholders, a shareholder who is entitled to dissent under Section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subdivision 4.  Notice of procedure; deposit of shares.

   (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

      (1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

      (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

      (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

      (4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subdivision 5.  Payment; return of shares.

   (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

      (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

      (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

      (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subdivision 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subdivision 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subdivision 8.  Costs; fees; expenses.

   (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any. (Last amended by Ch. 10, L.'97, eff. 8-1-97.)

                                                                     APPENDIX D

                    RICHFIELD STATE AGENCY AND SUBSIDIARIES

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS SELECTED FINANCIAL DATA

Changes in Financial Condition

   Total Company assets at year end 2000 were $753,718,000. During 2000, assets increased by $117,196,000 or 18.4%. The majority of this increase was in gross loans, which increased by $93,946,000 or 22.8% to $505,398,000. The loan growth experienced was primarily due to increased commercial and commercial real estate loan activity within the Minneapolis metropolitan market. The remaining increase in assets was largely attributed to additional investments in rental real estate property.

   Most of the increased loan balances were funded by an increase in total deposits. Total deposits increased from $479,981,000 at December 31, 1999 to $561,474,000 at December 31, 2000, an increase of $81,493,000, or 17.0%.
Approximately $42,285,000, or 51.9%, of the total deposit growth was in additional money market savings deposits within the Company's Minneapolis metropolitan market area. The remaining increase in deposits was comprised largely of wholesale and brokered deposits which were obtained from sources outside the Company's normal trade area. These wholesale and brokered deposits were intended to be an incremental source of alternate funding primarily utilized to match fund particular assets, meet seasonal funding needs, and to take advantage of pricing opportunities in the marketplace. Funding from sources other than deposits also increased in 2000. The Company borrowed an additional $24,788,000 to finance additions of rental real estate property during 2000.

   Stockholders' equity increased by $12,395,000 or 22.9% in 2000. This increase resulted from Company net income of $8,583,000 with the balance attributable to the change in unrealized gains on securities available-for-sale. The Company also paid $857,000 in cash dividends and $1,018,000 in S-Corp shareholder tax payments during 2000.

   Total securities decreased by $1,577,000 in 2000. Cash and cash equivalents decreased by $5,269,000 in 2000 paralleling a $4,890,000 addition of cash value in life insurance.

   During the period from December 31, 2000 to September 30, 2001, total assets decreased by $2,931,000; the decrease in total assets was driven largely by a decrease in loan balances of $40,072,000 and a decrease in cash and cash equivalents of $2,319,000, largely offset by increases in securities of $36,704,000 and additions to premises and equipment of $1,871,000 and other assets of $1,631,000.

   The 7.9% decrease in loan balances during this nine-month period is the direct result of the Company's decision to exit the indirect auto dealer and 1-4 family residential real estate lending markets. During this same time period, the Company also experienced a softening in loan demand as the economy began to exhibit signs of a slower growth rate.

   Total deposits decreased by $17,696,000, or 3.2% during the period from December 31, 2000 to September 30, 2001. The majority of the decrease in deposits is directly linked to a deleveraging of the balance sheet by reducing wholesale and brokered deposits in conjunction with the Company's exit from the indirect auto dealer and 1-4 family residential real estate lending markets. The Company continued its efforts to expand depository relationships with its existing customer base and new market niches, including civic banking and property management sectors. As a result, several new larger account relationships were initiated within the Minneapolis metropolitan market.

   Stockholders' equity increased by $7,945,000 from December 31, 2000 to September 30, 2001. The increase came from $10,568,000 of net income, and the remainder from the change in unrealized gains on available-for-sale securities. The Company also paid $857,000 in cash dividends and $3,444,000 in S-Corp shareholder tax payments during this time period.

Results of Operations for the Nine-Months Ended September 30, 2001 Compared with the Nine-Months Ended September 30, 2000

   For the nine-months ended September 30, 2001, the Company's net income increased by $3,284,000 or 45.1% over the same nine-month period in 2000. Basic and diluted net income per share was $124.01 and $85.01 for the nine-month period ended September 30, 2001 and 2000, respectively. As discussed in further detail below, the majority of the increase in net income resulted from increased net interest income of $1,470,000 and securities gains of $1,690,000. The increase in gross rental real estate income was offset by a parallel increase in occupancy expense attributable to additions to rental real estate property in 2001.

   Net interest income increased by $1,470,000 or 7.7%, to $20,681,000. The Company's net interest margin improved to 4.62% from 4.52% for the nine-month period ended September 30, 2001 and 2000, respectively. The growth in interest bearing earning assets of $18,541,000 offset by increases in interest bearing liabilities of $11,923,000 was a significant component of the overall increase in net income. A falling rate environment and an improved composition of core funding sources resulted in a decrease in deposit costs by approximately 36 basis points.

   The balance in the allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. During the nine-month period ended September 30, 2001, there was $683,000 more in net charge-offs compared with the same period in 2000. While charge-offs are above levels for the same period in 2000, asset quality has been the organization's highest priority in 2001. The Company has been able to keep asset quality high by aggressively identifying deteriorating credits and successfully managing the exit of credits outside the organization, generally to asset-based lenders. As a result, the provision for loan losses was increased by $98,000 to $1,221,000 for the nine-month period ended September 30, 2001. Management believes the reserve is adequate to absorb current losses in the loan portfolio.

   Other income increased by $4,584,000, or 58.5% for the first nine-months of 2001 compared to the first nine-months of 2000. The increase was primarily comprised of an increase of $1,690,000 in securities gains, an increase of $2,190,000 of gross real estate rental income, and increases in service charges and other fees of $632,000.

   Operating expenses increased from $17,854,000 to $21,083,000 an increase of $3,229,000, or 18.1% for the first nine-months of 2001 compared to the same period in 2000. Salary and related benefit costs accounted for $829,000 of this increase. In addition, occupancy and miscellaneous operating expenses increased by $2,383,000 in conjunction with the additions to rental real estate property and equipment during 2001.

   Income tax expense decreased by $557,000 in the first nine-months of 2001 compared with the same period in 2000 due to the beneficial change in Subchapter S state tax conformity during 2001. Income tax expense of $224,000 in 2001 represents deferred tax amounts that have been written-off in conjunction with Subchapter S tax conformity in the State of Minnesota.

Results of Operations for the Years Ended December 31, 2000, 1999 and 1998

   Net income in 2000 totaled $8,583,000 or a decrease of $1,049,000 or 10.9% under the $9,632,000 earned in 1999. Reflective in 1999's net income is the recognition of $950,000 of key officer life insurance proceeds. Net income in 1999 was $309,000 or 3.3% over the 1998 level of $9,323,000. On a per share basis, basic net income was $100.17, $112.42 and $108.81 for 2000, 1999 and 1998, respectively. There was no dilutive effect for the three years. The decrease in net income reflective from 1999 to 2000, net of key officer life insurance proceeds, is largely attributed to funding the allowance for loan losses in conjunction with significant loan portfolio growth, including increases in personnel and technology operating costs in support of this asset growth. At December 31, 2000, 1999 and 1998, the total assets per employee were approximately $2,801,000, $2,516,000, and $2,226,000, respectively.

   Net interest income increased $2,717,000, or 11.6% to $26,174,000 in 2000 compared to $23,457,000 in 1999. The 1999 total represented an increase of $1,176,000, or 5.3% compared to 1998. The net interest margin for 2000 was 4.48% compared with 4.74% in 1999 and 4.57% in 1998. Although earning asset yields increased by 45 basis points to 8.62% in 2000 compared to 8.17% in 1999, increasing competitive pressures caused the effective rate paid on deposits to increase from 3.75% in 1999 to 4.29% in 2000. From 1998 to 1999, market interest rates increased. Although the yield on earning assets fell by 20 basis points from 8.37% in 1998 to 8.17% in 1999, an increase in the composition of noninterest bearing business deposit balances resulted in a 47 basis point reduction in the cost of deposits in 1999. The level of average earning assets increased by $51,631,000 from 1998 to 1999 and by $112,489,000 from 1999 to
2000.

   The provision for loan losses was $1,483,000 for 2000, representing an increase of $649,000 or 77.8% over the $834,000 of loan loss provision charged to operations in 1999. The 1999 provision was $245,000 or 22.7% lower than the provision of $1,079,000 incurred in 1998. The increase in 2000 was principally a result of higher loan levels in 2000 compared to 1999. As a direct result of the significant growth and higher loan levels during the years 2000 and 1999, the percentage of the allowances for loan losses to total gross loans outstanding has decreased from 1.33% in 1998 to 1.00% in 1999 and 2000.

   Other income consists primarily of loan fee income, securities gains, and deposit account service charges and related fee income. Other income increased by $263,000 or 2.50% in 2000 compared to 1999, net of key officer life insurance proceeds of $950,000 in 1999. Other income increased by $1,532,000 or 17.3% in 1999 compared to 1998.

   Other expenses increased $2,378,000 or 10.2% in 2000 compared to a $3,935,000 or 20.2% increase in 1999 over 1998 levels. Salary and related benefit expenses increased by $2,141,000 or 15.2% in 2000 due to an increase in the number of full time equivalent employees and also to an increase in base compensation and individual performance incentives. Similarly, salary and benefits increased by $1,871,000 or 15.4% from 1998 to 1999. In addition, the Company's subsidiary bank received regulatory approval and opened two new branch offices during 1999. As a result, 2000 expenses included a full year of personnel and occupancy costs while 1999 results included approximately nine months of these expenses. Additionally, miscellaneous operating expenses increased by $943,000 from 1998 to 1999.

   Income tax expense increased by $52,000 or 5.5% from 1999 to 2000, while a decrease of $341,000 occurred from 1998 to 1999, directly attributed to $950,000 of officer life insurance proceeds that were recognized in 1999 that are not subject to income taxes.The effective income tax rates were relatively unchanged during the years.

Liquidity and Capital Resources

   The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity must be considered in terms of the nature and mix of the institution's sources and uses of funds. Bank liquidity is provided from several asset categories. The asset side of the balance sheet provides liquidity through maturities of investment securities and repayment of loans. Cash and amounts due from correspondent banks, investment securities available for sale and Federal funds sold are primarily sources of asset liquidity. At December 31, 2000, these categories totaled approximately $153,787,000 and approximately $192,348,000 at September 30, 2001.

   The Company has no significant plans for major capital expenditures in 2002.

   Management believes that, in the current economic environment, the Bank's liquidity position is adequate. There are no known trends, nor any known demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

Effects of Inflation

   The Company's consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Regulatory Capital Requirements

   The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations which require the Company to maintain a risk based capital/asset ratio of at least 8%. The Company's capital ratios and those of the Bank exceed the minimum ratios required by their respective regulators. The FDIC and Commissioner of Commerce for the State of Minnesota examine and regulate the Bank. Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              (In thousands, except share and per share amounts)
                          September 30, 2001 and 2000

                                                               2001     2000
                          ASSETS                             -------- --------
Cash and cash equivalents................................... $ 19,615 $ 18,696
Available-for-sale securities (Note 3)......................  172,733  125,272
Held-to-maturity securities (Note 3)........................   14,672   16,549
Loans, net (Note 2).........................................  460,132  480,042
Premises and equipment, net.................................    8,430    5,737
Rental real estate, net.....................................   45,211   39,447
Cash value of life insurance................................   18,405   17,564
Accrued interest receivable and other assets (Note 5).......   11,589    9,787
                                                             -------- --------
                                                             $750,787 $713,094
                                                             ======== ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits:
       Noninterest-bearing.................................. $102,790 $107,653
       Interest-bearing.....................................  440,988  427,029
                                                             -------- --------
          Total deposits....................................  543,778  534,682
   Short-term borrowings....................................  101,940  105,549
   Notes payable (Note 4)...................................   24,053    3,596
   Accrued interest payable and other liabilities (Note 5)..    6,635    7,401
                                                             -------- --------
          Total liabilities.................................  676,406  651,228
                                                             -------- --------
Commitments, Contingencies, and Credit Risk

Stockholders' Equity
   Common stock, no par value; 92,000 shares authorized;
     84,154 shares issued...................................    1,162    1,183
   Retained earnings........................................   70,605   64,368
   Accumulated other comprehensive income...................    2,614   (3,685)
                                                             -------- --------
          Total stockholders' equity........................   74,381   61,866
                                                             -------- --------
                                                             $750,787 $713,094
                                                             ======== ========

         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              (In thousands, except share and per share amounts)
              Nine-Month Period Ended September 30, 2001 and 2000

                                                                       2001    2000
                                                                      ------- -------
Interest income:
   Loans............................................................. $29,997 $30,164
   Securities:
       Taxable.......................................................   5,782   4,340
       Tax-exempt....................................................   1,943   3,046
   Federal funds sold................................................      93      36
                                                                      ------- -------
                                                                       37,815  37,586
                                                                      ------- -------
Interest expense:
   Deposits..........................................................  11,992  14,026
   Short-term borrowings.............................................   4,307   4,119
   Notes payable.....................................................     835     230
                                                                      ------- -------
                                                                       17,134  18,375
                                                                      ------- -------
          Net interest income........................................  20,681  19,211
Provision for loan losses (Note 2)...................................   1,221   1,123
                                                                      ------- -------
          Net interest income after provision for loan losses........  19,460  18,088
                                                                      ------- -------
Other income:
   Service charges and other fees....................................   3,957   3,552
   Trust fees........................................................   3,012   2,785
   Securities gains, net (Note 3)....................................   2,037     347
   Other income......................................................   3,409   1,147
                                                                      ------- -------
                                                                       12,415   7,831
                                                                      ------- -------
Other expenses:
   Salaries and employee benefits....................................  12,137  11,308
   Occupancy expenses................................................   4,962   2,579
   Other expenses....................................................   3,984   3,967
                                                                      ------- -------
                                                                       21,083  17,854
                                                                      ------- -------
          Income before income taxes.................................  10,792   8,065
Income tax expense (Note 5)..........................................     224     781
                                                                      ------- -------
          Net income................................................. $10,568 $ 7,284
                                                                      ======= =======
          Net income per common share................................ $124.01 $ 85.01
                                                                      ======= =======

         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (In thousands, except share and per share amounts)
              Nine-Month Period Ended September 30, 2001 and 2000



                                                                                 Accumulated
                                                        Common Stock                Other
                                                       --------------  Retained Comprehensive
                                                       Shares  Amount  Earnings    Income      Total
                                                       ------  ------  -------- ------------- -------
Balance, January 1, 2000.............................. 85,681  $1,183  $58,959     $(6,101)   $54,041
Comprehensive Income:
   Net income.........................................     --      --    7,284          --
   Net change in unrealized gain (loss) on available-
     for-sale securities, net of taxes and
     reclassification adjustment......................     --      --       --       2,416
       Comprehensive Income...........................                                          9,700
   Cash dividends declared ($10.00 per share).........     --      --     (857)         --       (857)
   S-Corp shareholder tax payments....................     --      --   (1,018)         --     (1,018)
                                                       ------  ------  -------     -------    -------
Balance, September 30, 2000........................... 85,681  $1,183  $64,368     $(3,685)   $61,866
Balance, January 1, 2001.............................. 85,681  $1,183  $65,667     $  (414)   $66,436
Comprehensive Income:
   Net income.........................................     --      --   10,568          --
   Net change in unrealized gain (loss) on available-
     for-sale securities, net of taxes and
     reclassification adjustment......................     --      --       --       3,028
       Comprehensive Income...........................                                         13,596
   Cash dividends declared ($10.00 per share).........     --      --     (857)         --       (857)
   Redemption of 1,527 shares of common stock at
     $884 per share................................... (1,527)    (21)  (1,329)         --     (1,350)
   S-Corp shareholder tax payments....................     --      --   (3,444)         --     (3,444)
                                                       ------  ------  -------     -------    -------
Balance, September 30, 2001........................... 84,154  $1,162  $70,605     $ 2,614    $74,381
                                                       ======  ======  =======     =======    =======


         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (In thousands, except share and per share amounts)
              Nine-Month Period Ended September 30, 2001 and 2000

                                                                                  2001      2000
                                                                                --------  --------
Cash Flows From Operating Activities
Net income..................................................................... $ 10,568  $  7,284
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
   Provision for loan losses...................................................    1,221     1,123
   Depreciation and amortization...............................................    2,345     1,400
   Equity in net (income) loss of equity method investees......................      (81)       25
   Other.......................................................................   (1,300)      315
                                                                                --------  --------
       Net cash provided by (used in) operating activities.....................   12,753    10,147
                                                                                --------  --------
Cash Flows From Investing Activities
Net (increase) decrease from securities........................................  (33,676)   12,873
Net (increase) decrease in loans...............................................   38,992   (73,836)
Premises and equipment expenditures, net.......................................   (1,871)       --
Rental real estate expenditures, net...........................................   (1,659)  (18,717)
Change in cash value of life insurance.........................................     (637)   (4,686)
                                                                                --------  --------
       Net cash provided by (used in) investing activities.....................    1,149   (84,366)
                                                                                --------  --------
Cash Flows From Financing Activities
Net increase (decrease) in deposits............................................  (17,696)   54,701
Increase (decrease) in short-term borrowings...................................   18,309    18,980
Net increase (decrease) from notes payable and other borrowings................  (11,183)   (6,094)
Redemption of common stock.....................................................   (1,350)       --
Cash dividends paid............................................................     (857)     (857)
S-Corp shareholder tax payments................................................   (3,444)   (1,018)
                                                                                --------  --------
       Net cash provided by (used in) financing activities.....................  (16,221)   65,712
                                                                                --------  --------
       Increase (decrease) in cash and cash equivalents........................   (2,319)   (8,507)
Cash and Cash Equivalents
   Beginning...................................................................   21,934    27,203
                                                                                --------  --------
   Ending...................................................................... $ 19,615  $ 18,696
                                                                                ========  ========
Supplemental disclosures of cash flow information:
Cash payments for interest..................................................... $ 18,060  $ 16,535
                                                                                ========  ========
Cash payments for income taxes.................................................      174       810
                                                                                ========  ========

                 RICHFIELD STATE AGENCY, INC AND SUBSIDIARIES

                         CONSOLIDATING BALANCE SHEETS
              (In thousands, except share and per share amounts)
                          September 30, 2001 and 2000

                                                                           2001
                                                  ------------------------------------------------------ -------------------
                                                  Richfield                                              Richfield
                                                    State   Richfield Eastwood                             State   Richfield
                                                   Agency,   Bank &   Village,                            Agency,   Bank &
                                                    Inc.    Trust Co.   LLC    Eliminations Consolidated   Inc.    Trust Co.
                                                  --------- --------- -------- ------------ ------------ --------- ---------
                     ASSETS
Cash and cash equivalents........................ $    792  $ 19,615   $   24    $   (816)    $ 19,615    $   404  $ 18,696
Available-for-sale securities....................       --   172,733       --          --      172,733         --   125,272
Held-to-maturity securities......................       --    14,672       --          --       14,672         --    16,549
Loans, net.......................................       --   460,132       --          --      460,132         --   480,042
Premises and equipment, net......................    1,895     6,343      192          --        8,430         22     5,482
Rental real estate, net..........................   41,333        --    3,878          --       45,211     35,377        --
Cash value of life insurance.....................    1,559    16,846       --          --       18,405      1,544    16,020
Accrued interest receivable and other assets.....    6,367     5,222       --          --       11,589      3,361     6,426
Investment in subsidiaries.......................   65,700        --       --     (65,700)          --     53,831        --
                                                  --------  --------   ------    --------     --------    -------  --------
                                                  $117,646  $695,563   $4,094    $(66,516)    $750,787    $94,539  $668,487
                                                  ========  ========   ======    ========     ========    =======  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
   Noninterest-bearing........................... $     --  $103,606   $   --    $   (816)    $102,790    $    --  $108,106
   Interest-bearing..............................       --   440,988       --          --      440,988         --   427,029
                                                  --------  --------   ------    --------     --------    -------  --------
    Total deposits...............................       --   544,594       --        (816)     543,778         --   535,135
  Short-term borrowings..........................   18,449    83,491       --          --      101,940     28,182    77,367
  Notes payable..................................   24,053        --       --          --       24,053      3,596        --
  Accrued interest payable and other liabilities.      763     5,860       12          --        6,635        895     6,450
                                                  --------  --------   ------    --------     --------    -------  --------
    Total liabilities............................   43,265   633,945       12        (816)     676,406     32,673   618,952
                                                  --------  --------   ------    --------     --------    -------  --------
Stockholders' Equity
  Common stock...................................    1,162    37,500       --     (37,500)       1,162      1,183    37,500
  Retained earnings..............................   70,605    21,504    4,082     (25,586)      70,605     64,368    15,720
  Accumulated other comprehensive income.........    2,614     2,614       --      (2,614)       2,614     (3,685)   (3,685)
                                                  --------  --------   ------    --------     --------    -------  --------
    Total stockholders' equity...................   74,381    61,618    4,082     (65,700)      74,381     61,866    49,535
                                                  --------  --------   ------    --------     --------    -------  --------
                                                  $117,646  $695,563   $4,094    $(66,516)    $750,787    $94,539  $668,487
                                                  ========  ========   ======    ========     ========    =======  ========



                                                  Eastwood
                                                  Village,
                                                    LLC    Eliminations Consolidated
                                                  -------- ------------ ------------
                     ASSETS
Cash and cash equivalents........................  $   49    $   (453)    $ 18,696
Available-for-sale securities....................      --          --      125,272
Held-to-maturity securities......................      --          --       16,549
Loans, net.......................................      --          --      480,042
Premises and equipment, net......................     233          --        5,737
Rental real estate, net..........................   4,070          --       39,447
Cash value of life insurance.....................      --          --       17,564
Accrued interest receivable and other assets.....      --          --        9,787
Investment in subsidiaries.......................      --     (53,831)          --
                                                   ------    --------     --------
                                                   $4,352    $(54,284)    $713,094
                                                   ======    ========     ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
   Noninterest-bearing...........................  $   --    $   (453)    $107,653
   Interest-bearing..............................      --          --      427,029
                                                   ------    --------     --------
    Total deposits...............................      --        (453)     534,682
  Short-term borrowings..........................      --          --      105,549
  Notes payable..................................      --          --        3,596
  Accrued interest payable and other liabilities.      56          --        7,401
                                                   ------    --------     --------
    Total liabilities............................      56        (453)     651,228
                                                   ------    --------     --------
Stockholders' Equity
  Common stock...................................      --     (37,500)       1,183
  Retained earnings..............................   4,296     (20,016)      64,368
  Accumulated other comprehensive income.........      --       3,685       (3,685)
                                                   ------    --------     --------
    Total stockholders' equity...................   4,296     (53,831)      61,866
                                                   ------    --------     --------
                                                   $4,352    $(54,284)    $713,094
                                                   ======    ========     ========

                 RICHFIELD STATE AGENCY, INC AND SUBSIDIARIES

                      CONSOLIDATING STATEMENTS OF INCOME
              (In thousands, except share and per share amounts)
              Nine-Month Period Ended September 30, 2001 and 2000

                                                                                      2001
                                                            ---------------------------------------------------------
                                                             Richfield   Richfield Eastwood
                                                               State      Bank &   Village,
                                                            Agency, Inc. Trust Co.   LLC    Eliminations Consolidated
                                                            ------------ --------- -------- ------------ ------------
Interest income:
 Loans.....................................................   $    --     $29,997    $ --     $            $29,997
 Securities:
   Taxable.................................................        --       5,782      --                    5,782
   Tax-exempt..............................................        --       1,943      --                    1,943
 Federal funds sold........................................        --          93      --                       93
                                                              -------     -------    ----     --------     -------
                                                                   --      37,815      --           --      37,815
                                                              -------     -------    ----     --------     -------
Interest expense:
 Deposits..................................................        --      11,992      --                   11,992
 Short-term borrowings.....................................       658       3,649      --                    4,307
 Notes payable.............................................       835          --      --                      835
                                                              -------     -------    ----     --------     -------
                                                                1,493      15,641      --           --      17,134
                                                              -------     -------    ----     --------     -------
    Net interest income....................................    (1,493)     22,174      --           --      20,681
Provision for loan losses..................................        --       1,221      --                    1,221
                                                              -------     -------    ----     --------     -------
    Net interest income after provision for loan losses....    (1,493)     20,953      --           --      19,460
                                                              -------     -------    ----     --------     -------
Other income:
 Service charges and other fees............................        --       3,957      --                    3,957
 Trust fees................................................        --       3,012      --                    3,012
 Securities gains, net.....................................        --       2,037      --                    2,037
 Other income..............................................     3,773          --     477         (841)      3,409
                                                              -------     -------    ----     --------     -------
                                                                3,773       9,006     477         (841)     12,415
                                                              -------     -------    ----     --------     -------
Other expenses:
 Salaries and employee benefits............................       226      11,911      --                   12,137
 Occupancy expenses........................................     3,281       2,522      --         (841)      4,962
 Other expenses............................................       134       3,445     405                    3,984
                                                              -------     -------    ----     --------     -------
                                                                3,641      17,878     405         (841)     21,083
    Income (loss) before income taxes......................    (1,361)     12,081      72           --      10,792
Income tax expense.........................................                   269     (45)                     224
                                                              -------     -------    ----     --------     -------
    Income (loss) before equity in net income of
     subsidiaries..........................................    (1,361)     11,812     117           --      10,568
Equity in income of subsidiaries...........................    11,929          --      --      (11,929)         --
                                                              -------     -------    ----     --------     -------
    Net income.............................................   $10,568     $11,812    $117     $(11,929)    $10,568
                                                              =======     =======    ====     ========     =======

                                                                                      2000
                                                            ---------------------------------------------------------
                                                             Richfield   Richfield Eastwood
                                                               State      Bank &   Village,
                                                            Agency, Inc. Trust Co.   LLC    Eliminations Consolidated
                                                            ------------ --------- -------- ------------ ------------
Interest income:
 Loans.....................................................    $   --     $30,164    $ --     $    --      $30,164
 Securities:
   Taxable.................................................        --       4,340      --          --        4,340
   Tax-exempt..............................................        --       3,046      --          --        3,046
 Federal funds sold........................................        --          36      --          --           36
                                                               ------     -------    ----     -------      -------
                                                                   --      37,586      --          --       37,586
                                                               ------     -------    ----     -------      -------
Interest expense:
 Deposits..................................................        --      14,026      --          --       14,026
 Short-term borrowings.....................................       381       3,738      --          --        4,119
 Notes payable.............................................       230          --      --          --          230
                                                               ------     -------    ----     -------      -------
                                                                  611      17,764      --          --       18,375
                                                               ------     -------    ----     -------      -------
    Net interest income....................................      (611)     19,822      --          --       19,211
Provision for loan losses..................................        --       1,123      --          --        1,123
                                                               ------     -------    ----     -------      -------
    Net interest income after provision for loan losses....      (611)     18,699      --          --       18,088
                                                               ------     -------    ----     -------      -------
Other income:
 Service charges and other fees............................        --       3,552      --          --        3,552
 Trust fees................................................        --       2,785      --          --        2,785
 Securities gains, net.....................................        --         347      --          --          347
 Other income..............................................     1,503          --     459        (815)       1,147
                                                               ------     -------    ----     -------      -------
                                                                1,503       6,684     459        (815)       7,831
                                                               ------     -------    ----     -------      -------
Other expenses:
 Salaries and employee benefits............................       223      11,085      --          --       11,308
 Occupancy expenses........................................       954       2,440      --        (815)       2,579
 Other expenses............................................       388       3,340     239                    3,967
                                                               ------     -------    ----     -------      -------
                                                                1,565      16,865     239        (815)      17,854
    Income (loss) before income taxes......................      (673)      8,518     220          --        8,065
Income tax expense.........................................       (62)        822      21          --          781
                                                               ------     -------    ----     -------      -------
    Income (loss) before equity in net income of
     subsidiaries..........................................      (611)      7,696     199          --        7,284
Equity in income of subsidiaries...........................     7,895          --      --      (7,895)          --
                                                               ------     -------    ----     -------      -------
    Net income.............................................    $7,284     $ 7,696    $199     $(7,895)     $ 7,284
                                                               ======     =======    ====     =======      =======

                            SELECTED FINANCIAL DATA
              (AMOUNTS IN THOUSANDS EXCEPT SHARE AND RATIO DATA)

                                        As of and for the nine
                                             months ended      As of and for the year ended
                                            September 30,              December 31,
                                        ---------------------- ----------------------------
                                           2001        2000      2000      1999      1998
                                         --------    --------  --------  --------  --------
                                             (Unaudited)
Income statement data:
   Interest income..................... $ 37,815    $ 37,586   $ 51,211  $ 39,488  $ 37,688
   Interest expense....................   17,134      18,375     25,037    16,031    15,407
                                         --------    --------  --------  --------  --------
       Net interest income.............   20,681      19,211     26,174    23,457    22,281
   Provision for loan losses...........    1,221       1,123      1,483       834     1,079
   Other income........................   12,415       7,831     10,635    11,322     8,840
   Other expenses......................   21,083      17,854     25,754    23,376    19,441
                                         --------    --------  --------  --------  --------
       Income before income taxes......   10,792       8,065      9,572    10,569    10,601
   Income tax expense..................      224         781        989       937     1,278
                                         --------    --------  --------  --------  --------
       Net income...................... $ 10,568    $  7,284   $  8,583  $  9,632  $  9,323
                                         ========    ========  ========  ========  ========
Per common share data:
   Net income per share
       Basic........................... $ 124.01    $  85.01   $ 100.17  $ 112.42  $ 108.81
       Diluted......................... $ 124.01    $  85.01   $ 100.17  $ 112.42  $ 108.81
   Weighted average shares outstanding
       Basic...........................   85,222      85,681     85,681    85,681    85,681
       Diluted.........................   85,222      85,681     85,681    85,681    85,681
Cash dividends per share............... $  10.00    $  10.00   $  10.00  $  10.00  $  16.00
Balance sheet data:
   Total assets........................ $750,787    $713,094   $753,718  $636,522  $549,855
   Loans...............................  465,326     484,891    505,398   411,452   365,526
   Allowances for loan losses..........    5,194       4,849      5,053     4,123     4,879
   Total deposits......................  543,778     534,682    561,474   479,981   448,035
   Stockholders' equity................   74,381      61,866     66,436    54,041    57,594

LOAN PORTFOLIO (amounts in 000's)



                               Nine-months
                                 ending                     December 31,
                              September 30, --------------------------------------------
                                  2001        2000     1999     1998     1997     1996
                              ------------- -------- -------- -------- -------- --------
Commercial Loans.............   $169,888    $191,258 $139,276  100,603   69,775   70,968
Commercial Real Estate Loans.    114,557     113,531   90,223   63,121   52,412   42,243
Direct Finance Leases........     12,640      12,504   11,896   10,332   10,750    7,992
Installment Loans............      7,471       9,212    5,705    6,023    6,106    7,854
Auto Dealer Financing........     31,225      50,217   66,640   98,743   99,868   88,843
Auto Lease Financing.........      5,482       9,705   16,098   23,455   29,349   35,281
Home Equity Loans............    115,708      98,677   64,253   45,084   37,810   24,966
Real Estate Loans............      2,364      10,423   10,561   13,927   18,356   20,423
Consumer Open Lines of Credit      5,924       9,169    6,727    3,915    3,517    2,408
Other........................         67         702       73      323      104      883
                                --------    -------- -------- -------- -------- --------
   Total.....................   $465,326    $505,398 $411,452 $365,526 $328,047 $301,861
                                ========    ======== ======== ======== ======== ========

   Loans held for sale were immaterial at December 31, 2000 and 1999.

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 2000 (amounts in 000's)

   The following table summaries the first available repricing period of the loan principal balances outstanding as of December 31, 2000:

                                                     Due after
                                                      one year  Due after
                                            One year  through     five
                                            or less  five years   years    Total
                                            -------- ---------- --------- --------
Fixed Rate Maturities
Commercial Loans........................... $ 48,980  $ 28,044   $ 8,173  $ 85,197
Commercial Real Estate Loans...............   19,988    51,323    12,883    84,194
Direct Finance Leases......................      941    11,410       105    12,456
Installment Loans..........................      873     4,499        29     5,401
Auto Dealer Financing......................    2,687    46,292       353    49,332
Auto Lease Financing.......................    3,553     6,395        27     9,975
Home Equity Loans..........................    2,937    37,590    36,846    77,373
Real Estate Loans..........................    2,001     1,591     6,567    10,159
Consumer Open Lines of Credit..............       --        --                  --
Other......................................       --        --                  --
                                            --------  --------   -------  --------
   Sub-total Fixed Rate Loans.............. $ 81,960  $187,144   $64,983  $334,087
Variable Rate Loans
   Sub-total Fixed and Variable Rate Loans.   93,234    67,439     9,375   170,048
Nonaccrual Loans                                 553       286       424     1,263
                                            --------  --------   -------  --------
   Total Loans............................. $175,747  $254,869   $74,782  $505,398
                                            ========  ========   =======  ========

PAST DUE AND NONPERFORMING LOANS AND ASSETS (amounts in 000's)

   The following table reflects as of the period ended the aggregate amounts of loans past due and nonperforming:

                                                                December 31,
                                                     ----------------------------------
                                                      2000   1999   1998   1997   1996
                                                     ------ ------ ------ ------ ------
Loans, excluding restructured loans:
   Loans contractually past due over 90 days........ $  164 $   48 $  535 $  353 $   85
Nonaccrual Loans....................................  1,263  1,249  2,602  1,654  1,419
   Restructured loans not in compliance with terms:
   Loans contractually past due 30-89 days..........     --     --     --     --     --
   Loans contractually past due over 90 days........     --     --     --     --     --
   Nonaccrual Loans.................................     --     --     --     --     --
Other real estate owned.............................     --     --     --     --     --
                                                     ------ ------ ------ ------ ------
       Total........................................ $1,427 $1,297 $3,137 $2,007 $1,504
                                                     ====== ====== ====== ====== ======

   Interest on nonaccrual loans were immaterial as of December 31, 2000 and 1999.

   The Company accounts for impaired loans in accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan, which defines a loan as impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. The statement further requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. As of December 31, 2001 and 2000, impaired loans were considered immaterial to the Company's financial position and results of operations.

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (amounts in 000's)

                                                                      December 31,
                                                        ---------------------------------------
                                                         2000    1999     1998    1997    1996
                                                        ------  -------  ------  ------  ------
Balance at beginning of period......................... $4,123  $ 4,879  $4,322  $3,999  $3,637
Charge-offs:
   Commercial Loans.................................... $  139  $   526  $  157  $  175  $  242
   Commercial Real Estate Loans........................
   Direct Finance Leases...............................
   Installment Loans...................................    164      359     105      66      78
   Auto Dealer Financing...............................    669    1,435     419     262     312
   Auto Lease Financing................................              65      40      31      12
   Home Equity Loans...................................     55
   Real Estate Loans...................................
   Consumer Open Lines of Credit.......................     47        3       3       9      17
   Other...............................................
                                                        ------  -------  ------  ------  ------
       Subtotal........................................ $1,074  $ 2,388  $  724  $  543  $  661
Recoveries
   Commercial Loans.................................... $   67  $   160  $  100  $   13  $    9
   Commercial Real Estate Loans........................
   Direct Finance Leases...............................
   Installment Loans...................................     27       38       5       3       3
   Auto Dealer Financing...............................    425      587      85      48      48
   Auto Lease Financing................................               9      12
   Home Equity Loans...................................
   Real Estate Loans...................................
   Consumer Open Lines of Credit.......................      2        4               2       3
   Other...............................................
                                                        ------  -------  ------  ------  ------
       Subtotal........................................ $  521  $   798  $  202  $   66  $   63
                                                        ------  -------  ------  ------  ------
Net charge-offs:....................................... $ (553) $(1,590) $ (522) $ (477) $ (598)
                                                        ------  -------  ------  ------  ------
Provisions charged to operations....................... $1,483  $   834  $1,079  $  800  $  960
                                                        ------  -------  ------  ------  ------
Balance at end of period............................... $5,053  $ 4,123  $4,879  $4,322  $3,999
                                                        ======  =======  ======  ======  ======
Ratio of net charge-offs during period to average loans
  outstanding during the period........................   0.13%    0.16%   0.11%   0.08%   0.50%
                                                        ======  =======  ======  ======  ======

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AND LOAN CONCENTRATIONS (amounts in 000's)

                                                     December 31, 2000    December 31, 1999   December 31, 1998
                                                   -------------------- ------------------ ------------------
                                                              Percent             Percent            Percent
                                                              of Loans            of Loans           of Loans
                                                              In Each             In Each            In Each
                                                              Category            Category           Category
                                                              To Total            To Total           To Total
                                                    Amount     Loans     Amount    Loans    Amount    Loans
                                                   ------     --------  ------    -------- ------    --------
Balance at the end of period applicable to:

   Commercial Loans............................    $1,801       37.84%  $1,549      33.85% $1,447      27.52%
   Commercial Real Estate Loans................     1,069       22.46%   1,021      21.93%  1,078      17.27%
   Direct Finance Leases.......................       118        2.47%     133       2.89%    159       2.83%
   Installment Loans...........................        36        1.82%      27       1.39%     40       1.65%
   Auto Dealer Financing.......................       197        9.94%     642      16.20%  1,304      27.01%
   Auto Lease Financing........................        60        1.92%     124       3.91%    248       6.42%
   Home Equity Loans...........................     1,441       19.52%     312      15.62%    299      12.33%
   Real Estate Loans...........................        41        2.06%      50       2.57%     93       3.81%
   Consumer Open Lines of Credit...............       287        1.81%     262       1.63%    208       1.07%
   Other.......................................         3        0.14%       2       0.02%      3       0.09%
                                                    ------     ------    ------    ------   ------    ------
      Total..................................      $5,053      100.00%  $4,123     100.00% $4,879     100.00%
                                                    ======     ======    ======    ======   ======    ======




                                                   December 31, 1997      December 31,
                                                  ------------------ ------------------
                                                            Percent            Percent
                                                            of Loans           of Loans
                                                            In Each            In Each
                                                            Category           Category
                                                            To Total           To Total
                                                   Amount    Loans    Amount    Loans
                                                  ------    -------- ------    --------

Balance at the end of period applicable to:

   Commercial Loans............................   $1,393      21.27% $1,185      23.51%
   Commercial Real Estate Loans................    1,191      15.98%  1,207      13.99%
   Direct Finance Leases.......................      227       3.28%    169       2.65%
   Installment Loans...........................       38       1.86%     53       2.60%
   Auto Dealer Financing.......................      635      30.44%    584      29.43%
   Auto Lease Financing........................      299       8.95%    370      11.69%
   Home Equity Loans...........................      240      11.53%    164       8.27%
   Real Estate Loans...........................      117       5.60%    135       6.77%
   Consumer Open Lines of Credit...............      179       1.07%    127       0.80%
   Other.......................................        3       0.03%      5       0.29%
                                                   ------    ------   ------    ------
      Total..................................     $4,322     100.00% $3,999     100.00%
                                                   ======    ======   ======    ======

For each period ended shown, the allowance for loan losses has been allocated to the following categories in amounts deemed reasonably necessary to provide for the possibility of losses being incurred within each category of loans as of the dates indicated.

Note 1.  General

   The accounting and reporting policies of Richfield State Agency, Inc. and Subsidiaries ("the Company") conform to United States generally accepted accounting principles and to general practices within the banking industry. Significant accounting policies used by the Company are described in the summary of significant accounting policies included as part of the December 31, 2000 and 1999 consolidated financial statements.

   The financial statements reflect adjustments, all of which are of a normal recurring nature, and, in the opinion of management, necessary for a fair statement of results for the interim periods. The operating results for the nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results which may be expected for the entire year. The accompanying consolidated financial statements should be read in conjunction with the Company's December 31, 2000 and 1999 consolidated financial statements and related notes.

   Emerging Accounting Standards: In June 2001, the Financial Accounting Standards Board issued Statement No. 142, Accounting for Goodwill and Other Intangible Assets, which is required to be adopted in years beginning after December 15, 2001. Statement No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. Impairment write-downs required to state the amount of goodwill recorded at the lower of fair value or amortized cost must be recorded to current period earnings in the year in which such impairment is noted.

   Management believes that the adoption of Statement No. 142 will have an immaterial impact on the Company's consolidated financial statements.

Note 2.  Allowance for Loan Losses

Summary of allowance:

                                Nine-months Ended
                                  September 30,
                                ----------------
                                  2001     2000
                                -------   ------
Balance, beginning............. $ 5,053   $4,123
Provision charged to operations   1,221    1,123
Loans charged off..............  (1,563)    (807)
Recoveries.....................     483      410
                                -------   ------
Balance, ending................ $ 5,194   $4,849
                                =======   ======

Note 3.  Available-for-Sale Securities

   As of September 30, 2001 and 2000, the Company's subsidiary bank held $172,733 and $125,272 of available-for-sale securities, and $14,672 and $16,549 of held-to-maturity securities, respectively.

   Changes in accumulated other comprehensive income: The Company presently has only one component of accumulated other comprehensive income which represents the change in the unrealized gain (loss) on available-for-sale securities. The changes representing this component are as follows:

                                                            Nine-months Ended
                                                              September 30,
                                                            ----------------
                                                             2001     2000
                                                            ------   -------
Balance, beginning......................................... $ (414)  $(6,101)
   Unrealized gain (loss) during the year..................  3,830     2,804
   Deferred tax effect related to unrealized (gain) loss...    (42)     (163)
   Reclassification of realized (gains) losses, net of tax.   (760)     (225)
                                                            ------   -------
Balance, ending............................................ $2,614   $(3,685)
                                                            ======   =======

Note 4.  Notes Payable

   Restrictive covenants: The Company is subject to certain restrictive covenants relating to its subsidiary bank including, but not limited to, the maintenance of a minimum ownership percentage of the outstanding common stock, limitations on outstanding indebtedness, and the maintenance of certain financial statement ratio minimum thresholds. At September 30, 2001 and 2000, the Company was in compliance with these covenants.

   Tax incremental financing bonds: On October 17, 2001, the Company refinanced $7,000 of a $9,500 construction note outstanding with another creditor. In addition, the City of Richfield--Housing and Redevelopment Authority issued a tax incremental note in the amount of $2,500 to the creditor as repayment of the Company's remaining construction note balance. Funds to repay this tax incremental note will be provided by the City of Richfield to the creditor from property tax payments made by the Company to the City of Richfield. However, the Company was released from its obligation to repay the remaining $2,500 owed under the former construction note outstanding.

   The Company has established a collateral account in the name of the City of Richfield--Housing and Redevelopment Authority in the amount of $223. The purpose of this collateral account is to provide a source of repayment of the $2,500 tax incremental note to the creditor from the City of Richfield should the Company default on future property tax payments to the City of Richfield. The Company is not obligated to pay, nor is guaranteeing repayment of, any debt outstanding in addition to the balance outstanding in the collateral account in connection with this financing arrangement. Should the Company not default on future property tax payments to the City of Richfield, the City of Richfield will utilize the funds from the collateral account to make the Company's last two property tax installments under the tax incremental financing arrangement. These tax incremental financing arrangements mature on February 1, 2026.

   In addition, the City of Richfield--Housing and Redevelopment Authority issued a tax incremental note in the amount of $7,000 to the Company. The Company paid no consideration to receive this tax incremental note and pledged only their intent to continue making annual property tax payments for the next 25 years. This tax incremental note was issued to evidence the City of Richfield's intent, but not their obligation, to pay excess tax incremental funds to the Company in future periods. However, as there is no guarantee that such payments will be received and the amount of payment to be received is uncertain, no amounts have been recorded in the Company's financial statements reflecting the issuance of this tax incremental note. As future payments are received by the Company in accordance with this tax incremental note, these payments will be applied as a reduction of the Company's current year property tax expense in the year which such payments are received.

   Although the creditor has forgiven $2,500 of the Company's debt previously outstanding to them, the Company has pledged assets in the form of the collateral account and provided a credit enhancement to the creditor in the form of the tax incremental note issued to them by the City of Richfield. As required by generally accepted accounting principles, such debt forgiven is not considered to be extinguished due to the existence of the collateral account and the credit enhancements. Therefore, the remaining balance outstanding will continue to be recorded on the Company's balance sheet and accreted to current period earnings over the term of the tax incremental financing arrangements. The amount accreted to the Company's earnings will be in same proportion as the principal payments received by the creditor from the City of Richfield under the tax incremental financing bonds issued to the creditor.

Note 5.  Income Taxes

   On January 1, 1998, the Company, with the consent of its stockholders, elected to be taxed under sections of federal income tax law (subchapter S Corporation), which provide that, in lieu of corporation income taxes, the stockholders will separately account for their pro rata shares of the Company's income, deductions, losses and credits. As a result of the Tax Reform Act of 1986, the Company may be subject to income taxes at the maximum corporate rate if certain assets are sold at a gain for a ten year period following the election. As a result of this election, no federal income tax expense is recorded in the consolidated financial statements.

   Effective June 30, 2001, the State of Minnesota--Department of Revenue adopted conformity with sections of federal income tax law regarding subchapter S Corporations. This change is to be accounted for retroactively to January 1, 2001. In connection therewith, the Company has charged to operations the net deferred tax asset that was previously recorded. In addition, a receivable has been established representing current year income tax payments made by the Company during 2001 prior to the adoption of full conformity on June 30, 2001.

   The Company has recognized income tax expense of $224 in the September 30, 2001 consolidated financial statements which represents the charge to operations of the net deferred tax asset that was outstanding at September 30, 2000. In addition, since the State of Minnesota's adoption of full conformity did not occur until June 30, 2001, a receivable of $614 has been recorded which represents current year quarterly income tax payments that were paid and will be refunded.

   As of September 30, 2000, total income tax expense of $781 was recognized in the consolidated financial statements. This amount consisted of $733 in current year tax expense with the remaining $48 representing deferred income tax expense.

Note 6.  Subsequent Event

   On November 18, 2001, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Marshall & Ilsley Corporation ("M&I Corp.") wherein shareholders of the Company would receive shares of M&I Corp. in exchange for their shares of the Company. The proposed merger is subject to the appropriate regulatory and shareholder approvals and compliance with the terms of the Merger Agreement by the Company and M&I Corp. The Merger Agreement may be terminated under certain circumstances by either party prior to the effective merger date. The terms of the proposed transaction, which is expected to be consummated during the first quarter of 2002, require that the transaction be accounted for as a purchase under provisions of FAS No. 141 and
142. Under the terms of the Merger Agreement, each issued and outstanding share of common stock of the Company shall be converted into the right to receive shares of common stock of M&I Corp. under a formula defined in the Merger Agreement. Pursuant to the Merger Agreement, total consideration of approximately $157,000 is to be paid in shares of M&I Corp. common stock; provided, however, that up to $20,000 of the merger consideration may be payable in cash at the election of the shareholders of the Company.

                        [PAGE INTENTIONALLY LEFT BLANK]

                         RICHFIELD STATE AGENCY, INC.
                               AND SUBSIDIARIES

                         Consolidated Financial Report

                              December 31, 2000-

                                   CONTENTS

      FINANCIAL STATEMENTS

         Independent auditor's report..............................    21

         Consolidated balance sheets...............................    22

         Consolidated statements of income.........................    23

         Consolidated statements of stockholders' equity...........    24

         Consolidated statements of cash flows.....................    25

         Notes to consolidated financial statements................ 26-41

      SUPPLEMENTARY INFORMATION

         Independent auditor's report on consolidating information.    42

         Consolidating balance sheets..............................    43

         Consolidating statements of income........................    44

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Richfield State Agency, Inc.
Richfield, Minnesota

   We have audited the accompanying consolidated balance sheets of Richfield State Agency, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richfield State Agency, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
January 26, 2001

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              (In thousands, except share and per share amounts)
                          December 31, 2000 and 1999

                                                                                 2000      1999
                                                                               --------  --------
                                   ASSETS
Cash and cash equivalents (Note 2)............................................ $ 21,934  $ 27,203
Available-for-sale securities (Note 3)........................................  131,853   138,373
Held-to-maturity securities (Note 4)..........................................   18,848    13,905
Loans, net (Notes 5, 11, and 13)..............................................  500,345   407,329
Premises and equipment, net (Note 6)..........................................    6,559     6,015
Rental real estate, net (Note 6)..............................................   45,816    21,771
Cash value of life insurance..................................................   17,768    12,878
Accrued interest receivable and other assets (Note 10)........................   10,595     9,048
                                                                               --------  --------
                                                                               $753,718  $636,522
                                                                               ========  ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits (Notes 3, 4, and 7):
       Noninterest-bearing.................................................... $106,881  $101,941
       Interest-bearing.......................................................  454,593   378,040
                                                                               --------  --------
          Total deposits......................................................  561,474   479,981
   Short-term borrowings (Note 8).............................................   83,631    86,569
   Notes payable (Note 9).....................................................   35,236     9,690
   Accrued interest payable and other liabilities (Note 12)...................    6,941     6,241
                                                                               --------  --------
          Total liabilities...................................................  687,282   582,481
                                                                               --------  --------
Commitments, Contingencies, and Credit Risk (Note 11)
Stockholders' Equity (Note 14)
   Common stock, no par value; 92,000 shares authorized; 85,681 shares issued.    1,183     1,183
   Retained earnings..........................................................   65,667    58,959
   Accumulated other comprehensive income.....................................     (414)   (6,101)
                                                                               --------  --------
          Total stockholders' equity..........................................   66,436    54,041
                                                                               --------  --------
                                                                               $753,718  $636,522
                                                                               ========  ========


         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              (In thousands, except share and per share amounts)
                    Years Ended December 31, 2000 and 1999


                                                                       2000    1999
                                                                      ------- -------
Interest income:
   Loans............................................................. $41,391 $31,719
   Securities:
       Taxable.......................................................   5,834   4,400
       Tax-exempt....................................................   3,940   2,948
   Federal funds sold................................................      46     421
                                                                      ------- -------
                                                                       51,211  39,488
                                                                      ------- -------
Interest expense:
   Deposits..........................................................  19,463  13,334
   Short-term borrowings.............................................   5,198   2,240
   Notes payable.....................................................     376     457
                                                                      ------- -------
                                                                       25,037  16,031
                                                                      ------- -------
          Net interest income........................................  26,174  23,457
Provision for loan losses (Note 5)...................................   1,483     834
                                                                      ------- -------
          Net interest income after provision for loan losses........  24,691  22,623
                                                                      ------- -------
Other income:
   Service charges and other fees....................................   4,806   5,083
   Trust fees........................................................   3,727   3,694
   Securities gains, net (Note 3)....................................     585     397
   Other income......................................................   1,517   2,148
                                                                      ------- -------
                                                                       10,635  11,322
                                                                      ------- -------
Other expenses:
   Salaries and employee benefits (Note 12)..........................  16,183  14,042
   Occupancy expenses (Notes 6 and 13)...............................   3,569   3,358
   Other expenses....................................................   6,002   5,976
                                                                      ------- -------
                                                                       25,754  23,376
                                                                      ------- -------
          Income before income taxes.................................   9,572  10,569
          Income tax expense (Note 10)...............................     989     937
                                                                      ------- -------
          Net income................................................. $ 8,583 $ 9,632
                                                                      ======= =======
          Net income per common share................................ $100.17 $112.42
                                                                      ======= =======


         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              (In thousands, except share and per share amounts)
                    Years Ended December 31, 2000 and 1999



                                                                               Accumulated
                                                       Common Stock               Other
                                                       ------------- Retained Comprehensive
                                                       Shares Amount Earnings    Income      Total
                                                       ------ ------ -------- ------------- -------
Balance, December 31, 1998............................ 85,681 $1,183 $54,463     $ 1,948    $57,594
Comprehensive Income:
   Net income.........................................     --     --   9,632          --
   Net change in unrealized gain (loss) on available-
     for-sale securities, net of taxes and
     reclassification adjustment (Note 3).............     --     --      --      (8,049)
       Comprehensive Income...........................                                        1,583
   Cash dividends declared ($10.00 per share).........     --     --    (857)         --       (857)
   S-Corp shareholder tax payments (Note 10)..........     --     --  (4,279)         --     (4,279)
                                                       ------ ------ -------     -------    -------
Balance, December 31, 1999............................ 85,681 $1,183 $58,959     $(6,101)   $54,041
Comprehensive Income:
   Net income.........................................     --     --   8,583          --
   Net change in unrealized gain (loss) on available-
     for-sale securities, net of taxes and
     reclassification adjustment (Note 3).............     --     --      --       5,687
       Comprehensive Income...........................                                       14,270
   Cash dividends declared ($10.00 per share).........     --     --    (857)         --       (857)
   S-Corp shareholder tax payments (Note 10)..........     --     --  (1,018)         --     (1,018)
                                                       ------ ------ -------     -------    -------
Balance, December 31, 2000............................ 85,681 $1,183 $65,667     $  (414)   $66,436
                                                       ====== ====== =======     =======    =======


         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (In thousands, except share and per share amounts)
                    Years Ended December 31, 2000 and 1999

                                                                                  2000      1999
                                                                                --------  ---------
Cash Flows From Operating Activities
Net income..................................................................... $  8,583  $   9,632
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
   Securities (gains) losses, net..............................................     (585)      (397)
   Net amortization and accretion of bond premiums and discounts...............   (1,305)    (1,011)
   Provision for loan losses...................................................    1,483        834
   Depreciation and amortization...............................................    2,100      2,051
   Deferred income taxes.......................................................       64         70
   (Gain) loss on disposal of property and equipment...........................       15        355
   Equity in net (income) loss of equity method investees......................      160        (13)
   Other.......................................................................     (566)    (3,211)
                                                                                --------  ---------
       Net cash provided by (used in) operating activities.....................    9,949      8,310
                                                                                --------  ---------
Cash Flows From Investing Activities
Cash flows from securities (Note 15)...........................................    9,772    (61,329)
Net (increase) decrease in federal funds sold..................................       --     11,000
Net (increase) decrease in loans...............................................  (94,499)   (47,516)
Purchases of premises and equipment............................................   (1,860)    (3,196)
Purchases of rental real estate................................................      (88)      (816)
Change in cash value of life insurance.........................................   (4,890)    (1,293)
                                                                                --------  ---------
       Net cash provided by (used in) investing activities.....................  (91,565)  (103,150)
                                                                                --------  ---------
Cash Flows From Financing Activities
Net increase (decrease) in deposits............................................   81,493     31,946
Increase (decrease) in short-term borrowings...................................   (2,938)    59,912
Proceeds from notes payable and other borrowings...............................       --      1,300
Payments made on notes payable and other borrowings............................     (333)    (2,617)
Dissenting shareholder supplemental payments...................................       --     (3,178)
Cash dividends paid............................................................     (857)      (857)
S-Corp shareholder tax payments................................................   (1,018)    (4,279)
                                                                                --------  ---------
       Net cash provided by (used in) financing activities.....................   76,347     82,227
                                                                                --------  ---------
       Increase (decrease) in cash and cash equivalents........................   (5,269)   (12,613)
Cash and Cash Equivalents
   Beginning...................................................................   27,203     39,816
                                                                                --------  ---------
   Ending...................................................................... $ 21,934  $  27,203
                                                                                ========  =========

 See accompanying Notes to Consolidated Financial Statements (Additional Cash
                          Flow Information--Note 15)

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)

Note 1.  Summary of Significant Accounting Policies

   Nature of business: Richfield State Agency, Inc. (the Company) is a multi-entity holding company whose primary operations are the ownership of its wholly-owned subsidiary bank, Richfield Bank & Trust Co. (the subsidiary bank). The subsidiary bank provides retail and commercial loan and deposit services, as well as fiduciary and agency trust services, principally to customers within the Twin Cities Metro area. In addition, the subsidiary bank provides brokerage services to Bank customers through its wholly-owned subsidiary, R Community Investments, Inc. The Company is also the owner and lessor of various commercial and multi-family housing properties.

   The Company's other activities consist of the following:

   . 100 percent ownership of Eastwood Village, LLC which owns and operates a low-income senior housing development in Oakdale, Minnesota.

   . 28 percent ownership in The Oakes which is a 138 unit upscale apartment complex located in Richfield, Minnesota.

   . 57 percent ownership interest in Sun Lake, LLC which is presently under development. Upon completion, Sun Lake, LLC will own and operate an apartment complex in Chaska, Minnesota.

   . 55 percent ownership of United Residential Mortgage, LLC which provides mortgage lending services to customers primarily within the Twin Cities Metro area. On September 30, 2000, the Company sold it's entire ownership interest in United Residential Mortgage, LLC for $50. A net loss on sale of United Residential Mortgage, LLC of $56 is recognized under other income in the consolidated statement of net income.

   Basis of financial statement presentation and accounting estimates: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses.

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of Richfield State Agency, Inc., and its wholly-owned subsidiaries Richfield Bank & Trust Co. and Eastwood Village, LLC. These entities are collectively referred to hereafter as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

   The Company's investment in The Oakes is reflected in the consolidated financial statements using the equity method of accounting. Therefore, the financial statements of The Oakes are not consolidated with the Company's financial statements as the Company's management has determined that it does not exercise significant influence over the operations of this entity.

   Cash, cash equivalents, and cash flows: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and investments in commercial paper with maturities of three months or less. Cash flows from loans, federal funds purchased and sold, deposits, and short-term borrowings are reported net.

   Investments in debt and marketable equity securities: The Company accounts for debt and marketable equity securities in accordance with Financial Accounting Standards Board (FASB) Statement No. 115. This statement requires that management determine the appropriate classification of securities at the date of adoption

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

and thereafter as each individual security is acquired. In addition, the appropriateness of such classification is reassessed at each balance sheet date. The classifications and related accounting policies under FASB Statement No. 115 are as follows:

   Held-to-maturity securities: Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives. The sale of a security within three months of its maturity date or after at least 85 percent of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

   Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in accumulated other comprehensive income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

   Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Leases are stated at an amount equal to their aggregate unpaid rentals less unearned discounts, fees and other income. Lease financing contracts are accounted for under the direct lease financing method of accounting. Under this method, the aggregate amount of all lease payments and the estimated residual value of the equipment is recorded as an asset. The excess of these assets over the investments in the leased equipment is recorded as unearned income and recognized as income during the lease terms in proportion to the unrecovered investment. For income tax purposes, the equipment is depreciated and contract payments are treated as rental income. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method.

   The Company also sells certain mortgage and commercial loans it originates to outside parties and retains the right to service such loans over their remaining life. FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that an asset or liability be recorded based on whether the benefits of servicing received by the Company exceeds adequate compensation in the market place for such activities. Management has assessed the impact that its servicing activities has on its consolidated financial statements and has determined that such activities are immaterial to the consolidated financial statements. Therefore, neither a servicing asset nor a liability has been recorded for such activities.

   FASB Statement No. 125 also requires transfers of assets to be recorded as sales when control over the assets transferred has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them prior to maturity. Management believes that transfers of Company assets are properly accounted for in accordance with the requirements of FASB Statement No. 125.

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

   The Company accounts for impaired loans in accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan, which defines a loan as impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. The statement further requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. As of December 31, 2000 and 1999, impaired loans were considered immaterial to the Company's financial position and results of operations.

   Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

   Premises, equipment and rental real estate: Premises, equipment and rental real estate are stated at cost less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the associated lease or the estimated useful life of the improvement, whichever is shorter.

   Income taxes: Effective January 1, 1998, the Company, with the consent of its stockholders, elected to be taxed under sections of federal income tax law (subchapter S Corporation), which provide that, in lieu of corporation income taxes, the stockholders will separately account for their pro rata shares of the Company's income, deductions, losses and credits. As a result of the Tax Reform Act of 1986, the Company may be subject to income taxes at the maximum corporate rate if certain assets are sold at a gain for a ten year period following the election. As a result of this election, no federal income tax expense is recorded in the consolidated financial statements.

   The State of Minnesota has not conformed to federal law with regard to financial institution Subchapter S corporations. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Employee benefit plans:

   Salary reduction 401(k) plan: The Company provides a 401(k) plan which covers substantially all of the Company's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual qualifying compensation. The Company makes matching contributions of 50 percent of each participant's contribution up to 3 percent of the participant's annual qualifying compensation. The Company also makes an annual profit sharing contribution equal to 3 percent of the participant's annual eligible compensation, regardless as to participation in the 401(k) plan.

   Executive long-term incentive plan: The subsidiary bank provides a long-term incentive plan covering certain key executives of the bank. The amount of the contribution to the long-term incentive plan for each individual under the plan is determined annually at the discretion of the Board of Directors and complies with the requirements of the plan agreement.

   Deferred compensation agreements: The Company has entered into deferred compensation agreements with certain key executives providing for payments upon retirement, death or disability.

   Trust assets: Assets that are held by the subsidiary bank in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Company. Total trust assets under management at December 31, 2000 and 1999 were $586,147 and $562,871, respectively.

   Net income per common share: Net income per common share is based on the weighted average number of shares outstanding during each year and represents both basic and fully-diluted earnings per share. Weighted average shares outstanding were 85,681 for the years ended December 31, 2000 and 1999.

   Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

   Cash and cash equivalents: Fair values for cash and cash equivalents are based on the carrying values reported on the consolidated balance sheets.

   Federal funds sold: Fair value of federal funds sold is based on the carrying value reported on the consolidated balance sheets.

   Securities: Fair values for all securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

   Deposit liabilities: Fair values disclosed for demand deposits equal their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   Short-term borrowings: The fair values of all short-term borrowings approximate their carrying amounts.

   Notes payable: The fair values of variable-rate, long-term borrowings (other than deposits) are based on carrying values. Fair values for fixed-rate, long-term borrowings (other than deposits) are estimated using a discounted cash flow calculation that applies currently available market rates of interest on similar debt instruments to a schedule of aggregate expected principal payments on long-term, fixed rate debt.

   Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

   Off-balance sheet instruments: Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

   Comprehensive income: Effective January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of comprehensive income and its components and requires presentation in a full set of general-purpose financial statements. Comprehensive income is the change in an enterprise's equity that results from transactions during the period with nonowner sources; it includes net income and specific items that bypass net income and are reported as a separate component of equity. The adoption of this Statement had no impact on the Company's financial position or results of operations.

   Emerging Accounting Standards: In June 1998, the Financial Accounting Standards Board issued Statement No.133, Accounting for Derivative Instruments and Hedging Activities, which was originally required to be adopted in years beginning after June 15, 1999. Subsequent to the issuance of this Statement, the FASB amended the provisions of this Statement to defer its effective date of adoption to years beginning after June 15, 2000.

   Statement No. 133 will require the Company to recognize all derivative instruments on the balance sheet at fair value. Derivatives that do not qualify under Statement No. 133 as a hedge must be adjusted to fair value through the income statement. If the derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedge item is recognized in earnings. Any ineffective portion of a derivative's change in fair value will be recognized immediately through a charge to earnings.

   Although the Company's use of derivatives is considered immaterial, management continues to assess the potential effect that adoption of this Statement will have on the Company's earnings and financial position.

   Reclassifications: Certain of the 1999 amounts have been reclassified to conform with the 2000 presentation. These reclassifications had no effect on net income or stockholders' equity.

Note 2.  Restrictions on Cash and Cash Equivalents

   The subsidiary bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balance as of December 31, 2000 and 1999 was approximately $1,071 and $1,073, respectively.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   Included within cash and cash equivalents as of December 31, 1999 was commercial paper with a maturity of three months or less totaling $10,910. There was no commercial paper outstanding at December 31, 2000.

Note 3.  Available-for-Sale Securities

Summary of securities:


                                                             December 31, 2000
                                                 ------------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized
                                                   Cost      Gains      Losses   Fair Value
                                                 --------- ---------- ---------- ----------
U.S. government corporations and agencies....... $    991    $   --    $   (31)   $    960
Obligations of states and political subdivisions   60,156       761       (696)     60,221
Mortgage-backed securities......................   59,293       208       (427)     59,074
Corporate securities............................    7,604        64       (338)      7,330
Other equity securities.........................    4,268        --         --       4,268
                                                 --------    ------    -------    --------
                                                 $132,312    $1,033    $(1,492)   $131,853
                                                 ========    ======    =======    ========

                                                             December 31, 1999
                                                 ------------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized
                                                   Cost      Gains      Losses   Fair Value
                                                 --------- ---------- ---------- ----------
U.S. government corporations and agencies....... $ 13,531    $   --    $  (125)   $ 13,406
Obligations of states and political subdivisions   70,620       360     (3,767)     67,213
Mortgage-backed securities......................   53,448        10     (2,950)     50,508
Corporate securities............................    3,269        --       (292)      2,977
Other equity securities.........................    4,269        --         --       4,269
                                                 --------    ------    -------    --------
                                                 $145,137    $  370    $(7,134)   $138,373
                                                 ========    ======    =======    ========


Contractual maturities:

                                                  December 31, 2000
                                                 --------------------
                                                 Amortized
                                                   Cost    Fair Value
                                                 --------- ----------
          Due in one year or less............... $  1,507   $  1,529
          Due after one year through five years.    4,727      4,860
          Due after five years through ten years   16,056     15,716
          Due after ten years...................   46,461     46,406
                                                 --------   --------
                                                   68,751     68,511
          Mortgage-backed securities............   59,293     59,074
          Other equity securities...............    4,268      4,268
                                                 --------   --------
                                                 $132,312   $131,853
                                                 ========   ========

   Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty and other equity securities do not have stated maturity dates.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Realized gains and losses:

                                         Years Ended
                                         December 31,
                                         -----------
                                         2000   1999
                                         ----   ----
                            Gross gains. $597   $398
                            Gross losses  (12)    (1)
                                         ----   ----
                                         $585   $397
                                         ====   ====

   Pledged securities: Available-for-sale securities with a carrying value of $54,054 and $57,743 at December 31, 2000 and 1999, respectively, were pledged to secure short-term borrowings, public deposits and for other purposes as required or permitted by law.

   Changes in accumulated other comprehensive income: The Company presently has only one component of accumulated other comprehensive income which represents the change in the unrealized gain (loss) on available-for-sale securities. The changes representing this component are as follows:

                                                                Years Ended
                                                               December 31,
                                                             ----------------
                                                              2000     1999
                                                             -------  -------
 Balance, beginning......................................... $(6,101) $ 1,948
    Unrealized gain (loss) during the year..................   6,512   (8,711)
    Deferred tax effect related to unrealized (gain) loss...    (532)   1,020
    Reclassification of realized (gains) losses, net of tax.    (293)    (358)
                                                             -------  -------
 Balance, ending............................................ $  (414) $(6,101)
                                                             =======  =======

Note 4.  Held-to-Maturity Securities

Summary of securities:

                                                            December 31, 2000
                                                 ---------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized  Fair
                                                   Cost      Gains      Losses    Value
                                                 --------- ---------- ---------- -------
U.S. Treasury securities........................  $   201     $ --      $  (1)   $   200
U.S. government corporations and agencies.......    4,289        5         (7)     4,287
Obligations of states and political subdivisions    8,282      205        (34)     8,453
Mortgage-backed securities......................    6,047      128        (10)     6,165
Corporate securities............................       29        4         --         33
                                                  -------     ----      -----    -------
                                                  $18,848     $342      $ (52)   $19,138
                                                  =======     ====      =====    =======


                                                            December 31, 1999
                                                 ---------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized  Fair
                                                   Cost      Gains      Losses    Value
                                                 --------- ---------- ---------- -------
U.S. Treasury securities........................  $   201     $ --      $  (2)   $   199
U.S. government corporations and agencies.......    4,057       --       (119)     3,938
Obligations of states and political subdivisions    6,498      123        (54)     6,567
Mortgage-backed securities......................    3,149       45         (9)     3,185
                                                  -------     ----      -----    -------
                                                  $13,905     $168      $(184)   $13,889
                                                  =======     ====      =====    =======

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Contractual maturities:

                                       December 31, 2000
                                       -----------------
                                       Amortized  Fair
                                         Cost     Value
                                       --------- -------
Due in one year or less...............  $ 1,589  $ 1,603
Due after one year through five years.    3,791    3,849
Due after five years through ten years    7,020    7,083
Due after ten years...................      401      438
                                        -------  -------
                                         12,801   12,973
Mortgage-backed securities............    6,047    6,165
                                        -------  -------
                                        $18,848  $19,138
                                        =======  =======

   Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty.

   Pledged securities: Held-to-maturity securities with carrying values of $13,115 and $9,182 at December 31, 2000 and 1999, respectively, were pledged to secure short-term borrowings, public deposits and for other purposes as required or permitted by law.

Note 5.  Loans

Composition of loans:

                                December 31,
                              -----------------
                                2000     1999
                              -------- --------
Commercial................... $191,258 $139,276
Commercial real estate.......  113,531   90,223
Home equity..................   98,677   64,253
Auto dealer financing........   50,217   66,640
Direct lease financing.......   12,504   11,896
Residential real estate......   10,423   10,561
Auto lease financing.........    9,705   16,098
Installment..................    9,212    5,705
Consumer open lines of credit    9,169    6,727
Other........................      702       73
                              -------- --------
                               505,398  411,452
Allowance for loan losses....    5,053    4,123
                              -------- --------
                              $500,345 $407,329
                              ======== ========

Allowance for loan losses:

                                   Years Ended
                                  December 31,
                                ----------------
                                 2000     1999
                                -------  -------
Balance, beginning............. $ 4,123  $ 4,879
Provision charged to operations   1,483      834
Loans charged off..............  (1,074)  (2,388)
Recoveries.....................     521      798
                                -------  -------
Balance, ending................ $ 5,053  $ 4,123
                                =======  =======

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   Pledged loans: Eligible one to four-family residential real estate loans with total outstanding balances approximating $60,821 and $66,259 at December 31, 2000 and 1999, respectively, were pledged to secure advances available under a blanket line-of-credit agreement with the Federal Home Loan Bank of Des Moines. See Note 8 for additional information.

   Loan servicing: Loans serviced for others by the subsidiary bank, which consist of mortgage and small business administration loans, are not included in the consolidated financial statements. The unpaid principal balances of these loans are as follows:

                                                    December 31,
                                                   ---------------
                                                    2000    1999
                                                   ------- -------
Loan portfolios serviced for:
   Federal National Mortgage Association (FNMA)... $12,864 $12,305
   Small Business Administration (SBA)............  14,744   1,679
                                                   ------- -------
                                                   $27,608 $13,984
                                                   ======= =======
Outstanding commitments to sell loans at year end:
   Small Business Administration (SBA)............ $ 1,923 $   425
                                                   ======= =======

   There were no outstanding commitments to sell loans to FNMA at December 31, 2000 and 1999, respectively.

   Loans held for sale, which are included in the consolidated balance sheets, were immaterial at December 31, 2000 and 1999.

Note 6.  Premises and Equipment

                            December 31,
                           ---------------
                            2000    1999
                           ------- -------
Land...................... $ 1,119 $ 1,119
Buildings and improvements   4,831   4,298
Equipment.................  12,152  10,535
                           ------- -------
                            18,102  15,952
Accumulated depreciation..  11,543   9,937
                           ------- -------
                           $ 6,559 $ 6,015
                           ======= =======

   Rental real estate: Rental real estate consists of the subsidiary banks' Richfield and Chanhassen locations which are leased from the Company. Remaining properties consist of a 78 unit assisted-living apartment complex, a medical building, and a restaurant franchise building all located in Richfield and leased to non-related parties. A 78 unit low-income apartment complex in Oakdale, Minnesota leased to various non-related parties is also included. As of December 31, 2000 and 1999, net book values of $45,816 and $21,771 related to rental real estate are included in the consolidated financial statements, of which $2,603 represents land. Construction in progress, included in rental real estate, was $17,120 and $7,864 as of December 31, 2000 and 1999, respectively.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Note 7.  Deposits

                                      December 31,
                                    -----------------
                                      2000     1999
                                    -------- --------
Demand deposits.................... $106,881 $101,941
NOW and money market accounts......  163,679  121,394
Savings deposits...................   34,367   40,951
Time certificates, $100,000 or more   85,461   50,738
Other time deposits................  171,086  164,957
                                    -------- --------
                                    $561,474 $479,981
                                    ======== ========

   At December 31, 2000, the scheduled maturities of time certificates are as follows:

2001...... $203,503
2002......   47,272
2003......    4,680
2004......      564
2005......      523
Thereafter        5
           --------
           $256,547
           ========

   Wholesale and brokered deposits: Included in total time deposits above are wholesale and broker deposits totaling $47,080 and $18,312 as of December 31, 2000 and 1999, respectively. The majority of these deposits were obtained through sources outside of the subsidiary bank's normal trade area and generally consist of maturities of three-months or less.

   These deposits are intended to be an incremental source of alternate funding primarily utilized to match fund-particular assets, meet seasonal funding needs, and to take advantage of pricing opportunities in the market.

   As of December 31, 2000 and 1999, these deposits represented 8.5 and 3.8 percent of total deposits, respectively, and are considered insignificant to the subsidiary bank's financial position and operations.

Note 8.  Short-Term Borrowings

                                 December 31,
                                ---------------
                                 2000    1999
                                ------- -------
Federal funds purchased........ $ 8,000 $19,100
Repurchase agreements..........  25,529  13,105
Federal Home Loan Bank advances  45,102  46,900
Revolving line of credit.......   5,000   7,464
                                ------- -------
                                $83,631 $86,569
                                ======= =======

   Securities sold under agreements to repurchase generally consist of maturities of three months or less.

   Federal Home Loan Bank advances: The subsidiary bank is a member of the Federal Home Loan Bank of Des Moines. As a member, the bank may from time to time apply for an advance or advances which may be

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

available to it. These advances are secured by all stock of the Federal Home Loan Bank of Des Moines owned by the Bank, and essentially all eligible one to four-family residential real estate loans under a blanket lien pledge.

   As of December 31, 2000, the subsidiary bank had approximately $1,553 of available funds to advance upon.

   Revolving line of credit: The Company has a revolving line of credit with a bank for $7,500 which expires in May, 2001. Borrowings under this line of credit are secured by 48,000 shares of Richfield Bank & Trust Co. common stock owned by the Company. The outstanding balance on this line of credit was $5,000 and $7,464 at December 31, 2000 and 1999, respectively.

Note 9.  Notes Payable


                                                                               2000    1999
                                                                              ------- ------
Term note payable to a bank, interest at 8.15%, monthly installments of $28 plus interest; due August, 1, 2006; secured by 48,000 shares of Richfield
  Bank & Trust Co. common stock.............................................. $ 3,513 $3,846
Construction loan payable to a bank, interest at 7.4%, principal and interest due upon completion of construction, secured by 48,000 shares of Richfield
  Bank & Trust Co. common stock and first mortgage on Richfield Urban
  Village....................................................................   9,423  4,544
Term note payable to a bank, interest at 7.05 percent, interest and principal payments of $149 due monthly with balloon at maturity, due January 1,
  2021, secured by first mortgage on Richfield Urban Village.................  21,000     --
Term note payable to a stockholder, interest at 4.98%, outstanding principal
  and remaining interest due March 1, 2001, unsecured........................   1,300  1,300
                                                                              ------- ------
   Total..................................................................... $35,236 $9,690
                                                                              ======= ======


   Restrictive covenants: The Company is subject to certain restrictive covenants relating to its subsidiary bank including, but not limited to, the maintenance of a minimum ownership percentage of the outstanding common stock, limitations on outstanding indebtedness, and the maintenance of certain financial statement ratio minimum thresholds. At December 31, 2000 and 1999, the Company was in compliance with these covenants.

Future annual maturities:

                          Amount
Years ending December 31, -------
         2001............ $11,347
         2002............     673
         2003............     698
         2004............     724
         2005............     753
       Thereafter........  21,041
                          -------
                          $35,236
                          =======

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Note 10.  Income Taxes

   The Company, with the consent of its stockholders, has elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporation federal income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. As a result of this election, no federal income tax expense has been recognized in the accompanying consolidated financial statements.

   As stated in Note 1, the State of Minnesota has not conformed to federal law with regard to financial institutions who elect to be taxed in this manner for federal purposes. Therefore, provisions for state income tax expense have been recognized in the consolidated financial statements. The cumulative tax effects of the primary temporary differences resulting in a net deferred tax asset in the consolidated financial statements are composed of the net effect of the unrealized loss on available-for-sale securities, loan loss allowance, trust loss allowance, deferred compensation accruals, and property and equipment.

   The provision for state income taxes charged to operations consists of the following:

                     Years Ended
                     December 31,
                     ------------
                      2000  1999
                     ----   ----
Current tax expense. $925   $867
Deferred tax expense   64     70
                      ----  ----
                     $989   $937
                      ====  ====

Note 11.  Commitments, Contingencies, and Credit Risk

   Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

   Financial instruments with off-balance sheet risk: The subsidiary bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

   The subsidiary bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of the instruments. The subsidiary bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:

                             Years Ended December 31,
                             ------------------------
                                 2000        1999
                               --------    --------
Commitments to extend credit $102,506     $120,518
Standby letters of credit...    5,297        1,197
                               --------    --------
                             $107,803     $121,715
                               ========    ========

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   Commitments to extend credit: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

   Standby letters of credit: Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the subsidiary bank deems necessary. At December 31, 2000, a majority of these standby letters of credit were collateralized.

Financial instruments with concentrations of credit risk:

   Concentrations over insured limits: The nature of the subsidiary bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

   Concentration by geographic location: The subsidiary bank makes commercial, commercial real estate, residential, dealer financing and other consumer loans to customers primarily in the Twin Cities' area. Although the subsidiary bank's loan portfolio is diversified, a substantial portion of the subsidiary bank's customers' abilities to honor their contracts is dependent upon the business economy in the seven county metro area. See Note 5 above for concentrations of loans by type of loan.

Employment commitments:

   Severance agreements: The subsidiary bank has entered into severance agreements with certain key executives of the bank. These severance agreements are triggered by a change of control in Company ownership or by termination of employment for reasons other than cause. The terms of these agreements range from three to five years. Management has determined that the maximum liability which would result in the event of a change in ownership control would be approximately $1,541. In the event that all severance agreements were executed for reasons other than cause, the maximum liability would be approximately $798. Since certain events are required to occur before the Company is liable, no amounts have been recorded in the consolidated financial statements for amounts potentially owed under these agreements.

Multi-housing development project:

   At December 31, 2000, the Company is committed to a significant development project in Chaska, Minnesota. The Company, through its fifty-seven percent ownership interest in Sun Lake, LLC, will control the operations of this 78 unit apartment complex upon completion. Construction is estimated to be completed in August 2001 with operations commencing shortly thereafter. Estimated costs upon completion of this project are $7,500. As of December 31, 2000, the Company has an investment of $450 recorded in other assets. In addition, the Company has committed to purchase an additional $300 investment during 2001.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Note 12.  Benefit Plans

   Profit sharing plan: Company contributions to the plan were $569 and $445 in 2000 and 1999, respectively.

   Executive long-term incentive plan: Expense recognized by the Company under the plan was $163 for 2000 and none in 1999 as the plan was not effective until January 1, 2000.

   Deferred compensation agreements: Expense recognized by the Company under these agreements was $728 and $110 for 2000 and 1999, respectively.

   Self-insured health plan: The Company offers health insurance to its employees under a self-insured plan with stop-loss limits of $40 per individual employee per year and $1,155 of expected claims in aggregate based on the actual number of employees participating in the plan. Any amounts exceeding the aggregate limit are covered under a stop-loss insurance policy with a limit of $2,000. The Company accrued $79 and $150 for amounts due and payable on existing claims for which the Company is liable as of December 31, 2000 and 1999, respectively.

Note 13.  Loans and Other Transactions With Related Parties

   Shareholders of the Company, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Company in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

   Loans: Total loans to related parties were approximately $4,849 and $3,097 at December 31, 2000 and 1999, respectively.

   Leases: The subsidiary bank leases its Richfield and Chanhassen office space from the Company through various non-cancelable operating leases. These leases call for base rental payments plus the subsidiary bank's share of property taxes and operating expenses. Total intercompany rental payments from the subsidiary bank to the Company, which have been eliminated upon consolidation, were $1,088 and $977 for 2000 and 1999, respectively.

Note 14.  Regulatory Capital Requirements

   The Company on a consolidated basis and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and its subsidiary bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital, and of Tier I capital to average assets (all as defined in the regulations). Management believes, as of December 31, 2000, that the Company and its subsidiary bank meet all capital adequacy requirements to which they are subject.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   As of December 31, 2000, the most recent notification dated September 30, 2000, from the subsidiary bank's primary regulator, the Federal Deposit Insurance Corporation, categorized the subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the subsidiary bank's category.

                                                                                           To Be Well
                                                               For Capital              Capitalized Under
                                                                 Adequacy               Prompt Corrective
                                             Actual              Purposes               Action Provisions
                                          ------------  -------------------------  --------------------------
                                          Amount  Ratio Amount        Ratio        Amount        Ratio
                                          ------- ----- ------- -----------------  ------- ------------------
As of December 31, 2000:
Total capital (to risk-weighted assets):
   Consolidated.......................... $70,296 11.3% $49,671 (greater or =)8.0% $   N/A                N/A
   Richfield Bank & Trust Co.............  60,009 10.5%  45,599 (greater or =)8.0%  56,999 (greater than)10.0%
Tier I capital (to risk-weighted assets):
   Consolidated..........................  65,243 10.5%  24,836 (greater or =)4.0%     N/A                N/A
   Richfield Bank & Trust Co.............  54,956  9.6%  22,800 (greater or =)4.0%  34,200  (greater than)6.0%
Tier I capital (to average assets):
   Consolidated..........................  65,243  9.4%  20,806 (greater or =)3.0%     N/A                N/A
   Richfield Bank & Trust Co.............  54,956  8.0%  26,213 (greater or =)4.0%  32,767  (greater than)5.0%

As of December 31, 1999:
Total capital (to risk-weighted assets):
   Consolidated.......................... $62,718 12.6% $39,908 (greater or =)8.0% $   N/A                N/A
   Richfield Bank & Trust Co.............  54,665 11.5%  37,886 (greater or =)8.0%  47,358 (greater than)10.0%
Tier I capital (to risk-weighted assets):
   Consolidated..........................  58,595 11.7%  19,954 (greater or =)4.0%     N/A                N/A
   Richfield Bank & Trust Co.............  50,542 10.7%  18,943 (greater or =)4.0%  28,415  (greater than)6.0%
Tier I capital (to average assets):
   Consolidated..........................  58,595  9.9%  17,748 (greater or =)3.0%     N/A                N/A
   Richfield Bank & Trust Co.............  50,542  8.9%  22,801 (greater or =)4.0%  28,501  (greater than)5.0%

Note 15.  Additional Cash Flow Information

Cash flows from securities:

                                                 Years Ended
                                                 December 31,
                                             -------------------
                                               2000      1999
                                             --------  ---------
              Available-for-sale securities:
                 Maturities................. $ 11,523  $     150
                 Sales......................   84,091     43,040
                 Purchases..................  (81,219)  (101,938)
              Held-to-maturity securities:
                 Maturities.................    1,796        833
                 Purchases..................   (6,419)    (3,414)
                                             --------  ---------
                                             $  9,772  $ (61,329)
                                             ========  =========

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Supplemental disclosures of cash flow information:

                                 Years Ended
                                December 31,
                               ---------------
                                2000    1999
                               ------- -------
Cash payments for interest.... $23,540 $16,405
Cash payments for income taxes   1,144   4,173
                               ======= =======

Supplemental schedule of noncash investing and financing activities:

                                                                                 Years Ended
                                                                                 December 31,
                                                                               ---------------
                                                                                2000    1999
                                                                               ------- -------
Net change in unrealized gain (loss) on securities available for sale (Note 3) $ 5,687 $(8,049)
Note receivable financed through issuance of notes payable....................   1,091      --
Property and equipment additions financed through issuances of notes payable..  24,788   4,544
                                                                               ======= =======

Note 16.  Fair Values of Financial Instruments and Interest Rate Risk

   The fair values of the Company's financial instruments are as follows:

                                             December 31,
                                ---------------------------------------
                                       2000                1999
                                ------------------- -------------------
                                Carrying            Carrying
                                 Amount  Fair Value  Amount  Fair Value
                                -------- ---------- -------- ----------
Financial assets:
   Cash and cash equivalents... $ 21,934  $ 21,934  $ 27,203  $ 27,203
   Securities..................  150,588   150,991   152,278   152,262
   Loans, net..................  500,345   497,924   407,329   404,991
   Accrued interest receivable.    4,460     4,460     3,415     3,415
Financial liabilities:
   Deposits....................  561,474   561,938   479,981   480,312
   Short-term borrowings.......   83,631    78,623    86,569    86,569
   Notes payable...............   35,236    31,167     9,690     9,617
   Accrued interest payable....    4,139     4,139     2,565     2,565

           INDEPENDENT AUDITOR'S REPORT ON CONSOLIDATING INFORMATION

Board of Directors
Richfield Bank & Trust Co.
Richfield, Minnesota

   Our reports on our audits of the consolidated financial statements of Richfield State Agency, Inc. and Subsidiaries for the years ended December 31, 2000 and 1999 appears on page 1. Those audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 24 through 27 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

                                          LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
January 26, 2001

                 RICHFIELD STATE AGENCY, INC AND SUBSIDIARIES

                         CONSOLIDATING BALANCE SHEETS
              (In thousands, except share and per share amounts)
                          December 31, 2000 and 1999

                                                       2000                                                   1999
                              -----------------------------------------------------  ------------------------------------------
                              Richfield                                              Richfield
                                State   Richfield Eastwood                             State    Richfield Eastwood
                               Agency,   Bank &   Village,                            Agency,    Bank &   Village,
                                Inc.    Trust Co.   LLC    Eliminations Consolidated   Inc.     Trust Co.   LLC    Eliminations
                              --------- --------- -------- ------------ ------------ ---------  --------- -------- ------------
           ASSETS
Cash and cash equivalents.... $    202  $ 21,934   $   (2)   $   (200)    $ 21,934   $    347   $ 27,339   $   10    $   (493)
Available-for-sale securities       --   131,853       --          --      131,853         --    138,373       --          --
Held-to-maturity securities..       --    18,848       --          --       18,848         --     13,905       --          --
Loans, net...................       --   500,345       --          --      500,345         --    407,329       --          --
Premises and equipment, net..      151     6,187      221          --        6,559         25      5,748      242          --
Rental real estate, net......   41,775        --    4,041          --       45,816     17,619         --    4,152          --
Cash value of life insurance.    1,547    16,221       --          --       17,768      1,484     11,394       --          --
Accrued interest receivable
 and other assets............    4,784     5,811       --          --       10,595      3,669      5,379       --          --
Investment in subsidiaries...   58,745        --       --     (58,745)          --     48,798         --       --     (48,798)
                              --------  --------   ------    --------     --------   --------   --------   ------    --------
                              $107,204  $701,199   $4,260    $(58,945)    $753,718    $71,942   $609,467   $4,404    $(49,291)
                              ========  ========   ======    ========     ========   ========   ========   ======    ========

           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
   Noninterest-bearing....... $     --  $107,081   $   --    $   (200)    $106,881   $     --   $102,427   $   --    $   (486)
   Interest-bearing..........       --   454,593       --          --      454,593         --    378,047       --          (7)
                              --------  --------   ------    --------     --------   --------   --------   ------    --------
    Total deposits...........       --   561,674       --        (200)     561,474         --    480,474       --        (493)
  Short-term borrowings......    5,000    78,631       --          --       83,631      7,464     79,105       --          --
  Notes payable..............   35,236        --       --          --       35,236      9,690         --       --          --
  Accrued interest payable
   and other liabilities.....      532     6,353       56          --        6,941        747      5,447       47          --
                              --------  --------   ------    --------     --------   --------   --------   ------    --------
    Total liabilities........   40,768   646,658       56        (200)     687,282     17,901    565,026       47        (493)
                              --------  --------   ------    --------     --------   --------   --------   ------    --------
Stockholders' Equity
  Common stock...............    1,183    37,500       --     (37,500)       1,183      1,183     35,000       --     (35,000)
  Retained earnings..........   65,667    17,455    4,204     (21,659)      65,667     58,959     15,542    4,357     (19,899)
  Accumulated other
   comprehensive income......     (414)     (414)      --         414         (414)    (6,101)    (6,101)      --       6,101
                              --------  --------   ------    --------     --------   --------   --------   ------    --------
    Total stockholders'
     equity..................   66,436    54,541    4,204     (58,745)      66,436     54,041     44,441    4,357     (48,798)
                              --------  --------   ------    --------     --------   --------   --------   ------    --------
                              $107,204  $701,199   $4,260    $(58,945)    $753,718    $71,942   $609,467   $4,404    $(49,291)
                              ========  ========   ======    ========     ========   ========   ========   ======    ========





                              Consolidated
                              ------------
           ASSETS
Cash and cash equivalents....   $ 27,203
Available-for-sale securities    138,373
Held-to-maturity securities..     13,905
Loans, net...................    407,329
Premises and equipment, net..      6,015
Rental real estate, net......     21,771
Cash value of life insurance.     12,878
Accrued interest receivable
 and other assets............      9,048
Investment in subsidiaries...         --
                                --------
                                $636,522
                                ========

           LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
   Noninterest-bearing.......   $101,941
   Interest-bearing..........    378,040
                                --------
    Total deposits...........    479,981
  Short-term borrowings......     86,569
  Notes payable..............      9,690
  Accrued interest payable
   and other liabilities.....      6,241
                                --------
    Total liabilities........    582,481
                                --------
Stockholders' Equity
  Common stock...............      1,183
  Retained earnings..........     58,959
  Accumulated other
   comprehensive income......     (6,101)
                                --------
    Total stockholders'
     equity..................     54,041
                                --------
                                $636,522
                                ========

                 RICHFIELD STATE AGENCY, INC AND SUBSIDIARIES

                      CONSOLIDATING STATEMENTS OF INCOME
              (In thousands, except share and per share amounts)
                    Years Ended December 31, 2000 and 1999

                                                               2000
                                      ------------------------------------------------------ ----------------------------
                                      Richfield                                              Richfield
                                        State   Richfield Eastwood                             State   Richfield Eastwood
                                       Agency,   Bank &   Village,                            Agency,   Bank &   Village,
                                        Inc.    Trust Co.   LLC    Eliminations Consolidated   Inc.    Trust Co.   LLC
                                      --------- --------- -------- ------------ ------------ --------- --------- --------
Interest income:
  Loans..............................  $    --   $41,391    $ --     $    --      $41,391    $    --    $31,719    $ --
  Securities:
   Taxable...........................       --     5,834      --          --        5,834          --     4,400      --
   Tax-exempt........................       --     3,940      --          --        3,940          --     2,948      --
  Federal funds sold.................       --        46      --          --           46          --       421      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
                                            --    51,211      --          --       51,211         --     39,488      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
Interest expense:
  Deposits...........................       --    19,463      --          --       19,463          --    13,334      --
  Short-term borrowings..............      167     5,031      --          --        5,198         418     1,822      --
  Notes payable......................      376        --      --          --          376         457        --      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
                                           543    24,494      --          --       25,037        875     15,156      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
    Net interest income..............     (543)   26,717      --          --       26,174        (875)   24,332      --
Provision for loan losses............       --     1,483      --          --        1,483          --       834      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
    Net interest income after
     provision for loan losses.......     (543)   25,234      --          --       24,691      (875)     23,498      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
Other income:
  Service charges and other fees.....       --     4,806      --          --        4,806          --     5,083      --
  Trust fees.........................       --     3,727      --          --        3,727          --     3,694      --
  Securities gains, net..............       --       585      --          --          585          --       397      --
  Other income.......................    1,988        --     617      (1,088)       1,517       2,311        --     600
                                       -------   -------    ----     -------      -------     -------   -------    ----
                                         1,988     9,118     617      (1,088)      10,635      2,311      9,174     600
                                       -------   -------    ----     -------      -------     -------   -------    ----
Other expenses:
  Salaries and employee benefits.....      320    15,863      --          --       16,183         303    13,739      --
  Occupancy expenses.................    1,392     3,265      --      (1,088)       3,569       1,175     3,160      --
  Other expenses.....................      864     4,740     398                    6,002       1,170     4,099     484
                                       -------   -------    ----     -------      -------     -------   -------    ----
                                         2,576    23,868     398      (1,088)      25,754      2,648     20,998     484
    Income (loss) before income
     taxes...........................   (1,131)   10,484     219          --        9,572      (1,212)   11,674     116
Income tax expense...................      (85)    1,053      21          --          989        (119)    1,045      11
                                       -------   -------    ----     -------      -------     -------   -------    ----
    Income (loss) before equity in
     income of subsidiaries..........   (1,046)    9,431     198          --        8,583      (1,093)   10,629     105
Equity in income of subsidiaries.....    9,629        --      --      (9,629)          --     10,725         --      --
                                       -------   -------    ----     -------      -------     -------   -------    ----
    Net income.......................  $ 8,583   $ 9,431    $198     $(9,629)     $ 8,583     $ 9,632   $10,629    $105
                                       =======   =======    ====     =======      =======     =======   =======    ====



                                      R Security
                                       Systems,
                                         Inc.    Eliminations Consolidated
                                      ---------- ------------ ------------
Interest income:
  Loans..............................    $ --      $     --     $31,719
  Securities:
   Taxable...........................      --            --       4,400
   Tax-exempt........................      --            --       2,948
  Federal funds sold.................      --            --         421
                                         ----      --------     -------
                                           --            --      39,488
                                         ----      --------     -------
Interest expense:
  Deposits...........................      --            --      13,334
  Short-term borrowings..............      --            --       2,240
  Notes payable......................      --            --         457
                                         ----      --------     -------
                                           --            --      16,031
                                         ----      --------     -------
    Net interest income..............      --            --      23,457
Provision for loan losses............      --            --         834
                                         ----      --------     -------
    Net interest income after
     provision for loan losses.......      --            --      22,623
                                         ----      --------     -------
Other income:
  Service charges and other fees.....      --            --       5,083
  Trust fees.........................      --            --       3,694
  Securities gains, net..............      --            --         397
  Other income.......................     214          (977)      2,148
                                         ----      --------     -------
                                          214          (977)     11,322
                                         ----      --------     -------
Other expenses:
  Salaries and employee benefits.....      --            --      14,042
  Occupancy expenses.................      --          (977)      3,358
  Other expenses.....................     223            --       5,976
                                         ----      --------     -------
                                          223          (977)     23,376
    Income (loss) before income
     taxes...........................      (9)           --      10,569
Income tax expense...................      --            --         937
                                         ----      --------     -------
    Income (loss) before equity in
     income of subsidiaries..........      (9)           --       9,632
Equity in income of subsidiaries.....      --       (10,725)         --
                                         ----      --------     -------
    Net income.......................    $ (9)     $(10,725)    $ 9,632
                                         ====      ========     =======

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                         Consolidated Financial Report

                               December 31, 1999

                                   CONTENTS

      FINANCIAL STATEMENTS

         Independent auditor's report..............................    47

         Consolidated balance sheets...............................    48

         Consolidated statements of income.........................    49

         Consolidated statements of stockholders' equity...........    50

         Consolidated statements of cash flows.....................    51

         Notes to consolidated financial statements................ 52-67

      SUPPLEMENTARY INFORMATION

         Independent auditor's report on consolidating information.    68

         Consolidating balance sheets.............................. 70-71

         Consolidating statements of income........................ 72-73

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Richfield Bank & Trust Co.
Richfield, Minnesota

   We have audited the accompanying consolidated balance sheets of Richfield State Agency, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richfield State Agency, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
January 25, 2000

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
                          December 31, 1999 and 1998

                                                                                 1999      1998
-                                                                              --------  --------
ASSETS
Cash and cash equivalents (Note 2)............................................ $ 27,203  $ 39,816
Federal funds sold............................................................       --    11,000
Available-for-sale securities (Note 3)........................................  138,373    86,350
Held-to-maturity securities (Note 4)..........................................   13,905    12,114
Loans, net (Notes 5, 11, and 13)..............................................  407,329   360,647
Premises and equipment, net (Note 6)..........................................   27,786    21,513
Cash value of life insurance..................................................   12,878    11,585
Accrued interest receivable and other assets (Note 10)........................    9,048     6,830
                                                                               --------  --------
                                                                               $636,522  $549,855
                                                                               ========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities...................................................................
   Deposits (Notes 3, 4, and 7):
       Noninterest-bearing.................................................... $101,941  $ 91,754
       Interest-bearing.......................................................  378,040   356,281
                                                                               --------  --------
          Total deposits......................................................  479,981   448,035
   Short-term borrowings (Note 8).............................................   86,569    26,657
   Notes payable (Note 9).....................................................    9,690     6,463
   Accrued interest payable and other liabilities (Note 12)...................    6,241    11,106
                                                                               --------  --------
          Total liabilities...................................................  582,481   492,261
                                                                               --------  --------
Commitments, Contingencies, and Credit Risk (Note 11)
Stockholders' Equity (Notes 14 and 15)........................................
   Common stock, no par value; 92,000 shares authorized; 85,681 shares issued.    1,183     1,183
   Retained earnings..........................................................   58,959    54,463
   Accumulated other comprehensive income.....................................   (6,101)    1,948
                                                                               --------  --------
          Total stockholders' equity..........................................   54,041    57,594
                                                                               --------  --------
                                                                               $636,522  $549,855
                                                                               ========  ========



         See accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              (In thousands, except share and per share amounts)

                    Years Ended December 31, 1999 and 1998

                                                                       1999    1998
-                                                                     ------- -------
Interest income:
   Loans............................................................. $31,719 $30,617
   Securities:
       Taxable.......................................................   2,948   1,901
       Tax-exempt....................................................   4,400   3,846
   Federal funds sold................................................     421   1,324
                                                                      ------- -------
                                                                       39,488  37,688
                                                                      ------- -------
Interest expense:
   Deposits..........................................................  13,334  14,101
   Short-term borrowings.............................................   2,240     668
   Notes payable.....................................................     457     638
                                                                      ------- -------
                                                                       16,031  15,407
                                                                      ------- -------
          Net interest income........................................  23,457  22,281
Provision for loan losses (Note 5)...................................     834   1,079
                                                                      ------- -------
          Net interest income after provision for loan losses........  22,623  21,202
                                                                      ------- -------
Other income:

   Service charges and other fees....................................   5,083   2,806
   Trust fees........................................................   3,694   3,553
   Securities gains, net (Notes 3)...................................     397     511
   Other income......................................................   2,148   1,970
                                                                      ------- -------
                                                                       11,322   8,840
                                                                      ------- -------
Other expenses:
   Salaries and employee benefits (Note 12)..........................  14,042  12,171
   Occupancy expenses................................................   3,358   2,237
   Other expenses....................................................   5,976   5,033
                                                                      ------- -------
                                                                       23,376  19,441
                                                                      ------- -------
          Income before income taxes.................................  10,569  10,601
Income tax expenses (Note 10)........................................     937   1,278
                                                                      ------- -------
          Net income.................................................   9,632   9,323
                                                                      ======= =======
          Net income per common share................................ $112.42 $108.81
                                                                      ======= =======


           See accompanying Notes Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share and per share amounts)

                    Years Ended December 31, 1999 and 1998



                                                                                       Accumulated
                                                              Common Stock                Other
                                                              ------------- Retained  Comprehensive
                                                              Shares Amount Earnings     Income      Total
                                                              ------ ------ --------  ------------- -------

Balance, December 31, 1997................................... 85,681 $1,183  $47,913     $   782    $49,878
   Comprehensive Income:
       Net income............................................     --     --    9,323          --
       Net change in unrealized gain (loss) on
         available-for-sale securities, net of taxes and
         reclassification adjustment (Note 3)................     --     --       --       1,166
          Comprehensive Income...............................                                        10,489
   Cash dividends declared ($16.00 per share)................     --     --   (1,371)         --     (1,371)
   S-Corp shareholder tax payments...........................     --     --   (1,200)         --     (1,200)
   Redemption of common stock (Note 15)......................     --     --     (202)         --       (202)
                                                              ------ ------  -------     -------    -------
Balance, December 31, 1998................................... 85,681 $1,183  $54,463     $ 1,948    $57,594
   Comprehensive Income:
       Net income............................................     --     --    9,632          --
       Net change in unrealized gain (loss) on
         available-for-sale securities, net of taxes and
         reclassification adjustment (Note 3)................     --     --       --      (8,049)
          Comprehensive Income...............................                                         1,583
   Cash dividends declared ($10.00 per share)................     --     --     (857)         --       (857)
   S-Corp shareholder tax payments...........................     --     --   (4,279)         --     (4,279)
                                                              ------ ------  -------     -------    -------
Balance, December 31, 1999................................... 85,681 $1,183  $58,959     $(6,101)   $54,041
                                                              ====== ======  =======     =======    =======




         See Accompanying Notes to Consolidated Financial Statements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (In thousands, except share and per share amounts)
                    Years Ended December 31, 1999 and 1998

                                                                                      1999       1998
-                                                                                   ---------  --------
Cash Flows From Operating Activities
   Net income...................................................................... $   9,632  $  9,323
   Adjustments to reconcile net income to net cash provided by (used in) operating activities:
       Securities (gains) losses, net..............................................      (397)     (511)
       Net amortization and accretion of bond premiums and discounts...............    (1,011)     (733)
       Provision for loan losses...................................................       834     1,079
       Depreciation and amortization...............................................     2,051     1,788
       Deferred income taxes.......................................................        70       253
       (Gain) loss on disposal of property and equipment...........................       355        --
       Other.......................................................................    (3,224)     (903)
                                                                                    ---------  --------
          Net cash provided by (used in) operating activities......................     8,310    10,296
                                                                                    ---------  --------
Cash Flows From Investing Activities
   Cash flows from securities (Note 16)............................................   (61,329)  (21,332)
   Net (increase) decrease in federal funds sold...................................    11,000    (1,800)
   Net (increase) decrease in loans................................................   (47,516)  (38,001)
   Purchases of premises and equipment.............................................    (4,012)   (2,622)
   Change in cash value of life insurance..........................................    (1,293)      (30)
                                                                                    ---------  --------
          Net cash provided by (used in) investing activities......................  (103,150)  (63,785)
                                                                                    ---------  --------
Cash Flows From Financing Activities
   Net increase (decrease) in deposits.............................................    31,946    37,738
   Increase (decrease) in short-term borrowings....................................    59,912     6,248
   Proceeds from notes payable and other borrowings................................     1,300        --
   Payments made on notes payable and other borrowings.............................    (2,617)   (1,110)
   Dissenting shareholder supplemental payments (Note 15)..........................    (3,178)       --
   Cash dividends paid.............................................................      (857)   (1,371)
   S-Corp shareholder tax payments.................................................    (4,279)   (1,200)
   Redemption of common stock (Note 15)............................................        --      (202)
                                                                                    ---------  --------
          Net cash provided by (used in) financing activities......................    82,227    40,103
                                                                                    ---------  --------
          Increase (decrease) in cash and cash equivalents.........................   (12,613)  (13,386)
Cash and Cash Equivalents..........................................................
   Beginning.......................................................................    39,816    53,202
                                                                                    ---------  --------
   Ending.......................................................................... $  27,203  $ 39,816
                                                                                    =========  ========


 See accompanying Notes to Consolidated Financial Statements (Additional Cash
                          Flow Information--Note 16)

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (In thousands, except share and per share amounts)

Note 1.  Summary of Significant Accounting Policies

   Nature of business: Richfield State Agency, Inc. (the Company) is a multi-entity holding company whose primary operations are the ownership of its wholly-owned subsidiary bank, Richfield Bank & Trust Co. (the subsidiary bank), and the leasing of banking facilities owned by the Company. The subsidiary bank provides retail and commercial loan and deposit services, as well as fiduciary and agency trust services, principally to customers within the Twin Cities Metro area. In addition, the subsidiary bank provides brokerage services to Bank customers through its wholly-owned subsidiary, R Community Investments, Inc.

   The Company's other activities consist of the following:

   . 100 percent ownership of R Security Systems, Inc. (RSSI). RSSI is a holding company whose primary investment was the 50 percent ownership of Alarm Communications Company which provides security systems and support services to customers primarily within the Twin Cities Metro area. On November 17, 1999, RSSI sold its 50 percent interest in Alarm Communications Company for $505. A net gain on sale of Alarm Communications Company of $133 is recognized under other income in the consolidated statement of net income. On December 28, 1999, RSSI was dissolved and its remaining assets, which consisted of cash and a small ownership percentage in Eastwood Village, LLC, was transferred to the Company.

   . 100 percent ownership of Eastwood Village, LLC which owns and operates a low-income senior housing development in Oakdale, Minnesota.

   . 55 percent ownership of United Residential Mortgage, LLC which provides mortgage lending services to customers primarily within the Twin Cities Metro area.

   Basis of financial statement presentation and accounting estimates: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses.

   Principles of consolidation: The accompanying consolidated financial statements include the accounts of Richfield State Agency, Inc. and its wholly-owned subsidiaries Richfield Bank & Trust Co., R Security Systems, Inc. and Eastwood Village, LLC. These entities are collectively referred to hereafter as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

   The Company's investment in United Residential Mortgage, LLC is reflected in the consolidated financial statements using the equity method of accounting. Therefore, the financial statements of United Residential Mortgage, LLC are not consolidated with the Company's financial statements as the Company's management has determined that it does not exercise significant influence over the operations of this entity.

   Cash, cash equivalents, and cash flows: For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and investments in commercial paper with maturities of three months or less. Cash flows from loans, federal funds purchased and sold, deposits, and short-term borrowings are reported net.

   Investments in debt and marketable equity securities: The Company accounts for debt and marketable equity securities in accordance with Financial Accounting Standards Board (FASB) Statement No. 115. This

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

statement requires that management determine the appropriate classification of securities at the date of adoption and thereafter as each individual security is acquired. In addition, the appropriateness of such classification is reassessed at each balance sheet date. The classifications and related accounting policies under FASB Statement No. 115 are as follows:

   Held-to-maturity securities: Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives. The sale of a security within three months of its maturity date or after at least 85 percent of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

   Available-for-sale securities: Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

   Loans and allowance for loan losses: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Leases are stated at an amount equal to their aggregate unpaid rentals less unearned discounts, fees and other income. Lease financing contracts are accounted for under the direct lease financing method of accounting. Under this method, the aggregate amount of all lease payments and the estimated residual value of the equipment is recorded as an asset. The excess of these assets over the investments in the leased equipment is recorded as unearned income and recognized as income during the lease terms in proportion to the unrecovered investment. For income tax purposes, the equipment is depreciated and contract payments are treated as rental income. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method.

   The Company also sells certain mortgage and commercial loans it originates to outside parties and retains the right to service such loans over their remaining life. FASB Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that an asset or liability be recorded based on whether the benefits of servicing received by the Company exceeds adequate compensation in the market place for such activities. Management has assessed the impact that its servicing activities has on its consolidated financial statements and has determined that such activities are immaterial to the consolidated financial statements. Therefore, neither a servicing asset nor a liability has been recorded for such activities.

   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   The Company accounts for impaired loans in accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan, which defines a loan as impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. The statement further requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. As of December 31, 1999 and 1998, impaired loans were considered immaterial to the Company's financial position and results of operations.

   Interest on loans is recognized over the terms of the loans and is calculated using the simple-interest method on principal amounts outstanding. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

   Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the associated lease or the estimated useful life of the improvement, whichever is shorter.

   Income taxes: Effective January 1, 1998, the Company, with the consent of its stockholders, elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporation income taxes, the stockholders will separately account for their pro rata shares of the Company's income, deductions, losses and credits. As a result of the Tax Reform Act of 1986, the Company may be subject to income taxes at the maximum corporate rate if certain assets are sold at a gain for a ten year period following the election. As a result of this election, no federal income tax expense is recorded in the consolidated financial statements.

   The State of Minnesota has not conformed to federal law with regard to financial institution Subchapter S corporations. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Employee benefit plans:

   Salary reduction 401(k) plan: The Company provides a 401(k) plan which covers substantially all of the Company's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15 percent of the participant's annual qualifying compensation.

   Profit sharing plan: The Company provides a noncontributory profit sharing plan covering substantially all employees eligible as to age and length of service. The amount of the contribution to the profit sharing trust is

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

determined annually at the discretion of the Board of Directors and complies with the requirements of the plan agreement.

   Executive long-term incentive plan: The subsidiary bank provides a long-term incentive plan covering certain key executives of the bank. The amount of the contribution to the long-term incentive plan for each individual under the plan is determined annually at the discretion of the Board of Directors and complies with the requirements of the plan agreement. The amount of expense associated with the Plan was immaterial to the 1999 consolidated financial statements.

   Deferred compensation agreements: The Company has entered into deferred compensation agreements with certain key executives providing for payments upon retirement, death or disability.

   Trust assets: Assets that are held by the subsidiary bank in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Company. Total trust assets under management at December 31, 1999 and 1998 was $562,871 and $617,085, respectively.

   Net income per common share: Net income per common share is based on the weighted average number of shares outstanding during each year and represents both basic and fully-diluted earnings per share. Weighted average shares outstanding were 85,681 for the years ended December 31, 1999 and 1998.

   Fair value of financial instruments: The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

   Cash and cash equivalents: Fair values for cash and cash equivalents are based on the carrying values reported on the consolidated balance sheets.

   Federal funds sold: Fair value of federal funds sold is based on the carrying value reported on the consolidated balance sheets.

   Securities: Fair values for all securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

   Deposit liabilities: Fair values disclosed for demand deposits equal their carrying amounts, which represent the amounts payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

   Short-term borrowings: The fair values of all short-term borrowings approximate their carrying amounts.

   Notes payable: The fair values of variable-rate, long-term borrowings (other than deposits) are based on carrying values. Fair values for fixed-rate, long-term borrowings (other than deposits) are estimated using a

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

discounted cash flow calculation that applies currently available market rates of interest on similar debt instruments to a schedule of aggregate expected principal payments on long-term, fixed rate debt.

   Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

   Off-balance sheet instruments: Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

   Comprehensive income: Effective January 1, 1998, the Company adopted FASB Statement No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of comprehensive income and its components and requires presentation in a full set of general-purpose financial statements. Comprehensive income is the change in an enterprise's equity that results from transactions during the period with nonowner sources; it includes net income and specific items that bypass net income and are reported as a separate component of equity. The adoption of this Statement had no impact on the Company's financial position or results of operations.

   Emerging Accounting Standards: In June 1998, the Financial Accounting Standards Board issued Statement No.133, Accounting for Derivative Instruments and Hedging Activities, which was originally required to be adopted in years beginning after June 15, 1999. Subsequent to the issuance of this Statement, the FASB amended the provisions of this Statement to defer its effective date of adoption to years beginning after June 15, 2000.

   Statement No. 133 will require the Company to recognize all derivative instruments on the balance sheet at fair value. Derivatives that do not qualify under Statement No. 133 as a hedge must be adjusted to fair value through the income statement. If the derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedge item is recognized in earnings. Any ineffective portion of a derivative's change in fair value will be recognized immediately through a charge to earnings.

   Although the Company's use of derivatives is considered immaterial, management is continuing to assess the potential effect that adoption of this Statement will have on the Company's earnings and financial position.

   Reclassifications: Certain of the 1998 amounts have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on net income or stockholders' equity.

Note 2.  Restrictions on Cash and Cash Equivalents

   The subsidiary bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balance as of December 31, 1999 and 1998 was approximately $1,073 and $1,611, respectively.

   Included within cash and cash equivalents as of December 31, 1999 and 1998 was commercial paper with a maturity of three months or less totaling $10,910 and $26,627, respectively.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Note 3.  Available-for-Sale Securities

Summary of securities:

                                                             December 31, 1999
                                                 ------------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized
                                                   Cost      Gains      Losses   Fair Value
                                                 --------- ---------- ---------- ----------
U.S. government corporations and agencies....... $ 13,531    $   --    $  (125)   $ 13,406
Obligations of states and political subdivisions   70,620       360     (3,767)     67,213
Mortgage-backed securities......................   53,448        10     (2,950)     50,508
Corporate securities............................    3,269        --       (292)      2,977
Other equity securities.........................    4,269        --         --       4,269
                                                 --------    ------    -------    --------
                                                 $145,137    $  370    $(7,134)   $138,373
                                                 ========    ======    =======    ========

                                                             December 31, 1998
                                                 ------------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized
                                                   Cost      Gains      Losses   Fair Value
                                                 --------- ---------- ---------- ----------
Obligations of states and political subdivisions $ 34,311    $1,314    $   (28)   $ 35,597
Mortgage-backed securities......................   47,338       808         --      48,146
Corporate securities............................      997        65         --       1,062
Other equity securities.........................    1,545        --         --       1,545
                                                 --------    ------    -------    --------
                                                 $ 84,191    $2,187    $   (28)   $ 86,350
                                                 ========    ======    =======    ========

Contractual maturities:

                                       December 31, 1999
                                       ------------------
                                       Amortized  Fair
                                         Cost     Value
                                       --------- --------
Due in one year or less............... $    526  $    532
Due after one year through five years.    6,505     6,743
Due after five years through ten years   17,505    16,921
Due after ten years...................   62,884    59,400
                                       --------  --------
                                         87,420    83,596
Mortgage-backed securities............   53,448    50,508
Other equity securities...............    4,269     4,269
                                       --------  --------
                                       $145,137  $138,373
                                       ========  ========

   Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty and other equity securities do not have stated maturity dates.

Realized gains and losses:

             Years Ended
             December 31,
             -----------
             1999   1998
             ----   ----
Gross gains. $398   $521
Gross losses   (1)   (10)
             ----   ----
             $397   $511
             ====   ====

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

   Pledged securities: Available-for-sale securities with a carrying value of $57,743 and $26,481 at December 31, 1999 and 1998, respectively, were pledged to secure short-term borrowings, public deposits and for other purposes as required or permitted by law.

   Changes in accumulated other comprehensive income: The Company presently has only one component of accumulated other comprehensive income which represents the change in the unrealized gain (loss) on available-for-sale securities. The changes representing this component are as follows:

                                                            Years Ended December 31,
                                                            -----------------------
                                                               1999          1998
                                                              -------       ------
Balance, beginning......................................... $ 1,948       $  782
   Unrealized gain (loss) during the year..................  (8,711)       1,786
   Deferred tax effect related to unrealized gain (loss)...   1,020         (159)
   Reclassification of realized (gains) losses, net of tax.    (358)        (461)
                                                              -------       ------
Balance, ending............................................ $(6,101)      $1,948
                                                              =======       ======

Note 4.  Held-to-Maturity Securities

Summary of securities:

                                                            December 31, 1999
                                                 ---------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized  Fair
                                                   Cost      Gains      Losses    Value
                                                 --------- ---------- ---------- -------
U.S. Treasury securities........................  $   201     $ --      $  (2)   $   199
U.S. government corporations and agencies.......    4,057       --       (119)     3,938
Obligations of States and political subdivisions    6,498      123        (54)     6,567
Mortgage-backed securities......................    3,149       45         (9)     3,185
                                                  -------     ----      -----    -------
                                                  $13,905     $168      $(184)   $13,889
                                                  =======     ====      =====    =======

                                                            December 31, 1998
                                                 ---------------------------------------
                                                             Gross      Gross
                                                 Amortized Unrealized Unrealized  Fair
                                                   Cost      Gains      Losses    Value
                                                 --------- ---------- ---------- -------
U.S. government corporations and agencies.......  $ 3,842     $ 55      $  (5)   $ 3,892
Obligations of states and political subdivisions    5,589      358         --      5,947
Mortgage-backed securities......................    2,683       90         --      2,773
                                                  -------     ----      -----    -------
                                                  $12,114     $503      $  (5)   $12,612
                                                  =======     ====      =====    =======

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Contractual maturities:

                                       December 31, 1999
                                       -----------------
                                       Amortized  Fair
                                         Cost     Value
                                       --------- -------
Due in one year or less...............  $   859  $   871
Due after one year through five years.    4,320    4,407
Due after five years through ten years    5,357    5,207
Due after ten years...................      220      219
                                        -------  -------
                                         10,756   10,704
Mortgage-backed securities............    3,149    3,185
                                        -------  -------
                                        $13,905  $13,889
                                        =======  =======

   Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty.

   Pledged securities: Held-to-maturity securities with carrying values of $9,182 and $8,200 at December 31, 1999 and 1998, respectively, were pledged to secure short-term borrowings, public deposits and for other purposes as required or permitted by law.

Note 5.  Loans

Composition of loans:

                                        December 31,
                                      -----------------
                                        1999     1998
                                      -------- --------
Commercial and commercial real estate $229,499 $163,748
Auto dealer financing................   66,640   98,624
Home equity..........................   64,253   45,084
Auto lease financing.................   16,098   23,410
Residential real estate..............   10,561   13,927
Direct lease financing...............   11,896   10,332
Consumer.............................    5,705    6,023
Other................................    6,800    4,378
                                      -------- --------
                                       411,452  365,526
Allowance for loan losses............    4,123    4,879
                                      -------- --------
                                      $407,329 $360,647
                                      ======== ========

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Allowance for loan losses:

                                  Years Ended
                                  December 31,
                                ---------------
                                 1999     1998
                                -------  ------
Balance, beginning............. $ 4,879  $4,322
Provision charged to operations     834   1,079
Loans charged off..............  (2,388)   (724)
Recoveries.....................     798     202
                                -------  ------
Balance, ending................ $ 4,123  $4,879
                                =======  ======

   Pledged loans: Eligible one to four-family residential real estate loans with total outstanding balances approximating $66,259 and $15,916 at December 31, 1999 and 1998, respectively, were pledged to secure advances available under a blanket line-of-credit agreement with the Federal Home Loan Bank of Des Moines. See Note 8 for additional information.

   Loan servicing: Loans serviced for others by the subsidiary bank, which consist of mortgage and small business administration loans, are not included in the consolidated financial statements. The unpaid principal balances of these loans are as follows:

                                                    December 31,
                                                   ---------------
                                                    1999    1998
                                                   ------- -------
Loan portfolios serviced for:
   Federal National Mortgage Association (FNMA)... $12,305 $12,463
   Small Business Administration (SBA)............   1,679     152
                                                   ------- -------
                                                   $13,984 $12,615
                                                   ======= =======
Outstanding commitments to sell loans at year end:
   Federal National Mortgage Association (FNMA)... $    -- $    --
   Small Business Administration (SBA)............     425      --
                                                   ------- -------
                                                   $   425 $    --
                                                   ======= =======

   Loans held for sale, which are included in the consolidated balance sheets, were immaterial at December 31, 1999 and 1998.

Note 6.  Premises and Equipment

                           December 31, 1999
                           -----------------
                           Amortized  Fair
                             Cost     Value
                           --------- -------
Land......................  $ 3,722  $ 3,745
Buildings and improvements   19,671   20,358
Equipment.................   11,060    9,629
Construction in progress..    7,864    1,532
                            -------  -------
                             42,317   35,264
Accumulated depreciation..   14,531   13,751
                            -------  -------
                            $27,786  $21,513
                            =======  =======

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   Rental real estate: Included in the table above is rental real estate properties with a net book value of $13,907 and $9,486 at December 31, 1999 and 1998, respectively.

   Construction In Progress: At December 31, 1999, the Company is committed to a significant development project on their main campus in Richfield, Minnesota. Upon completion, the Company will own 100 percent of a 78 unit assisted-living apartment complex, a six story parking ramp facility, a three story commercial building, a commercial building leased by the Company to a restaurant franchise, and a new drive-up facility for the subsidiary bank's Richfield location. The Company will also own a 28.1% general partnership interest in a 138 unit upscale apartment complex (The Oakes). Construction is estimated to be completed in November 2000 at an estimated cost of $50,000. The Company's share of these total estimated costs is expected to be $40,000. As of December 31, 1999, total project costs incurred were $7,864.

Note 7.  Deposits

                                      December 31,
                                    -----------------
                                      1999     1998
                                    -------- --------
Demand deposits.................... $101,941 $ 91,854
NOW and money market accounts......  121,394  115,588
Savings deposits...................   40,951   45,154
Time certificates, $100,000 or more   50,738   23,053
Other time deposits................  164,957  172,486
                                    -------- --------
                                    $479,981 $448,135
                                    ======== ========

   At December 31, 1999, the scheduled maturities of time certificates are as follows:

2000...... $158,336
2001......   36,556
2002......   16,239
2003......    3,857
2004......      703
Thereafter        4
           --------
           $215,695
           ========

   Wholesale and brokered deposits: Included in total time deposits above are wholesale and broker deposits totaling $18,312 and $1,500 as of December 31, 1999 and 1998, respectively. The majority of these deposits were obtained through sources outside of the subsidiary bank's normal trade area and generally consist of maturities of three-months or less.

   These deposits are intended to be an incremental source of alternate funding primarily utilized to match fund-particular assets, meet seasonal funding needs, and to take advantage of pricing opportunities in the market.

   As of December 31, 1999, these deposits represented 3.8 percent of total deposits and are considered insignificant to the subsidiary bank's financial position and operations.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Note 8.  Short-Term Borrowings

                                 December 31,
                                ---------------
                                 1999    1998
                                ------- -------
Federal funds purchased........ $19,100 $11,500
Repurchase agreements..........  13,105  11,432
Federal Home Loan Bank advances  46,900      --
Revolving line of credit.......   7,464   3,725
                                ------- -------
                                $86,569 $26,657
                                ======= =======

   Securities sold under agreements to repurchase generally mature up to ninety days from the transaction date.

   Federal Home Loan Bank advances: The subsidiary bank is a member of the Federal Home Loan Bank of Des Moines. As a member, the bank may from time to time apply for an advance or advances which may be available to it. These advances are secured by all stock of the Federal Home Loan Bank of Des Moines owned by the Bank, and essentially all eligible one to four-family residential real estate loans under a blanket lien pledge.

   As of December 31, 1999, the subsidiary bank had approximately $528 of available funds to advance upon.

   Revolving line of credit: The Company has a revolving line of credit with a bank for $7,500 which expires in May, 2000. Borrowings under this line of credit are secured by 48,000 shares of Richfield Bank & Trust Co. common stock. The outstanding balance on this line of credit was $7,464 and $3,725 at December 31, 1999 and 1998, respectively.

Note 9.  Notes Payable

                                                                                  December 31,
                                                                                  -------------
                                                                                   1999   1998
                                                                                  ------ ------
Term note payable to a bank, interest at 8.15%, monthly installments of $28 plus interest; due August, 1, 2006; secured by 48,000 shares of Richfield Bank &
  Trust Co. common stock......................................................... $3,846 $4,179
Construction loan payable to a bank, interest at 7.4%, principal and interest due upon completion of construction, secured by 48,000 shares of Richfield Bank &
  Trust Co. common stock. See Note 6 for additional information..................  4,544     --
Term note payable to a stockholder, interest at 4.98%, interest only payment due
  March 1, 2000 and payment of outstanding principal and remaining interest due
  March 1, 2001, unsecured.......................................................  1,300     --
Notes paid in full during 1999...................................................     --  2,284
                                                                                  ------ ------
   Total......................................................................... $9,690 $6,463
                                                                                  ====== ======

   Restrictive covenants: The Company is subject to certain restrictive covenants relating to its subsidiary bank including, but not limited to, the maintenance of a minimum ownership percentage of the outstanding common stock, limitations on outstanding indebtedness, and the maintenance of certain financial statement ratio minimum thresholds. At December 31, 1999 and 1998, the Company was in compliance with these covenants.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Future annual maturities:

Years ending December 31, Amount
------------------------- ------
         2000............ $4,877
         2001............  1,633
         2002............    333
         2003............    333
         2004............    333
       Thereafter........  2,181
                          ------
                          $9,690
                          ======

Note 10.  Income Taxes

   The Company, with the consent of its stockholders, has elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporation federal income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions, losses and credits. As a result of this election, no federal income tax expense has been recognized in the accompanying consolidated financial statements.

   As stated in Note 1, the State of Minnesota has not conformed to federal law with regard to financial institutions who elect to be taxed in this manner for federal purposes. Therefore, provisions for state income tax expense have been recognized in the consolidated financial statements. The cumulative tax effects of the primary temporary differences resulting in a net deferred tax asset in the consolidated financial statements are composed of the net effect of the unrealized loss on available-for-sale securities, loan loss allowance, trust loss allowance, deferred compensation accruals, and property and equipment.

   The provision for state income taxes charged to operations consists of the following:

                     Years Ended
                     December 31,
                     ------------
                     1999   1998
                     ----  ------
Current tax expense. $867  $1,025
Deferred tax expense   70     253
                     ----  ------
                     $937  $1,278
                     ====  ======

Note 11.  Commitments, Contingencies, and Credit Risk

   Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

   Three claims have been asserted in Federal and State courts against the subsidiary bank regarding negligence and breach of contract involving misappropriation of funds by a former tenant of the subsidiary bank. The probability and potential range of loss is not determinable at this time. However, the subsidiary bank intends to defend the asserted claims vigorously and believes any resolution of these claims will not have a material impact on the financial position of the Company.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


   Financial instruments with off-balance sheet risk: The subsidiary bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

   The subsidiary bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of the instruments. The subsidiary bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:

                               Years Ended
                               December 31,
                             ----------------
                               1999    1998
                             -------- -------
Commitments to extend credit $120,518 $97,235
Standby letters of credit...    1,197   2,038
                             -------- -------
                             $121,715 $99,273
                             ======== =======

   Commitments to extend credit: Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

   Standby letters of credit: Standby letters of credit are conditional commitments issued by the subsidiary bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the subsidiary bank deems necessary. At December 31, 1999, a majority of these standby letters of credit were collateralized.

Financial instruments with concentrations of credit risk:

   Concentrations over insured limits: The nature of the subsidiary bank's business requires that it maintain amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

   Concentration by geographic location: The subsidiary bank makes commercial, commercial real estate, residential, dealer financing and other consumer loans to customers primarily in the Twin Cities' area. Although the subsidiary bank's loan portfolio is diversified, a substantial portion of the subsidiary bank's customers' abilities to honor their contracts is dependent upon the business economy in the seven county metro and surrounding areas. See Note 5 above for concentrations of loans by type of loan.

Employment commitments:

   Severance agreements: The subsidiary bank has entered into severance agreements with certain key executives of the bank. These severance agreements are triggered by a change of control in Company ownership

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

or by termination of employment for reasons other than cause. The terms of these agreements range from three to five years. Management has determined that the maximum liability which would result in the event of a change in ownership control would be approximately $1,550. In the event that all severance agreements were executed for reasons other than cause, the maximum liability would be approximately $807. Since certain events are required to occur before the Company is liable, no amounts have been recorded in the consolidated financial statements for amounts potentially owed under these agreements.

Note 12.  Benefit Plans

   Profit sharing plan: Company contributions to the plan were $445 and $441 in 1999 and 1998, respectively.

   Deferred compensation agreements: Expense recognized by the Company under these agreements was $110 and $58 for 1999 and 1998, respectively.

   Self-insured health plan: The Company offers health insurance to its employees under a self-insured plan with stop-loss limits of $25 per individual employee per year and $1,125 of expected claims in aggregate based on the actual number of employees participating in the plan. Any amounts exceeding the aggregate limit are covered under a stop-loss insurance policy with a limit of $1,000. The Company accrued $150 and $228 for amounts due and payable on existing claims for which the Company is liable as of December 31, 1999 and 1998, respectively.

Note 13.  Loans and Other Transactions With Related Parties

   Shareholders of the Company, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Company in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

   Loans: Total loans to related parties were approximately $3,097 and $4,090 at December 31, 1999 and 1998, respectively.

   Leases: The subsidiary bank leases its Richfield and Chanhassen office space from the Company through various non-cancelable operating leases. These leases call for base rental payments plus the subsidiary bank's share of property taxes and operating expenses. Total intercompany rental payments from the subsidiary bank to the Company, which have been eliminated upon consolidation, were $1,183 and $1,017 for 1999 and 1998, respectively.

Note 14.  Regulatory Capital Requirements

   The Company's subsidiary bank is subject to various regulatory capital requirements administered by the subsidiary bank's primary federal regulatory agency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the subsidiary bank must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)

accounting practices. The subsidiary bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the subsidiary bank to maintain minimum ratios (set forth in the table below) of total and Tier I capital, and of Tier I capital to average assets (all as defined in the regulations). Management believes, as of December 31, 1999, that the Company's subsidiary bank meets all capital adequacy requirements to which it is subject.

   As of December 31, 1999, the most recent notification, dated September 30, 1999, from the subsidiary bank's primary regulator, the Federal Deposit Insurance Corporation, categorized the subsidiary bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the subsidiary bank's category.

                                                                                           To Be Well
                                                               For Capital              Capitalized Under
                                                                 Adequacy               Prompt Corrective
                                             Actual              Purposes               Action Provisions
                                          ------------  -------------------------  --------------------------
                                          Amount  Ratio Amount        Ratio        Amount        Ratio
                                          ------- ----- ------- -----------------  ------- ------------------
As of December 31, 1999:
Total capital (to risk-weighted assets):
   Consolidated.......................... $62,718 12.6% $39,908 (greater or =)8.0% $   N/A                N/A
   Richfield Bank & Trust Co.............  54,665 11.5%  37,886 (greater or =)8.0%  47,358 (greater than)10.0%
Tier I capital (to risk-weighted assets):
   Consolidated..........................  58,595 11.7%  19,954 (greater or =)4.0%     N/A                N/A
   Richfield Bank & Trust Co.............  50,542 10.7%  18,943 (greater or =)4.0%  28,415  (greater than)6.0%
Tier I capital (to average assets):
   Consolidated..........................  58,595  9.9%  17,748 (greater or =)3.0%     N/A                N/A
   Richfield Bank & Trust Co.............  50,542  8.9%  22,801 (greater or =)4.0%  28,501  (greater than)5.0%
As of December 31, 1998:
Total capital (to risk-weighted assets):
   Consolidated.......................... $58,871 13.8% $34,128 (greater or =)8.0% $   N/A                N/A
   Richfield Bank & Trust Co.............  52,153 12.3%  33,921 (greater or =)8.0%  42,401 (greater than)10.0%
Tier I capital (to risk-weighted assets):
   Consolidated..........................  53,992 12.7%  17,005 (greater or =)4.0%     N/A                N/A
   Richfield Bank & Trust Co.............  47,274 11.1%  17,036 (greater or =)4.0%  25,554  (greater than)6.0%
Tier I capital (to average assets):
   Consolidated..........................  53,992 10.3%  15,726 (greater or =)3.0%     N/A                N/A
   Richfield Bank & Trust Co.............  47,274  9.3%  20,333 (greater or =)4.0%  25,416  (greater than)5.0%

Note 15.  Redemption of Common Stock

   During 1998 and subsequent to December 31, 1998, settlement agreements were reached with all dissenting shareholders in conjunction with the 1997 plan of merger agreements of Richfield State Agency, Inc., Richfield Bank & Trust Co., and their respective shareholders. As of December 31, 1999, the Company and the subsidiary bank have made all supplemental payments due to the dissenting shareholders according to the terms of the settlement agreements.

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

              (In thousands, except share and per share amounts)


Note 16.  Additional Cash Flow Information

Cash flows from securities:

                               Years Ended December 31,
                               -----------------------
                                  1999          1998
                                ---------     --------
Available-for-sale securities:
   Maturities................. $     150     $  9,350
   Sales......................    43,040       49,667
   Purchases..................  (101,938)      92,489
Held-to-maturity securities:
   Maturities.................       833       12,308
   Purchases..................    (3,414)        (168)
                                ---------     --------
                               $ (61,329)    $163,646
                                =========     ========

Supplemental disclosures of cash flow information:

                               Years Ended December 31,
                               ------------------------
                                   1999        1998
                                 -------      -------
Cash payments for interest.... $16,405      $15,439
Cash payments for income taxes   4,173        1,146
                                 =======      =======

Supplemental schedule of noncash investing and financing activities:

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                                   1999         1998
                                                                                 -------       ------
Net change in unrealized gain (loss) on securities available for sale (Note 3) $(8,049)      $1,166
Property and equipment additions financed through issuances of notes
  payable.....................................................................   4,544           --
                                                                                 =======       ======

Note 17.  Fair Values of Financial Instruments and Interest Rate Risk

   The fair values of the Company's financial instruments are as follows:

                                             December 31,
                                ---------------------------------------
                                       1999                1998
                                ------------------- -------------------
                                Carrying            Carrying
                                 Amount  Fair Value  Amount  Fair Value
                                -------- ---------- -------- ----------
Financial assets:
   Cash and cash equivalents... $ 27,203  $ 27,203  $ 39,816  $ 39,816
   Federal funds sold..........       --        --    11,000    11,000
   Securities..................  152,278   152,262    98,464    98,962
   Loans, net..................  407,329   404,991   360,647   363,646
   Accrued interest receivable.    3,415     3,415     2,724     2,724
Financial liabilities:
   Deposits....................  479,981   480,312   448,035   448,653
   Short-term borrowings.......   86,569    86,569    22,932    22,932
   Notes payable...............    9,690     9,617     6,463     6,753
   Accrued interest payable....    2,565     2,565     3,014     3,014

           INDEPENDENT AUDITOR'S REPORT ON CONSOLIDATING INFORMATION

Board of Directors
Richfield Bank & Trust Co.
Richfield, Minnesota

   Our reports on our audits of the consolidated financial statements of Richfield State Agency, Inc. and Subsidiaries for the years ended December 31, 1999 and 1998 appears on page 1. Those audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 24 through 27 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

                                          LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
January 25, 2000

                        [PAGE INTENTIONALLY LEFT BLANK]

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                         CONSOLIDATING BALANCE SHEETS
              (In thousands, except share and per share amounts)
                          December 31, 1999 and 1998

                                                                             1999
-                                            --------------------------------------------------------------------
                                             Richfield State Richfield Bank   Eastwood
                                              Agency, Inc.    & Trust Co.   Village, LLC Eliminations Consolidated
                                             --------------- -------------- ------------ ------------ ------------
ASSETS
Cash and cash equivalents...................     $   347        $ 27,339       $   10      $   (493)    $ 27,203
Federal funds sold..........................          --              --           --            --           --
Available-for-sale securities...............          --         138,373           --            --      138,373
Held-to-maturity securities.................          --          13,905           --            --       13,905
Loans, net..................................          --         407,329           --            --      407,329
Premises and equipment, net.................      17,644           5,748        4,394            --       27,786
Cash value of life insurance................       1,484          11,394           --            --       12,878
Accrued interest receivable and other.......
  assets....................................       3,669           5,379           --            --        9,048
Investment in subsidiaries..................      48,798              --           --       (48,798)          --
                                                 -------        --------       ------      --------     --------
                                                 $71,942        $609,467       $4,404      $(49,291)    $636,522
                                                 =======        ========       ======      ========     ========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Liabilities
   Deposits:
       Noninterest-bearing..................     $    --        $102,427       $   --      $   (486)    $101,941
       Interest-bearing.....................          --         378,047           --            (7)     378,040
                                                 -------        --------       ------      --------     --------
          Total deposits....................          --         480,474           --          (493)     479,981
   Short-term borrowings....................       7,464          79,105           --            --       86,569
   Notes payable............................       9,690              --           --            --        9,690
   Accrued interest payable and other
     liabilities............................         747           5,447           47            --        6,241
                                                 -------        --------       ------      --------     --------
          Total liabilities.................      17,901         565,026           47          (493)     582,481
                                                 -------        --------       ------      --------     --------
Stockholders' Equity
   Common stock.............................       1,183          35,000           --       (35,000)       1,183
   Retained earnings........................      58,959          15,542        4,357       (19,899)      58,959
   Accumulated other comprehensive
     income.................................      (6,101)         (6,101)          --         6,101       (6,101)
                                                 -------        --------       ------      --------     --------
          Total stockholders' equity........      54,041          44,441        4,357       (48,798)      54,041
                                                 -------        --------       ------      --------     --------
                                                 $71,942        $609,467       $4,404      $(49,291)    $636,522
                                                 =======        ========       ======      ========     ========

                                                 1998
          -----------------------------------------------------------------------------------
          Richfield State Richfield Bank   Eastwood    R Security
           Agency, Inc.    & Trust Co.   Village, LLC Systems, Inc. Eliminations Consolidated
          --------------- -------------- ------------ ------------- ------------ ------------
              $   109        $ 40,858       $  (22)       $  --       $ (1,129)    $ 39,816
                   --          11,000           --           --             --       11,000
                   --          86,350           --           --             --       86,350
                   --          12,114           --           --             --       12,114
                   --         360,647           --           --             --      360,647
               11,141           5,768        4,604           --             --       21,513
                1,149          10,436           --           --             --       11,585
                3,371           3,411           16           45            (13)       6,830
               53,506              --           --           --        (53,506)          --
              -------        --------       ------        -----       --------     --------
              $69,276        $530,584       $4,598        $  45       $(54,648)    $549,855
              =======        ========       ======        =====       ========     ========

               $   --        $ 92,883       $   --        $  --       $ (1,129)    $ 91,754
                   --         356,281           --           --             --      356,281
              -------        --------       ------        -----       --------     --------
                   --         449,164           --           --         (1,129)     448,035
                3,725          22,932           --           --             --       26,657
                6,463              --           --           --             --        6,463
                1,494           9,557           36           19             --       11,106
              -------        --------       ------        -----       --------     --------
               11,682         481,653           36           19         (1,129)     492,261
              -------        --------       ------        -----       --------     --------
                1,183          25,000           --          210        (25,210)       1,183
               54,463          21,983        4,562         (184)       (26,361)      54,463
                1,948           1,948           --           --         (1,948)       1,948
              -------        --------       ------        -----       --------     --------
               57,594          48,931        4,562           26        (53,519)      57,594
              -------        --------       ------        -----       --------     --------
              $69,276        $530,584       $4,598        $  45       $(54,648)    $549,855
              =======        ========       ======        =====       ========     ========

                 RICHFIELD STATE AGENCY, INC. AND SUBSIDIARIES

                      CONSOLIDATING STATEMENTS OF INCOME
              (In thousands, except share and per share amounts)
                    Years Ended December 31, 1999 and 1998

                                                                     1999
                              -----------------------------------------------------------------------------------
                              Richfield State Richfield Bank   Eastwood    R Security
                               Agency, Inc.    & Trust Co.   Village, LLC Systems, Inc. Eliminations Consolidated
                              --------------- -------------- ------------ ------------- ------------ ------------
Interest income:
 Loans.......................     $    --        $31,719         $ --         $ --        $     --     $31,719
 Securities:
   Taxable...................          --          2,948           --           --              --       2,948
   Tax-exempt................          --          4,400           --           --              --       4,400
 Federal funds sold..........          --            421           --           --              --         421
                                  -------        -------         ----         ----        --------     -------
                                       --         39,488           --           --              --      39,488
                                  -------        -------         ----         ----        --------     -------
Interest expense:
 Deposits....................          --         13,334           --           --              --      13,334
 Short-term borrowings.......         418          1,822           --           --              --       2,240
 Notes payable...............         457             --           --           --              --         457
                                  -------        -------         ----         ----        --------     -------
                                      875         15,156           --           --              --      16,031
                                  -------        -------         ----         ----        --------     -------
     Net interest income.....        (875)        24,332           --           --              --      23,457
Provisions for loan losses...          --            834           --           --              --         834
                                  -------        -------         ----         ----        --------     -------
     Net interest income
       after provision for
       loan losses...........        (875)        23,498           --           --              --      22,623
                                  -------        -------         ----         ----        --------     -------
Other income:
 Service charges and other
   fees......................          --          5,083           --           --              --       5,083
 Trust fees..................          --          3,694           --           --              --       3,694
 Securities gains, net.......          --            397           --           --              --         397
 Other income................       2,311             --          600          214            (977)      2,148
                                  -------        -------         ----         ----        --------     -------
                                    2,311          9,174          600          214            (977)     11,322
                                  -------        -------         ----         ----        --------     -------
Other expenses:
 Salaries and employee
   benefits..................         303         13,739           --           --              --      14,042
 Occupancy expenses..........       1,175          3,160           --           --            (977)      3,358
 Other expenses..............       1,170          4,099          484          223              --       5,976
                                  -------        -------         ----         ----        --------     -------
                                    2,648         20,998          484          223            (977)     23,376
     Income (loss) before
       income taxes..........      (1,212)        11,674          116           (9)             --      10,569
Income tax expense...........        (119)         1,045           11           --              --         937
                                  -------        -------         ----         ----        --------     -------
     Income (loss) before
       equity in income
       of subsidiary.........      (1,093)        10,629          105           (9)             --       9,632
Equity in income of
  subsidiaries...............      10,725             --           --           --         (10,725)         --
                                  -------        -------         ----         ----        --------     -------
     Net income..............     $ 9,632        $10,629         $105         $ (9)       $(10,725)    $ 9,632
                                  =======        =======         ====         ====        ========     =======

                                           1998
-   -----------------------------------------------------------------------------------
    Richfield State Richfield Bank   Eastwood    R Security
     Agency, Inc.     & Trust Co   Village, LLC Systems, Inc. Eliminations Consolidated
-   --------------- -------------- ------------ ------------- ------------ ------------
        $   --         $30,617         $ --         $ --        $    --      $30,617
            --           1,901           --           --             --        1,901
            --           3,846           --           --             --        3,846
            --           1,324           --           --             --        1,324
        ------         -------         ----         ----        -------      -------
            --          37,688           --           --             --       37,688
        ------         -------         ----         ----        -------      -------
            --          14,102           --           --             (1)      14,101
             5             663           --           --             --          668
           638              --           --           --             --          638
        ------         -------         ----         ----        -------      -------
           643          14,765           --           --             (1)      15,407
        ------         -------         ----         ----        -------      -------
          (643)         22,923           --           --              1       22,821
            --           1,079           --           --             --        1,079
        ------         -------         ----         ----        -------      -------
          (643)         21,844           --           --              1       21,202
        ------         -------         ----         ----        -------      -------
            --           2,806           --           --             --        2,806
            --           3,553           --           --             --        3,553
            --             511           --           --             --          511
         2,029              --          581          440         (1,080)       1,970
        ------         -------         ----         ----        -------      -------
         2,029           6,870          581          440         (1,080)       8,840
        ------         -------         ----         ----        -------      -------
           299          11,579           --          293             --       12,171
           365           2,783           --          136         (1,047)       2,237
         1,060           3,485          451           69            (32)       5,033
        ------         -------         ----         ----        -------      -------
         1,724          17,847          451          498         (1,079)      19,441
          (338)         10,867          130          (58)            --       10,601
          (353)          1,616           13            2             --        1,278
        ------         -------         ----         ----        -------      -------
            15           9,251          117          (60)            --        9,323
         9,308              --           --           --         (9,308)          --
        ------         -------         ----         ----        -------      -------
        $9,323         $ 9,251         $117         $(60)       $(9,308)     $ 9,323
        ======         =======         ====         ====        =======      =======

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law require a corporation to indemnify a director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation's obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorneys' and other expenses, except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

   Unless otherwise provided in a corporation's articles of incorporation or bylaws, or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the Wisconsin Business Corporation Law.

   Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

   The indemnification provisions of Section 180.0850 to 180.0859 are not exclusive. A corporation may expand an officer's or director's rights to indemnification: (i) in its articles of incorporation or bylaws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation's voting shares then issued and outstanding.

   As permitted by Section 180.0858, Marshall & Ilsley has adopted indemnification provisions in its bylaws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of Marshall & Ilsley's bylaws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. Marshall & Ilsley has purchased directors' and officers' liability insurance which insures Marshall & Ilsley's officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 21.  Exhibits and Financial Statement Schedules.

   (a) Exhibits. See the Exhibit Index.

   (b) Financial Statement Schedules. Not applicable.

   (c) Report, Opinion or Appraisal. See Exhibits 5 and 8.

Item 22.  Undertakings.

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other items of the applicable form.

   (d) That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on January 17, 2002.


                                          MARSHALL & ILSLEY CORPORATION

                                                   /S/  D.J. KUESTER
                                          By: _______________________________
                                                       D.J. Kuester,
                                               President and Chief Executive
                                                Officer (Principal Executive
                                                          Officer)

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


      Signature                     Title                        Date
      ---------                     -----                        ----

  /S/  M.F. FURLONG   Executive Vice President and      Date: January 17, 2002
 --------------------   Chief Financial Officer
     M.F. Furlong       (Principal Financial Officer)

 /S/  P.R. JUSTILIANO Senior Vice President and         Date: January 17, 2002
 --------------------   Corporate Controller (Principal
   P.R. Justiliano      Accounting Officer)


Directors:

   Richard A. Abdoo, David L. Andreas, Oscar C. Boldt, Wendell F. Beuche, Jon
   F. Chait, Timothy E. Hoeksema, Bruce E. Jacobs, Burleigh E. Jacobs, Donald
   R. Johnson, Ted D. Kellner, James F. Kress, D.J. Kuester, Katharine C. Lyall, Edward L. Meyer, Jr., San W. Orr, Jr., Peter M. Platten, III, Robert
   A. Schaefer, John S. Shiely, James A. Urdan, George E. Wardeberg and J.B. Wigdale.



           /S/  M.F. FURLONG                 Date: January 17, 2002
*By: ________________________________
               M.F. Furlong
           As Attorney-in-Fact*

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* Pursuant to authority granted by powers of attorney, copies of which have been previously filed.

                                 EXHIBIT INDEX



 (2)(a) Agreement and Plan of Merger between Richfield State Agency, Inc. and Marshall & Ilsley
        Corporation dated as of November 18, 2001 (included as Appendix A to the Proxy Statement/
        Prospectus included in this Registration Statement). (Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and
        Plan of Merger. M&I hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

    (b) Plan of Merger between Richfield State Agency, Inc. and Marshall & Ilsley Corporation (included as
        Appendix B to the Proxy Statement/Prospectus included in this Registration Statement)

    (c) Shareholder Voting Agreement dated as of November 18, 2001 between Marshall & Ilsley Corporation and each of the shareholders signatory thereto*

 (3)(a) Restated Articles of Incorporation, as amended, incorporated by reference to M&I's Quarterly Report on form 10-Q for the quarter ended September 30, 2000, SEC File No. 1-15403

    (b) Bylaws, as amended, incorporated by reference to M&I's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, SEC File No. 1-15403

 (5)    Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered*

 (8)(a) Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the merger*

    (b) Opinion and consent of Fredrikson & Byron, P.A. regarding the federal income tax consequences of the merger*

(23)(a) Consent of Arthur Andersen LLP, regarding the audited financial statements of Marshall & Ilsley
        Corporation*

    (b) Consent of Larson, Allen, Weishair & Co. LLP regarding the audited financial statements of Richfield
        State Agency, Inc.*

    (c) Consent of Godfrey & Kahn, S.C. (included in Exhibit 5 hereto)

    (d) Consent of Godfrey & Kahn, S.C. (included in Exhibit 8(a) hereto)

    (e) Consent of Fredrikson & Byron, P.A. (included in Exhibit 8(b) hereto)

(24)    Powers of Attorney*

(99)(a) Form of Proxy to be used by Richfield State Agency, Inc.*

(99)(b) Form of Election to be used by Richfield State Agency, Inc.


   M&I will provide a copy of any instrument defining the rights of holders of long-term debt to the Commission upon request.

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*  Previously filed.